Exhibit 99.1
1
Deutsche Bank
Interim Report as of June 30, 2024

Content

Management report
4
Global economy
4
Banking industry
5
Strategy
6
Group results
9
Group results at a glance
13
Segment results
14
Financial position
23
Outlook
26
Risks and Opportunities
31
Risks
31
Opportunities
35
Risk information
36
Additional information
49
Management and Supervisory Board
49
Consolidated statement of income
50
Income statement
50
Earnings per common share
50
Consolidated statement of comprehensive income
51
Consolidated balance sheet
52
Consolidated statement of changes in equity
53
Consolidated statement of cash flows
54
Basis of preparation/impact of changes in accounting principles
56
Segment results
60
Information on the consolidated income statement
66
Net interest income and net gains (losses) on financial assets/liabilities at fair value through profit or loss
66
Commissions and fee income
67
Gains and losses on derecognition of financial assets measured at amortized cost
68
Restructuring
69
Effective tax rate
70
Information on the consolidated balance sheet
71
Financial instruments carried at fair value
71
Fair value of financial instruments not carried at fair value
85
Allowance for credit losses
87
Provisions
97
Credit related commitments and contingent liabilities
98
Long-term debt
98
Other financial information
99
Shares issued and outstanding
99
Related party transactions
99
Events after the reporting period
100
Non-GAAP financial measures
101
Imprint
108
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Deutsche Bank
Interim Report as of June 30, 2024

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Deutsche Bank
Interim Report as of June 30, 2024

Management report

Global economy
Economic growth (in %)[1]	Jun 30, 2024	Dec 31, 2023[4]	Main driver
Global Economy[2]	3.2	3.1
The global economy was robust in the first half of 2024, although growth dynamics varied in the individual regions. Global trade volumes recovered and inflation continued to soften. However, due to slow progress, inflation remained above the target values aimed for by various central banks. Geopolitical developments continued to cause uncertainty to global economic growth

Of which:
Developed countries	1.5	1.5
In the developed countries, the U.S. economy in particular proved to be very robust, despite the continued restrictive monetary policy. The Eurozone economy started to re-gain growth after a phase of stagnation, with foreign trade being the most important driver. Despite trending lower, inflation rates were still above the central banks' targets

Emerging markets	4.3	4.2
Growth momentum improved, mainly supported by lower than expected inflation and significant interest rate cuts. Weakness in industrial production and trade bottomed out, helping the regions aligned to Europe and the U.S. to some extent

Eurozone Economy[3]	0.5	0.5
The economy of the Eurozone slowly picked up again, driven primarily by foreign trade. Growing wages and easing consumer price inflation provided tailwinds for private consumption, but the momentum varied regionally. In June, the European Central Bank lowered interest rates cautiously

Of which: Germany Economy	0.1	(0.2)
The German economy expanded again slightly with net exports being a growth driver while investment activity weakened. Despite regained purchasing power from easing inflation and growing wages, private consumption remained soft. The labor market remained robust

U.S. Economy[3]	2.9	2.5
The U.S. economy proved to be very resilient despite the Federal Reserve's (Fed) restrictive monetary policy stance. Inflation overall weakened, but some components remained persistent. The labor market became more balanced in the first half of the year. Against this backdrop, the Fed kept the key interest rate unchanged

Japanese Economy[3]	(0.8)	1.8
Japan's GDP shrank at the beginning of the year, particularly as a result of weak domestic demand, but wage growth is likely to have provided a tailwind for private consumption. The recovery of trading partners provided a positive impetus for exports. The Bank of Japan ended its long period of negative interest rates

Asia Economy[3,5]	5.1	5.2
The robust economy in the region overall and the beginning recovery of trading partners among developed countries supported the Asian economies. In addition, the positive dynamics of the Chinese economy also provided a tailwind

Of which: Chinese Economy	4.7	5.2
Foreign trade gave the Chinese economy a positive impulse. Domestic demand was less dynamic, the real estate sector in particular provided a headwind for private consumption. The Peoples Bank of China kept its interest rate policy stable

1 Annual Real GDP Growth (% YoY). Sources: National Authorities unless stated otherwise
2 The Global Economy growth rates are only available on an annual basis, hence full year forecasts for 2024 were used for half year numbers
3 Quarterly Real GDP Growth (% YoY) Sources: Deutsche Bank Research. The half yearly numbers are not available, hence quarterly growth rates were used as indicative growth percentage
4 Some economic data for 2023 was revised by public statistics authorities. As a result, this data may differ from previously published
5 Includes China, Hong Kong, India, Indonesia, Malaysia, Philippines, Singapore, Sri Lanka, South Korea, Taiwan, Thailand and Vietnam; excludes Japan
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Deutsche Bank
Interim Report as of June 30, 2024

Banking industry

	Jun 30, 2024
Growth year-over-year (in %)	Corporate Lending	Retail Lending	Corporate Deposits	Retail Deposits	Main driver
Eurozone[1]	(0.3)	0.1	2.0	2.2
Both corporate and retail loans outstanding remained largely flat in recent months and compared to prior year. Deposit growth picked up moderately, after the slump last year, as higher interest rates and lower inflation made deposits more attractive for households as well as companies

Of which: Germany[1]	(0.2)	0.5	4.2	3.8
Corporate lending continues to stagnate, as elevated rates and policy uncertainty, on top of a weak macroeconomic environment, provided substantial headwinds for firms. Retail loans seem to have bottomed out in the past few months and are slightly higher on a year over year basis. Nevertheless, mortgage growth is the lowest since 2011, although the stock is not shrinking. The same is not true for other loans to households, particularly instalment loans, which have declined over the past year. Similar to the euro area as a whole, private-sector deposit growth has picked up considerably in recent months

US	1.8	2.3	1.6[2]	1.6[2]
Lending trends have recently converged, with growth in corporate loans accelerating and retail loans decelerating. However, both retail and corporate loans remain at a relatively moderate level on a longer-term comparison, primarily as a result of high interest rates. Growth in total deposits has recovered and is mildly positive again after two years of shrinkage. However, deposit growth is still overall subdued

China[1]	11.2	3.8	(2.9)	10.5
Following a temporary pickup last year, corporate lending decreased somewhat, yet remained robust. By contrast, retail lending momentum tumbled further to the weakest level on record (which starts in 2007). Corporate deposits, where time series begin in 2008, show a similar development and there had only been one brief year on year decline before, in 2011. Household deposit volumes, however, which are almost twice as large, continued to expand by double digits

1 May 31, 2024
2 Total U.S. deposits as sector breakdown is not available
Commercial Real Estate (CRE) markets remain under stress from the impact of high interest rates and borrowing costs, tight lending conditions and economic headwinds, particularly in the U.S. office market with risks compounded by post-pandemic shifts in working patterns. This is leading to ongoing pressure on collateral values, particularly in the office sector, although recent evidence suggests that CRE property prices are stabilizing and investor appetite has picked up compared to 2023. Stress in the CRE sector has also given rise to market concerns around investors’ redemptions in Real Estate Investment Trusts and potential impact to banks with larger concentrations, including selected U.S. regionals and specialized banks in Europe.
The Origination & Advisory industry fee pool of € 38.5 billion was up 17% year on year in the first half of 2024, and 10% higher than the pre-COVID-19 5-year average (2015-2019). The Mergers & Acquisitions fee pool (largely reflecting closed deals) was roughly flat, while announced volumes were up 27% with a shift towards larger deals. Public-to-private volumes were up 56% in the first half of 2024, with the second quarter being one of the most active on record. In capital markets, Equity Capital Markets volumes were up 10% year on year, with the fee pool roughly flat due to a change in product mix, with Initial Public Offering volumes remaining suppressed given the ongoing market uncertainty. Leverage Debt Capital Markets was robust in the first six months of 2024, up 69% from a weak 2023. While the pool was in line with the pre-COVID-19 average, volumes are significantly higher, illustrating the prevalence of lower fee refinancings. The investment grade debt market is up 21% and at near record levels as the second quarter remained busy following record first quarter issuance. In Fixed Income the bank’s assessment is that while revenue pools remained at elevated levels compared to historical averages, they are below the levels seen in 2023. Foreign exchange activity decreased across the ten most traded currencies globally, with Rates and Emerging Markets revenues declining from strong levels in the prior year, driven by several factors, including the continued uncertainty around changes in the global interest rate environment. Within Credit, performance is expected to be in line with the prior year, as the favorable environment for secondary trading with the general trend of tightening spreads continues. In Financing client demand appears to have remained stable and broadly aligned to the prior year.
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Deutsche Bank
Interim Report as of June 30, 2024

Strategy

The following section provides an update on the progress of Deutsche Bank’s strategy implementation in the second quarter of 2024 and should be read in conjunction with the Strategy section provided in the Annual Report 2023.
Global Hausbank
Deutsche Bank’s strategic and financial roadmap through 2025 aims to position Deutsche Bank as a Global Hausbank to its clients around the world, and to achieve the bank’s 2025 financial targets and capital objectives. The Global Hausbank strategy is underpinned by three key themes: risk management, sustainability and technology, all of which have become even more important considering the ongoing geopolitical and macroeconomic challenges.
Deutsche Bank’s key performance indicators 2025
Financial targets and capital objectives for 2025
Financial targets:
– Post-tax return on average tangible equity of above 10% for the Group
– Compound annual growth rate of revenues between 2021 and 2025 of 5.5 to 6.5%
– Cost/income ratio of less than 62.5%
Capital objectives:
– Common Equity Tier-1 capital ratio of approximately 13%
– 50% Total payout ratio from 2025
Deutsche Bank reaffirms its financial targets as well as the bank’s capital objectives for 2025.
Adjusted costs and post-tax return on average tangible equity are non-GAAP financial measures. Please refer to “Non-GAAP financial measures” of this report for the definitions of such measures and reconciliations to the IFRS numbers on which they are based.
Our financial targets and capital objectives are based on our financial results prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and endorsed by the European Union (“EU”). For further details, please refer to the section ‘Basis of preparation/impact of changes in accounting principles’ in this report.
Progress on strategy implementation
Deutsche Bank made progress on all dimensions of its Global Hausbank strategy during the second quarter of 2024 by progressing on revenue growth and operational and capital efficiency.
Revenues grew by 3% year on year to € 7.3 billion in the second quarter of 2024, with double-digit growth in commissions and fee income and essentially stable net interest income in the key segments of the banking book. The bank’s compound annual revenue growth rate over the last 12 months since 2021 was 8.1% at the end of the quarter, within the bank’s raised target range of between 5.5% and 6.5%. Revenues for the first six months of 2024 were € 14.7 billion, down 1% year on year.
Adjusted costs were € 5.0 billion in the second quarter, up 2% compared to the second quarter of 2023 and in line with the bank’s guidance for adjusted costs of € 5.0 billion per quarter in 2024. The bank made further progress on its € 2.5 billion Operational Efficiency program, which includes optimization of the platform in Germany and workforce reductions, notably in non-client-facing roles.
Deutsche Bank delivered further RWA reductions during the second quarter, through data and process improvements, representing further progress towards the bank’s target of € 25-30 billion in optimizations by the end of 2025. As anticipated, the bank completed its share repurchase program launched on March 4, 2024, on July 11, 2024. Under this program, 46.4 million shares were repurchased for € 675 million, bringing cumulative shareholder distributions through dividends and share repurchases to over € 3.3 billion since 2022.
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Deutsche Bank
Interim Report as of June 30, 2024

Sustainability
Deutsche Bank made further progress in implementing its sustainability agenda. Major deal highlights included:
– Involvement as senior mandated lead arranger and hedging bank on H2 Green Steel's € 4.2 billion project financing for the world's first large scale green steel plant, with an integrated green hydrogen and green iron production in Northern Sweden
– Acting as joint bookrunner, sole ratings advisor, and sole green structuring agent for Continuum's U.S. $ 650 million senior secured green notes. This was the fourth consecutive capital market transaction for Continuum, a leading renewable energy provider in India, which was led by Deutsche Bank
– Acting as lender to HES International, a leading European multi-purpose bulk terminal operator, for its € 1 billion refinancing. The transaction is structured as a sustainability-linked loan with KPIs closely aligned to the company's transition plan to phase out thermal coal over time and diversify its portfolio towards other commodities
– Issuing its inaugural € 500 million social bond on July 3, the issuance was oversubscribed by 13 times
Internal ESG-related achievements of Deutsche Bank included the amendment of Deutsche Bank’s Code of Conduct as well as the rollout of a mandatory group-wide awareness training in early July on how to manage sustainability-related risks in line with the European Banking Authority's final report on greenwashing.
Furthermore, Laura Padovani was appointed to the Management Board, which raised female representation to 20%. Additionally, Deutsche Bank was listed as one of ‘The Times’ Top 50 Employers for Gender Equality 2024 as well as recognized as Financial Services Employer of the Year at the InsideOut Mental Health Awards. On top of that, the bank launched two new Corporate Social Responsibility programs providing financial education to low-income women in India and migrant children in China.
The second quarter of 2024 was also characterized by external recognition for Deutsche Bank’s Sustainable Finance efforts such as second place in the “ESG Transformation Award 2024” by the management and IT consultancy “Consileon”, “Best ESG Solution” awards in China, Indonesia and India and “Best Trade Finance Solution” for three ESG transactions at the 2024 “The Asset awards”. Furthermore, Deutsche Bank hosted several events, such as the Climate and Security Day in London and the Sustainable Aviation Investor Event in Frankfurt.
Deutsche Bank segments
Corporate Bank continues to work towards its strategic ambitions, leveraging its strong brand and deep client relationships and aiming to offer a full range of advisory and financing solutions. In the second quarter of 2024, the segment made further progress on growing noninterest revenues, in particular, commissions and fee income with corporate and institutional clients, while net interest income in deposit businesses remained resilient. The segment also had continuous momentum with clients in the FinTech, Platform & Tech industry segments, particularly the European neo-broker sector. In the Euromoney Awards for Excellence 2024, Corporate Bank was awarded as the World’s Best Bank for Corporates and Best Bank for Corporates in Germany. Additionally, Corporate Bank Germany was also awarded by the 2024 FINANCE magazine survey as the best bank in corporate banking, number one Hausbank, number one in Cash Management/Payment Transactions and in Trade and Export Finance. As a transition partner, Corporate Bank continues to help clients across sector value chains to achieve their strategic goals by offering a broad suite of sustainable finance solutions and sector aligned ESG industry expertise. In the second quarter of 2024, Corporate Bank completed several project finance transactions related to green steel, demonstrating the segment’s strategic focus on accompanying the bank’s client’s transition towards a carbon neutral economy.
During the second quarter of 2024, the Investment Bank continued to deliver against its strategic objectives, driving revenue growth. Origination and Advisory continued to outperform in 2023, with revenues doubling compared to the prior year quarter, and Strategic Advisory increasing by more than two-fold. This follows the targeted investment in senior coverage professionals in 2023 and build out of the client strategy function. In Fixed Income & Currencies (FIC), revenues were essentially flat year on year despite an uncertain market environment, while the development of the franchise continued, with robust client activity and a continued focus upon driving efficiency across the franchise, whilst identifying targeted growth areas. During the quarter, Deutsche Bank executed several important transactions including acting as joint bookrunner, sole ratings advisor, and sole green structuring agent for Continuum’s U.S.$ 650 million senior secured green notes. This was the fourth consecutive capital market transaction for the company which was led by Deutsche Bank.
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Deutsche Bank
Interim Report as of June 30, 2024

Private Bank maintained a positive growth momentum in the second quarter of 2024, fueled by strong asset gathering and disciplined execution on its strategic transformation. In Wealth Management & Private Banking, the business sharpened its focus on Ultra-High Net Worth clients with dedicated, industry-specific expert coverage in Germany and further built out its distinctive One-Bank synergetic proposition for entrepreneurial families both in the home market and internationally. After a successful three-decade-long history in Germany and more recently in the UK, the bank’s first Family Office Conference was held in Singapore in May, strengthening thought-leadership engagement in Asia for the family office segment. The segment continued focus on Discretionary Portfolio Management and more intensely leveraged product capabilities across segments and markets (e.g., deposits and advisory solutions) to unlock further client activation and growth. In Personal Banking business, Private Bank continued to optimize and transform its physical footprint through the closure of 27 branches across Germany, Italy and Spain, which was complemented by the successful launch of innovative formats (flagships and advisory offices) and the broader roll-out of the remote channel. In Germany, digitalization and product enhancements in the Postbank mobile app continued to attract digital client engagement. Within the international region, the Personal Banking franchise effectively progressed and refocused on the dynamic affluent client segment while maintaining full commitment to the efficiency initiatives launched in recent quarters.
Asset Management continued with its execution activities along the four strategic clusters of “Growth”, “Value”, “Build” and “Reduce” throughout the first half of 2024. Within the “Growth” cluster, Passive including Xtrackers products continued their growth momentum, especially across UCITS and mandates businesses. This included the launch of several new products, for example, Xtrackers MSCI World ex USA UCITS ETF, Xtrackers RREEF Global Natural Resources ETF and the first actively managed ETF in the U.S. In the “Value” cluster, Asset Management worked on its product range strategy for Equity, Fixed Income and Multi Asset, including extending the product range, while also liquidating and merging funds as part of the continuous efficiency measures. Within the “Build” cluster, Asset Management has advanced the digital capabilities of the segment by improving its IT applications and introducing the ability for investors to purchase investment products on various on-line and mobile platforms, in addition to launching two physically backed cryptocurrency exchange traded certificates, providing investors access to Bitcoin and Ethereum. Most of the “Reduce” strategies for potential divestment have been concluded, including the execution of global efficiency measures, such as reorganization and de-layering of management levels.
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Deutsche Bank
Interim Report as of June 30, 2024

Group results

Deutsche Bank’s profit before tax was € 130 million for the second quarter of 2024, or € 1.5 billion excluding a previously announced provision of € 1.3 billion for litigation related to the Postbank takeover. This compares to profit before tax of € 1.1 billion in the second quarter of 2023. Post-tax loss was € 145 million, down from post-tax profit of € 693 million in the prior year quarter.
Deutsche Bank’s target ratios were also impacted by the Postbank litigation provision but improved year on year excluding this effect. Post-tax return on average shareholders’ equity (RoE) was negative 2.1%, compared to 3.3% in the prior year quarter. Post-tax return on average tangible shareholders’ equity (RoTE) was a negative 2.3%, or 5.4% if adjusted for the Postbank litigation provision, compared to RoTE of 3.7% in the prior year quarter. The cost/income ratio was 92%, or 73% excluding the Postbank litigation provision, compared to a cost/income ratio of 79% in the prior year quarter.
For the first six months of 2024, profit before tax was € 1.8 billion, or € 3.1 billion excluding the Postbank litigation provision, compared to profit before tax of € 3.0 billion in the first half of 2023. Post-tax profit was € 1.0 billion, compared to € 2.1 billion in the prior year period. Post-tax RoE was 2.0%, compared to 5.6% in the prior year period. Post-tax RoTE was 2.2%, or 6.0% excluding the Postbank litigation provision, compared to RoTE of 6.2% in the prior year period. The cost/income ratio was 82%, or 73% excluding the Postbank litigation provision, compared to a cost/income ratio of 75% in the prior year period.
Continued delivery of the Global Hausbank strategy
Deutsche Bank made progress on all dimensions of its accelerated Global Hausbank strategy in the quarter:
– Revenue growth : Revenues grew by 3% year on year to € 7.3 billion in the second quarter of 2024, with double-digit growth in commissions and fee income and stable net interest income in the key segments of the banking book. The bank’s compound annual revenue growth rate over the last 12 months since 2021 was 8.1% at the end of the quarter, above the bank’s raised target range of between 5.5% and 6.5%. Revenues for the first six months of 2024 were € 14.7 billion, down 1% year on year.
– Operational efficiency : Adjusted costs were € 5.0 billion in the second quarter, up 2% compared to the second quarter of 2023 and in line with the bank’s guidance for adjusted costs of € 5.0 billion per quarter in 2024. The bank made further progress on its € 2.5 billion Operational Efficiency program, which includes optimization of the platform in Germany and workforce reductions, notably in non-client-facing roles. Total savings either realized or expected from measures completed reached € 1.5 billion, including € 1.2 billion in realized savings. Workforce reductions related to the Operational Efficiency program reached a cumulative total of 2,700 full-time equivalents (FTEs), including 700 during the second quarter, nearly 80% of the planned total though end-2024. In addition, contract external staff have been reduced by approximately 1,100 in 2024 to date.
– Capital efficiency : Deutsche Bank delivered RWA equivalent benefits of a further € 4 billion during the second quarter through data and process improvements. As a result, cumulative RWA reductions from capital efficiency measures reached € 19 billion, marking further progress towards the bank’s raised goal of € 25-30 billion by the end of 2025. As anticipated, the bank completed the share repurchase program launched on March 4, 2024 on July 11, 2024. Under this program, 46.4 million shares were repurchased for € 675 million, bringing cumulative shareholder distributions through dividends and share repurchases to € 3.3 billion since 2022.
Revenues: on track towards 2024 guidance
Net revenues were € 7.3 billion in the second quarter, up 3% over the second quarter of 2023. Commissions and fee income grew 12% year on year to € 2.6 billion, the second consecutive quarter of double-digit growth. Net interest income in the key segments of the banking book was stable year on year; Group reported net interest income was lower, driven by asymmetries in the recognition of revenues arising from certain hedging positions which are recorded in noninterest income. These asymmetries do not impact the Group’s total revenues. For the first six months, revenues decreased by 1% to € 14.7 billion and commissions and fee income grew 12% to € 5.2 billion.
9
Deutsche Bank
Interim Report as of June 30, 2024

Revenue development in the bank’s core businesses was as follows:
–
Corporate Bank net revenues were € 1.9 billion, essentially flat compared to the second quarter of 2023. Net interest income was € 1.3 billion, down 2% year on year, reflecting the expected normalization of deposit revenues and the discontinuation of remuneration for minimum reserves by the ECB. This development was offset by 9% growth in commissions and fee income to € 624 million, driven partly by growth in Trade Finance and Lending. Corporate Treasury Services revenues were € 1.1 billion, down 2% year on year, while Institutional Client Services revenues rose 8% to € 532 million and Business Banking revenues declined 9% year on year to € 332 million. For the first six months, net revenues declined 3% to € 3.8 billion. Corporate Treasury Services revenues were down 6% to € 2.1 billion, while Institutional Client Services revenues grew 6% to € 995 million and Business Banking revenues declined 4% to € 678 million. In the Euromoney Awards for Excellence 2024, Deutsche Bank was named World’s Best Bank for Corporates and Best Bank for Corporates in Germany. In the 2024 survey by FINANCE magazine, Deutsche Bank was named Best Corporate Bank in Germany, Best Hausbank, #1 in Cash Management/Payment Transactions and #1 in Trade and Export Finance.
–
Investment Bank net revenues were € 2.6 billion, up 10% over the second quarter of 2023. Growth was primarily driven by a doubling of Origination & Advisory revenues to € 585 million, with Advisory revenues up nearly threefold and Debt Origination growing 88% year on year, as Deutsche Bank made share gains in a growing fee pool (source: Dealogic). Revenues in Fixed Income & Currencies (FIC) declined 3% to € 2.1 billion. Financing revenues were essentially stable year on year, as were Credit Trading revenues, as strength in the flow business, reflecting investments in prior periods, offset the impact of the non-recurrence of a strong prior year quarter in Distressed. Emerging Markets revenues were in line with a strong prior year quarter. Rates revenues were slightly lower year on year, reflecting an uncertain interest rate environment, while Foreign Exchange revenues were lower as lower market volatility more than offset strength in the Spot business following investments in technology. For the first six months, Investment Bank revenues grew 12% to € 5.6 billion, driven primarily by growth of 76% in Origination & Advisory revenues to € 1.1 billion. Deutsche Bank’s share of a growing global Origination & Advisory fee pool rose by more than 70 basis points to 2.6%, and the bank’s global ranking rose from 11th to 7th compared to the full year 2023 (source: Dealogic). These gains reflected strength across Debt Origination and growth in M&A. FIC revenues rose 3% to € 4.6 billion, driven by 7% growth in Financing revenues to € 1.6 billion. In the Euromoney Awards for Excellence 2024, Deutsche Bank was named Best Investment Bank in Germany, while in the 2024 survey by FINANCE magazine, Deutsche Bank was awarded Best Advice on DCM business, Best Advice on ECM business/IPOs and Best M&A Advice.
–
Private Bank net revenues were € 2.3 billion, down 3% year on year. Net interest income declined by 7% in an environment of stabilizing interest rates; this was partly offset by growth in investment products, reflecting the Private Bank’s strategy of growing noninterest income. Revenues in Personal Banking were down 7% year on year; the impact of higher hedging costs, and higher funding costs including the impact of the discontinuation of remuneration for minimum reserves by the ECB, was partly offset by double-digit growth in deposit revenues and growth in lending revenues. Revenues in Wealth Management & Private Banking grew by 3% year on year, as double-digit growth in lending and higher revenues in investment products more than offset a decline in deposit revenues. Assets under management grew by a further € 7 billion during the quarter to € 613 billion, driven by net inflows of € 7 billion. For the first six months, Private Bank net revenues were € 4.7 billion, down 3% year on year. A 6% year-on-year decline in Personal Banking revenues, to € 2.6 billion, was partly offset by 2% growth in Wealth Management & Private Banking revenues to € 2.1 billion. Net inflows for the first six months of 2024 were € 19 billion, up from € 10 billion in the prior year period. Assets under management, at € 613 billion, were € 48 billion higher than at the end of the first half of 2023.
–
Asset Management net revenues were € 663 million in the second quarter, up 7% on the second quarter of 2023. Management fees were € 613 million, up 6%, predominantly in liquid products, driven by growth in average assets under management. Performance and transaction fees were € 10 million, down from € 57 million in the prior year quarter, driven by a non-recurrence of the prior year period performance fees in Alternatives. Assets under management were € 933 billion at the end of the quarter, compared to € 941 billion at the end of the previous quarter. The negative impact of net outflows of € 19 billion, driven by lower-margin mandates in Fixed Income and Advisory Services and partly offset by continued inflows in Passive, was partly counterbalanced by the positive impact of rising market levels. For the first six months, net revenues were € 1.3 billion, up 6% year on year, driven by 5% growth in management fees to € 1.2 billion; this more than offset a decline in performance and transaction fees to € 27 million, from € 68 million in the prior year period. Assets under management at € 933 billion, were € 74 billion higher than at the end of the first half of 2023.
10
Deutsche Bank
Interim Report as of June 30, 2024

Expenses: adjusted costs remain in line with quarterly guidance for 2024

Noninterest expenses were € 6.7 billion in the second quarter, up from € 5.6 billion in the second quarter of 2023, or € 5.4 billion excluding the Postbank litigation provision, 4% lower than noninterest expenses in the prior year quarter. Nonoperating costs were € 1.7 billion, up from € 655 million in the second quarter of 2023, predominantly driven by this provision; restructuring and severance charges related to strategy implementation were € 106 million, down from € 260 million in the prior year quarter.
Adjusted costs were € 5.0 billion in the second quarter, in line with the bank’s quarterly adjusted cost guidance for 2024 and up 2% compared to the second quarter of 2023. As anticipated, compensation and benefits expenses were higher, reflecting wage growth, higher accruals for variable compensation and strategic growth initiatives including hiring and the acquisition of Numis; this was largely offset by lower technology costs, reflecting the bank’s efforts to streamline its technology platform, and reductions in professional services expenses.
The workforce was 89,470 internal full-time equivalents (FTEs) at the end of the second quarter, a reduction of 854 during the quarter. Strategic hiring, which has added around 900 roles in business growth, technology and controls year to date, and continued internalizations, were more than offset by leavers during the period, reflecting operational efficiency measures.
For the first six months, noninterest expenses were € 12.0 billion, up 9% from € 11.1 billion in the prior year period. Excluding the Postbank litigation provision, noninterest expenses were € 10.7 billion, 4% lower than noninterest expenses in the prior year period. Adjusted costs were down 2% year on year to € 10.1 billion.
Provision for credit losses remains contained
Provision for credit losses was € 476 million in the quarter, up from € 401 million in the prior year quarter and from € 439 million in the first quarter of 2024. In the second quarter of 2024, provisions for performing (Stage 1 and 2) loans were € 35 million, driven by portfolio movements and the net effect of overlays. Provision for non-performing (Stage 3) loans were € 441 million in the quarter, down from € 471 million in the previous quarter. This reduction was driven by the Private Bank and partly offset by an increase in the Corporate Bank primarily driven by a small number of individual defaults; provisions in the Investment Bank were stable quarter on quarter and remain largely related to Commercial Real Estate.
For the first six months, provision for credit losses was € 915 million, compared to € 772 million in the prior year period. Corporate Bank provisions were up 9% year on year at € 198 million, while Private Bank provisions were down 11% to € 367 million, benefitting from the sale of non-performing loans and the non-recurrence of provisions relating to a small number of idiosyncratic events in the prior year period. Investment Bank provisions were € 313 million, materially higher than the prior year period, and largely affected by the commercial real estate sector. The bank now expects the full-year 2024 provision for credit losses to be slightly above 30 basis points, above prior guidance. This reflects commercial real estate provisions which are moderately lower, although improving at a slower-than-expected pace, as well as improvements in the Corporate Bank.
Solid capital, liquidity and funding metrics
The Common Equity Tier 1 (CET1) capital ratio improved to 13.5% in the quarter, due to higher Common Equity Tier 1 capital reflecting lower regulatory capital deduction items, while strong underlying earnings were offset by the negative impact of the Postbank litigation provision. RWA growth due to higher operational risk and market risk RWA was largely offset by progress on the capital efficiency program during the quarter. On July 11, 2024, the bank completed its € 675 million share repurchase program, taking total capital distributions, including the bank’s € 0.45 per share dividend paid in May 2024, to € 1.6 billion in 2024 to date.
The Leverage ratio rose slightly from 4.5% to 4.6% during the second quarter. This increase was mostly due to bank’s € 1.5 billion issuance of Additional Tier 1 (AT1) bonds during the quarter. Leverage exposure was materially unchanged at € 1,262 billion at the end of the quarter.
The Liquidity Coverage Ratio was 136% at the end of the quarter, stable compared to the end of the previous quarter, above the regulatory requirement of 100% and representing a surplus of € 58 billion. The Net Stable Funding Ratio was 122%, above the bank’s guidance range of 115-120% and representing a surplus over requirements of € 110 billion. Deposits rose by € 7 billion to € 646 billion during the quarter.
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Deutsche Bank
Interim Report as of June 30, 2024

Sustainable Finance:

Sustainable Financing and ESG investment volumes ex-DWS increased during the second quarter of 2024 across Corporate Bank, Investment Bank and Private Bank.
Notable transactions included:
– Involvement as Senior Mandated Lead Arranger and Hedging Bank on H2 Green Steel’s € 4.2 billion project financing for the world’s first large scale green steel plant, with an integrated green hydrogen and green iron production in Northern Sweden.
– Acting as Joint Bookrunner, Sole Ratings Advisor, and Sole Green Structuring Agent for Continuum's U.S.$ 650 million Senior Secured Green Notes. This was the fourth consecutive capital market transaction for Continuum, a leading renewable energy provider in India which was left led by Deutsche Bank
– Acting as Lender to HES International, a leading European multi-purpose bulk terminal operator, for its € 1 billion refinancing. The transaction is structured as a sustainability-linked loan with KPIs closely aligned to the company’s transition plan to phase out thermal coal over time and diversify its portfolio towards other commodities.
The bank issued its inaugural Social Bond on July 3, 2024, raising € 500 million to support the financing of affordable housing and access to essential services for low-income families and elderly and vulnerable people in the U.S. The issue saw strong demand from investors and was 13 times oversubscribed. In its own operations,
Deutsche Bank amended its Code of Conduct and rolled out a mandatory group-wide awareness training in early July on how to handle sustainability-related risks in line with European Banking Authority's Final Report on Greenwashing. The bank also launched two new Corporate Social Responsibility programs providing financial education to low-income women in India and migrant children in China
12
Deutsche Bank
Interim Report as of June 30, 2024

Group results at a glance
	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2024	Jun 30, 2023	Absolute Change	Change in %	Jun 30, 2024	Jun 30, 2023	Absolute Change	Change in %
Net revenues:
Of which:
Corporate Bank	1,922	1,943	(21)	(1)	3,800	3,916	(116)	(3)
Investment Bank	2,599	2,361	238	10	5,645	5,052	593	12
Private Bank	2,332	2,400	(67)	(3)	4,710	4,838	(128)	(3)
Asset Management	663	620	43	7	1,280	1,209	72	6
Corporate & Other	(208)	(261)	53	(20)	(751)	(175)	(577)	N/M
Total net revenues	7,308	7,062	246	3	14,684	14,839	(155)	(1)
Provision for credit losses	476	401	76	19	915	772	143	19
Noninterest expenses:
Compensation and benefits	3,010	2,812	198	7	5,940	5,508	432	8
General and administrative expenses	3,738	2,657	1,081	41	6,111	5,417	694	13
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	(46)	134	(180)	N/M	(45)	134	(179)	N/M
Total noninterest expenses	6,702	5,602	1,099	20	12,006	11,059	947	9
Profit (loss) before tax	130	1,059	(929)	(88)	1,763	3,008	(1,245)	(41)
Income tax expense (benefit)	276	366	(90)	(25)	745	924	(180)	(19)
Profit (loss)	(145)	693	(838)	N/M	1,018	2,084	(1,066)	(51)
Profit (loss) attributable to noncontrolling interests	45	39	5	14	73	64	9	14
Profit (loss) attributable to Deutsche Bank shareholders and additional equity components	(190)	654	(844)	N/M	945	2,020	(1,075)	(53)
Profit (loss) attributable to additional equity components	151	138	13	9	298	276	22	8
Profit (loss) attributable to Deutsche Bank shareholders	(341)	516	(857)	N/M	647	1,744	(1,097)	(63)

Post-tax return on average tangible shareholders' equity[1]	(2.3)%	3.7%	(6.0)ppt	N/M	2.2%	6.2%	(4.0)ppt	N/M
Cost/income ratio	91.7%	79.3%	12.4ppt	N/M	81.8%	74.5%	7.2ppt	N/M
Common Equity Tier 1 capital ratio	13.5%	13.8%	(0.3)ppt	N/M	13.5%	13.8%	(0.3)ppt	N/M

Loans (gross of allowance for loan losses, in € bn)[2]	488	489	(1)	(0)	488	489	(1)	(0)
Deposits (in € bn)[2]	646	600	45	8	646	600	45	8
Risk-weighted assets (in € bn)[2]	356	359	(2)	(1)	356	359	(2)	(1)
of which: operational risk RWA (in € bn)[2]	59	58	0	1	59	58	0	1
Leverage exposure (in € bn)[2]	1,262	1,236	26	2	1,262	1,236	26	2
Employees (full-time equivalent)[2]	89,470	87,055	2,415	3	89,470	87,055	2,415	3
Post-tax return on average shareholders' equity[1]	(2.1)%	3.3%	(5.4)ppt	N/M	2.0%	5.6%	(3.6)ppt	N/M
Leverage ratio	4.6%	4.7%	(0.1)ppt	N/M	4.6%	4.7%	(0.1)ppt	N/M

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
1 Based on profit (loss) attributable to Deutsche Bank shareholders after AT1 coupon; for further information, please refer to “Non-GAAP Financial Measures” of this report
2 As of quarter-end
13
Deutsche Bank
Interim Report as of June 30, 2024

Segment results

Corporate Bank
Profit before tax was € 599 million in the quarter, down by 8% year on year, driven by lower revenues, higher provision for credit losses and higher noninterest expenses. Post-tax RoE was 14.1%, down from 15.0% in the prior year quarter, and post-tax RoTE was 15.0%, down from 16.1%. The cost/income ratio was 62%, up from 60% in the second quarter of 2023.
Net revenues were € 1.9 billion, essentially flat year on year reflecting normalization of deposit revenues and the discontinuation of remuneration of minimum reserves, while commissions and fee income grew by 9%. Corporate Treasury Services revenues were € 1.1 billion, down 2% year on year, Institutional Client Services revenues rose 8% year on year to € 532 million and Business Banking revenues were € 332 million, down 9% year on year.
Noninterest expenses were € 1.2 billion, up 1% year on year, driven by higher internal service cost allocations and compensation costs, mostly offset by lower litigation costs. Adjusted costs rose 7% year on year to € 1.1 billion, driven by higher internal service cost allocations and compensation costs.
Provision for credit losses was € 135 million in the quarter, or 47 basis points of average loans, up 15% year on year, driven by higher Stage 1 and 2 provisions. Sequentially, provision for credit losses were up 115% driven by Stage 1 and Stage 2 provisions after moderate releases in the prior quarter and higher Stage 3 provisions, which included two larger events in the European and German corporate segment, which were largely covered by risk mitigant measures.
Deposits increased by 12% or € 32 billion year on year, driven by higher term and sight deposits across currencies. Loans gross of allowances remained stable reflecting muted demand and continued selective balance sheet deployment.
For the first six months of 2024, profit before tax was € 1.2 billion, down 16% year on year. Post-tax RoE decreased to 14.2%, from 16.7% in the prior year period and post-tax RoTE was 15.3%, down from 17.9%. The cost/income ratio increased to 63%, from 59% in the prior year period. These developments were driven by 3% decline in net revenues to € 3.8 billion, a 9% increase of provision for credit losses to € 198 million and increase of noninterest expenses by 4% to € 2.4 billion while adjusted costs rose 4% to € 2.3 billion.
14
Deutsche Bank
Interim Report as of June 30, 2024

Corporate Bank results at a glance
	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2024	Jun 30, 2023	Absolute Change	Change in %	Jun 30, 2024	Jun 30, 2023	Absolute Change	Change in %
Net revenues:
Corporate Treasury Services	1,058	1,085	(27)	(2)	2,128	2,273	(145)	(6)
Institutional Client Services	532	492	40	8	995	939	56	6
Business Banking	332	367	(35)	(9)	678	704	(26)	(4)
Total net revenues	1,922	1,943	(21)	(1)	3,800	3,916	(116)	(3)
Of which:
Net interest income	1,290	1,312	(23)	(2)	2,578	2,645	(67)	(3)
Commissions and fee income	624	573	51	9	1,217	1,149	68	6
Remaining income	8	58	(50)	(86)	6	122	(116)	(95)
Provision for credit losses	135	117	18	15	198	182	16	9
Noninterest expenses:
Compensation and benefits	402	374	28	8	782	733	50	7
General and administrative expenses	786	802	(16)	(2)	1,616	1,563	53	3
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	(0)	(0)	0	N/M	0	0	(0)	N/M
Total noninterest expenses	1,187	1,175	12	1	2,398	2,296	102	4
Noncontrolling interests	0	0	0	N/M	0	0	0	N/M
Profit (loss) before tax	599	651	(51)	(8)	1,204	1,438	(234)	(16)

Employees (front office, full-time equivalent)[1]	7,786	7,443	343	5	7,786	7,443	343	5
Employees (business-aligned operations, full-time equivalent)[1]	7,966	7,677	288	4	7,966	7,677	288	4
Employees (allocated central infrastructure, full-time equivalent)[1]	9,910	8,711	1,199	14	9,910	8,711	1,199	14
Total employees (full-time equivalent)[1]	25,662	23,831	1,831	8	25,662	23,831	1,831	8
Total assets (in € bn)[1,2]	271	245	26	11	271	245	26	11
Risk-weighted assets (in € bn)[1]	75	71	3	5	75	71	3	5
of which: operational risk RWA (in € bn)[1,3]	9	5	3	65	9	5	3	65
Leverage exposure (in € bn)[1]	315	306	10	3	315	306	10	3
Deposits (in € bn)[1]	303	271	32	12	303	271	32	12
Loans (gross of allowance for loan losses, in € bn)[1]	117	116	1	0	117	116	1	0
Cost/income ratio	61.8%	60.5%	1.3ppt	N/M	63.1%	58.6%	4.5ppt	N/M
Post-tax return on average shareholders’ equity[4]	14.1%	15.0%	(1.0)ppt	N/M	14.2%	16.7%	(2.5)ppt	N/M
Post-tax return on average tangible shareholders’ equity[4]	15.0%	16.1%	(1.1)ppt	N/M	15.3%	17.9%	(2.7)ppt	N/M

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
1 As of quarter-end
2 Segment assets represent consolidated view, i.e., the amounts do not include intersegment balances
3 Starting from the first quarter of 2024, the allocation of operational risk RWA has changed. For more information, please refer to section “Basis of preparation/impact of changes in accounting principles - Business Segments” of this report
4 Starting from the first quarter of 2024, the equity allocation framework has been updated. For more information, please refer to section “Basis of preparation/impact of changes in accounting principles - Business Segments” of this report
15
Deutsche Bank
Interim Report as of June 30, 2024

Investment Bank

Profit before tax was € 746 million in the quarter, up by 25% year on year, driven by improved revenue performance in Origination and Advisory, partially offset by slightly higher noninterest expenses. Post-tax RoE was 8.1%, up from 6.2% in the prior year quarter, and post-tax RoTE was 8.3%, up from 6.4%. The cost/income ratio was 65%, down from 68% in the second quarter of 2023.
Net revenues were € 2.6 billion, 10% higher year on year reflecting a continued industry recovery and market share gains in Origination & Advisory, whilst Fixed Income & Currencies (FIC) was essentially flat. FIC ex. Financing revenues were € 1.3 billion, down 5% year on year and FIC Financing revenues were essentially flat at € 781 million, while Origination and Advisory revenues rose 101% year on year to € 585 million.
Noninterest expenses were € 1.7 billion, up 4% year on year, mainly driven by the impact of strategic investments in the second half of 2023, including the Numis acquisition. Adjusted costs also rose 4% year on year to € 1.6 billion.
Provision for credit losses was € 163 million in the quarter, or 63 basis points of average loans and higher when compared to the prior year quarter reflecting increased Stage 3 impairments.
For the first six months of 2024, profit before tax was € 2.0 billion, up 36% year on year. Post-tax RoE rose to 11.3%, from 8.1% in the corresponding period in the prior year, while post-tax RoTE was 11.7%, up from 8.3%. The cost/income ratio improved to 59%, from 67% in the corresponding period in the prior year. This development was driven by 12% growth in net revenues to € 5.6 billion, while noninterest expenses fell 2% to € 3.3 billion and adjusted costs fell 3% to € 3.2 billion. Provision for credit losses increased by 73% to € 313 million.
16
Deutsche Bank
Interim Report as of June 30, 2024

Investment Bank results at a glance
	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2024	Jun 30, 2023	Absolute Change	Change in %	Jun 30, 2024	Jun 30, 2023	Absolute Change	Change in %
Net revenues:
Fixed Income & Currencies	2,067	2,128	(60)	(3)	4,585	4,470	115	3
Fixed Income & Currencies: Financing	781	776	6	1	1,586	1,481	105	7
Fixed Income & Currencies: Ex-Financing	1,286	1,352	(66)	(5)	2,999	2,989	10	0
Origination & Advisory	585	291	294	101	1,089	618	471	76
Debt Origination	399	212	187	88	754	425	329	77
Equity Origination	50	30	19	64	94	52	42	80
Advisory	137	48	89	184	241	140	100	71
Research and Other	(54)	(58)	3	(6)	(28)	(35)	7	(20)
Total net revenues	2,599	2,361	238	10	5,645	5,052	593	12
Provision for credit losses	163	141	22	16	313	181	132	73
Noninterest expenses:
Compensation and benefits	687	647	40	6	1,373	1,260	112	9
General and administrative expenses	994	970	24	2	1,939	2,131	(192)	(9)
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	(1)	(1)	0	N/M	(0)	(0)	(0)	N/M
Total noninterest expenses	1,680	1,616	63	4	3,311	3,391	(80)	(2)
Noncontrolling interests	10	8	2	21	11	6	5	81
Profit (loss) before tax	746	596	150	25	2,010	1,473	536	36

Employees (front office, full-time equivalent)[1]	4,776	4,371	405	9	4,776	4,371	405	9
Employees (business-aligned operations, full-time equivalent)[1]	3,131	3,002	129	4	3,131	3,002	129	4
Employees (allocated central infrastructure, full-time equivalent)[1]	12,191	11,342	849	7	12,191	11,342	849	7
Total employees (full-time equivalent)[1]	20,097	18,715	1,383	7	20,097	18,715	1,383	7
Total assets (in € bn)[1,2]	719	662	57	9	719	662	57	9
Risk-weighted assets (in € bn)[1]	135	145	(10)	(7)	135	145	(10)	(7)
of which: operational risk RWA (in € bn)[1,3]	18	23	(5)	(23)	18	23	(5)	(23)
Leverage exposure (in € bn)[1]	567	546	21	4	567	546	21	4
Deposits (in € bn)[1]	19	12	7	59	19	12	7	59
Loans (gross of allowance for loan losses, in € bn)[1]	106	103	3	3	106	103	3	3
Cost/income ratio	64.6%	68.5%	(3.8)ppt	N/M	58.7%	67.1%	(8.5)ppt	N/M
Post-tax return on average shareholders’ equity[4]	8.1%	6.2%	1.8ppt	N/M	11.3%	8.1%	3.2ppt	N/M
Post-tax return on average tangible shareholders’ equity[4]	8.3%	6.4%	1.9ppt	N/M	11.7%	8.3%	3.3ppt	N/M

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
1 As of quarter-end
2 Segment assets represent consolidated view, i.e., the amounts do not include intersegment balances
3 Starting from the first quarter of 2024, the allocation of operational risk RWA has changed. For more information, please refer to section “Basis of preparation/impact of changes in accounting principles - Business Segments” of this report
4 Starting from the first quarter of 2024, the equity allocation framework has been updated. For more information, please refer to section “Basis of preparation/impact of changes in accounting principles - Business Segments” of this report
17
Deutsche Bank
Interim Report as of June 30, 2024

Private Bank

Profit before tax was € 395 million in the quarter, up 89% year on year reflecting continued cost reductions of 13%, which more than offset a decline in net revenues, while provisions for credit losses remained essentially flat. Post tax RoE and post-tax RoTE rose to 7.1%, compared to 3.7% and 3.9% respectively in the second quarter of 2023. The cost/income ratio of 77% improved compared to 85% in the second quarter of 2023.
Net revenues were € 2.3 billion, down 3% year on year as lower net interest income was partly offset by growth in investment products, in line with our strategy to grow noninterest income.
In Personal Banking, net revenues decreased by 7% to € 1.3 billion, reflecting continued higher funding costs, including the impact on minimum reserves and the Group neutral benefit of certain hedging costs to the business, partially offset by higher deposit and lending revenues.
In Wealth Management & Private Banking, net revenues were € 1.0 billion, essentially flat year on year. Growth was driven by higher lending and investment product revenues, partially offset by lower deposit revenues.
Assets under management were € 613 billion at quarter end, up € 7 billion in the quarter. The increase was driven by net inflows of € 7 billion and € 1 billion positive FX movements, partly offset by € 1 billion from lower market levels.
Noninterest expenses were € 1.8 billion, down 13% year on year including lower restructuring and severance cost and the non-recurrence of provisions for individual litigation cases. The improvement in adjusted cost of 3% to € 1.7 billion reflecting normalized investment spend and transformation benefits including workforce reductions, the closure of 63 branches (during the last 12 months), partially offset by still elevated service remediation costs.
Provision for credit losses was € 149 million, or 23 basis points of average loans, compared to € 147 million in the prior year quarter. The quarter benefited from a non-performing loan sale, yet still was impacted from the temporary effects from operational backlog in Personal Banking. Overall, the quality of our portfolios remains stable.
For the first six months of 2024, the Private Bank reported a profit before tax of € 743 million, up € 254 million year on year. Post-tax RoE rose to 6.8%, from 4.5% in the corresponding period in the prior year, while post-tax RoTE was 6.9%, up from 4.8%. The cost/income ratio improved to 76%, from 81% in the prior year period. These developments were primarily attributable to lower nonoperating cost and the driver for year on year decrease in noninterest expenses of 9% to € 3.6 billion, including 5% lower adjusted cost base. Provision for credit losses was € 367 million, down from € 413 million in the corresponding period in the prior year. These positive impacts were in part offset by revenue decrease of 3% to € 4.7 billion driven by lower net interest income and partly offset by higher investment revenues. The bank recorded growth of € 19 billion in the first six months of the year in net inflows into assets under management.
18
Deutsche Bank
Interim Report as of June 30, 2024

Private Bank results at a glance
	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2024	Jun 30, 2023	Absolute Change	Change in %	Jun 30, 2024	Jun 30, 2023	Absolute Change	Change in %
Net revenues:
Personal Banking	1,303	1,404	(101)	(7)	2,627	2,789	(162)	(6)
Wealth Management & Private Banking	1,029	996	34	3	2,083	2,049	34	2
Total net revenues	2,332	2,400	(67)	(3)	4,710	4,838	(128)	(3)
Of which:
Net interest income	1,442	1,543	(101)	(7)	2,875	3,075	(200)	(7)
Commissions and fee income	731	724	7	1	1,520	1,501	19	1
Remaining income	159	132	27	20	315	262	53	20
Provision for credit losses	149	147	2	2	367	413	(46)	(11)
Noninterest expenses:
Compensation and benefits	765	716	49	7	1,474	1,404	70	5
General and administrative expenses	1,068	1,193	(125)	(10)	2,169	2,396	(227)	(9)
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	(45)	135	(181)	N/M	(45)	135	(180)	N/M
Total noninterest expenses	1,788	2,044	(256)	(13)	3,599	3,935	(336)	(9)
Noncontrolling interests	0	0	0	N/M	0	0	0	N/M
Profit (loss) before tax	395	209	186	89	743	489	254	52

Employees (front office, full-time equivalent)[1]	17,962	18,822	(860)	(5)	17,962	18,822	(860)	(5)
Employees (business-aligned operations, full-time equivalent)[1]	7,725	7,957	(233)	(3)	7,725	7,957	(233)	(3)
Employees (allocated central infrastructure, full-time equivalent)[1]	11,912	11,312	600	5	11,912	11,312	600	5
Total employees (full-time equivalent)[1]	37,599	38,092	(493)	(1)	37,599	38,092	(493)	(1)
Total assets (in € bn)[1,2]	327	330	(2)	(1)	327	330	(2)	(1)
Risk-weighted assets (in € bn)[1]	96	87	9	11	96	87	9	11
of which: operational risk RWA (in € bn)[1,3]	15	8	7	90	15	8	7	90
Leverage exposure (in € bn)[1]	335	341	(6)	(2)	335	341	(6)	(2)
Deposits (in € bn)[1]	314	307	7	2	314	307	7	2
Loans (gross of allowance for loan losses, in € bn)[1]	260	263	(3)	(1)	260	263	(3)	(1)
Assets under Management (in € bn)[1,4]	613	565	48	9	613	565	48	9
Net flows (in € bn)	7	6	2	31	19	10	9	92
Cost/income ratio	76.7%	85.2%	(8.5)ppt	N/M	76.4%	81.3%	(4.9)ppt	N/M
Post-tax return on average shareholders’ equity[5]	7.1%	3.7%	3.5ppt	N/M	6.8%	4.5%	2.3ppt	N/M
Post-tax return on average tangible shareholders’ equity[5]	7.1%	3.9%	3.2ppt	N/M	6.9%	4.8%	2.1ppt	N/M

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
1 As of quarter-end
2 Segment assets represent consolidated view, i.e., the amounts do not include intersegment balances
3 Starting from the first quarter of 2024, the allocation of operational risk RWA has changed. For more information, please refer to section “Basis of preparation/impact of changes in accounting principles - Business Segments” of this report
4 Assets under Management include assets held on behalf of customers for investment purposes and/or client assets that are advised or managed by Deutsche Bank. They are managed on a discretionary or advisory basis or are deposited with the bank. Deposits are considered Assets under Management if they serve investment purposes. In Personal Banking, this includes Term deposits and Savings deposits. In Wealth Management and Private Banking, it is assumed that all customer deposits are held with the bank primarily for investment purposes and accordingly are classified as Assets under Management. In instances in which Private Bank distributes investment products qualifying as Assets under Management which are managed by DWS, these assets are reported as Assets under Management for Private Bank and for Asset Management (DWS) because they are two distinct, independent qualifying services. Within the new Private Bank coverage area ‘Wealth Management & Private Banking’, private clients benefit from a wider product range with increased emphasis on investment advice. As a result, starting from the first quarter of 2024, demand deposits of Private Banking in Germany were reclassified to Assets under Management, ensuring a consistent treatment within ‘Wealth Management & Private Banking’
5 Starting from the first quarter of 2024, the equity allocation framework has been updated. For more information, please refer to section “Basis of preparation/impact of changes in accounting principles - Business Segments” of this report
19
Deutsche Bank
Interim Report as of June 30, 2024

Asset Management

Profit before tax was € 160 million in the quarter, up by 55% year on year, driven by higher revenues and a reduction in noninterest expenses. Post-tax RoE was 8.0%, up from 5.4% in the second quarter of 2023, and post-tax RoTE was 17.8%, up from 12.7%. The cost/income ratio was 68.4%, down from 76.5% in the second quarter of 2023.
Net revenues were € 663 million, 7% higher year on year. Management fees grew by 6% to € 613 million, predominantly in liquid products from increasing average assets under management. Performance & Transaction fees decreased by 82% to € 10 million, reflecting lower performance fees in Alternatives. Other revenues significantly improved to € 40 million, predominantly from lower treasury funding allocations and a one-off insurance recovery.
Noninterest expenses were € 453 million, down 4% year on year, mainly driven by lower nonoperating costs. Adjusted costs were € 448 million broadly in line with the prior year.
Assets under management declined by € 8 billion, to € 933 billion during the quarter. The decrease was mainly due to net outflows in the quarter, partly offset by positive market appreciation and positive foreign exchange effects. Net flows were negative € 19 billion in the quarter, predominately driven by low margin outflows in Fixed Income, Cash and Advisory Services, partly offset by net inflows in Passive.
For the first six months of 2024, profit before tax was € 282 million, up 30% year on year. Post-tax RoE rose to 7.2%, from 5.7% in corresponding period in the prior year, while post-tax RoTE was 16.3%, up from 13.3%. The cost/income ratio improved to 71%, from 75% in the corresponding period in the prior year. This development was driven by 6% growth in net revenues to € 1,280 million, while noninterest expenses remained effectively flat at € 909 million and adjusted costs rose 2% to € 886 million.
20
Deutsche Bank
Interim Report as of June 30, 2024

Asset Management results at a glance

	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2024	Jun 30, 2023	Absolute Change	Change in %	Jun 30, 2024	Jun 30, 2023	Absolute Change	Change in %
Net revenues:
Management Fees	613	580	33	6	1,205	1,151	55	5
Performance and transaction fees	10	57	(47)	(82)	27	68	(41)	(60)
Other	40	(17)	57	N/M	47	(10)	58	N/M
Total net revenues	663	620	43	7	1,280	1,209	72	6
Provision for credit losses	(0)	(0)	(0)	123	(1)	(1)	(0)	11
Noninterest expenses:
Compensation and benefits	231	234	(3)	(1)	464	456	8	2
General and administrative expenses	223	241	(18)	(7)	445	454	(9)	(2)
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	0	(0)	0	N/M	0	0	0	32
Total noninterest expenses	453	474	(21)	(4)	909	910	(1)	(0)
Noncontrolling interests	50	43	7	16	90	82	8	10
Profit (loss) before tax	160	103	57	55	282	218	64	30

Employees (front office, full-time equivalent)[1]	2,012	2,033	(21)	(1)	2,012	2,033	(21)	(1)
Employees (business-aligned operations, full-time equivalent)[1]	2,403	2,280	123	5	2,403	2,280	123	5
Employees (allocated central infrastructure, full-time equivalent)[1]	568	528	40	8	568	528	40	8
Total employees (full-time equivalent)[1]	4,982	4,840	142	3	4,982	4,840	142	3
Total assets (in € bn)[1,2]	10	10	(0)	(0)	10	10	(0)	(0)
Risk-weighted assets (in € bn)[1]	18	14	4	30	18	14	4	30
of which: operational risk RWA (in € bn)[1,3]	5	3	1	41	5	3	1	41
Leverage exposure (in € bn)[1]	9	9	0	3	9	9	0	3
Assets under Management (in € bn)[1,4]	933	859	74	9	933	859	74	9
Net flows (in € bn)	(19)	9	(28)	N/M	(11)	15	(26)	N/M
Cost/income ratio	68.4%	76.5%	(8.1)ppt	N/M	71.0%	75.3%	(4.3)ppt	N/M
Post-tax return on average shareholders’ equity[5]	8.0%	5.4%	2.7ppt	N/M	7.2%	5.7%	1.6ppt	N/M
Post-tax return on average tangible shareholders’ equity[5]	17.8%	12.7%	5.2ppt	N/M	16.3%	13.3%	3.0ppt	N/M

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
1 As of quarter-end
2 Segment assets represent consolidated view, i.e., the amounts do not include intersegment balances
3 Starting from the first quarter of 2024, the allocation of operational risk RWA has changed. For more information, please refer to section “Basis of preparation/impact of changes in accounting principles - Business Segments” of this report
4 Assets under management (AuM) means assets (a) the segment manages on a discretionary or non-discretionary advisory basis; including where it is the management company and portfolio management is outsourced to a third party; and (b) a third party holds or manages and on which the segment provides, on the basis of contract, advice of an ongoing nature including regular or periodic assessment, monitoring and/or review. AuM represent both collective investments (including mutual funds and exchange-traded funds) and separate client mandates. AuM are measured at current market value based on the local regulatory rules for asset managers at each reporting date, which might differ from the fair value rules applicable under IFRS. Measurable levels are available daily for most retail products but may only update monthly, quarterly or even yearly for some products. While AuM do not include the segment’s investments accounted for under equity method, they do include seed capital and any committed capital on which the segment earns management fees
5 Starting from the first quarter of 2024, the equity allocation framework has been updated. For more information, please refer to section “Basis of preparation/impact of changes in accounting principles - Business Segments” of this report
21
Deutsche Bank
Interim Report as of June 30, 2024

Corporate & Other

Corporate & Other reported a loss before tax of € 1.8 billion in the second quarter of 2024, compared to a loss before tax of € 499 million in the prior year quarter, primarily driven by the Postbank takeover litigation provision of € 1.3 billion.
Net revenues were negative € 208 million in the quarter, compared to negative € 261 million in the prior year quarter.
Revenues relating to valuation and timing differences were negative € 65 million, compared to negative € 94 million in the prior year quarter, reflecting losses on portfolio hedges of interest rate risk, where fair value hedge accounting cannot be applied under IFRS as issued by the IASB.
Revenues related to funding and liquidity were negative € 17 million in the quarter, compared to negative € 10 million in the prior year quarter.
Noninterest expenses were € 1.6 billion in the quarter, compared to € 293 million in the prior year quarter. Adjusted costs were € 135 million in the quarter, compared to € 127 million in the prior year quarter.
Expenses associated with shareholder activities were € 155 million in the quarter, compared to € 138 million in the prior year quarter.
Noncontrolling interests are reversed in Corporate & Other after deduction from the divisional profit before tax. These were positive € 60 million for the quarter, mainly related to DWS.
For the first six months of 2024, loss before tax was € 2.5 billion, compared to loss before tax of € 610 million for the first six months of 2023. This development was primarily driven by the Postbank takeover litigation provision. Net revenues reduced to negative € 751 million compared to negative € 175 million for the first six months of 2023. Noninterest expenses rose to € 1.8 billion from € 526 million for the first six months of 2023 whilst adjusted costs reduced 22% to € 272 million, with provision for credit losses increasing to € 38 million.
Corporate & Other results at a glance
	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2024	Jun 30, 2023	Absolute Change	Change in %	Jun 30, 2024	Jun 30, 2023	Absolute Change	Change in %
Net revenues	(208)	(261)	53	(20)	(751)	(175)	(577)	N/M
Provision for credit losses	29	(4)	33	N/M	38	(3)	40	N/M
Noninterest expenses:
Compensation and benefits	926	841	84	10	1,846	1,654	192	12
General and administrative expenses	667	(549)	1,216	N/M	(58)	(1,127)	1,069	(95)
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	0	0	(0)	(10)	0	(1)	1	N/M
Total noninterest expenses	1,593	293	1,300	N/M	1,788	526	1,262	N/M
Noncontrolling interests	(60)	(51)	(9)	17	(102)	(89)	(13)	15
Profit (loss) before tax	(1,770)	(499)	(1,271)	N/M	(2,476)	(610)	(1,866)	N/M

Total Employees (full-time equivalent)[1]	35,710	33,470	2,240	7	35,710	33,470	2,240	7
Risk-weighted assets (in € bn)[1]	32	41	(9)	(22)	32	41	(9)	(22)
Leverage exposure (in € bn)[1]	36	34	2	5	36	34	2	5

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
1 As of quarter-end
22
Deutsche Bank
Interim Report as of June 30, 2024

Financial position

Assets
in € m. (unless stated otherwise)	Jun 30, 2024	Dec 31, 2023	Absolute Change	Change in %
Cash, central bank and interbank balances	155,958	184,556	(28,598)	(15)
Central bank funds sold, securities purchased under resale agreements and securities borrowed	24,980	14,764	10,216	69
Financial assets at fair value through profit or loss	476,749	465,273	11,476	2
Of which: Trading assets	134,894	125,275	9,619	8
Of which: Positive market values from derivative financial instruments	237,234	251,877	(14,643)	(6)
Of which: Non-trading financial assets mandatory at fair value through profit and loss	104,577	88,047	16,530	19
Financial assets at fair value through other comprehensive income	40,076	35,546	4,530	13
Loans at amortized cost	482,729	479,353	3,376	1
Remaining assets	176,438	137,774	38,664	28
Of which: Brokerage and securities related receivables	112,690	72,566	40,124	55
Total assets	1,356,930	1,317,266	39,664	3

Liabilities and equity
in € m. (unless stated otherwise)	Jun 30, 2024	Dec 31, 2023	Absolute Change	Change in %
Deposits	645,530	625,486	20,044	3
Central bank funds purchased, securities sold under repurchase agreements and securities loaned	2,635	3,042	(406)	(13)
Financial liabilities at fair value through profit or loss	364,914	366,494	(1,579)	(0)
Of which: Trading liabilities	48,370	44,005	4,365	10
Of which: Negative market values from derivative financial instruments	223,353	238,278	(14,925)	(6)
Of which: Financial liabilities designated at fair value through profit or loss	92,683	83,727	8,956	11
Other short-term borrowings	10,696	9,620	1,075	11
Long-term debt	108,848	119,390	(10,542)	(9)
Remaining liabilities	148,108	116,903	31,205	27
Of which: Brokerage and securities related payables	109,439	81,539	27,900	34
Total liabilities	1,280,731	1,240,935	39,796	3
Total equity	76,199	76,330	(132)	(0)
Total liabilities and equity	1,356,930	1,317,266	39,664	3

23
Deutsche Bank
Interim Report as of June 30, 2024

Movements in assets and liabilities

As of June 30, 2024, the total balance sheet of € 1.4 trillion was essentially flat compared to year end 2023.
Cash, central bank and interbank balances decreased by € 28.6 billion, as a result of an increase in Central bank funds sold, securities purchased under resale agreements and securities borrowed across all applicable measurement categories by € 28.2 billion, mainly driven by short coverage requirements and client activities.
Trading assets increased by € 9.6 billion, mainly due to increased exposure in government securities from higher client flows and desk positioning in relation to the current environment.
Positive and negative market values of derivative financial instruments decreased by € 14.6 billion and € 14.9 billion, respectively, primarily driven by maturity of foreign exchange products that were either not renewed due to low risk appetite or were rolled forward at lower mark-to-market values at the current market rate, which were partly offset by higher client activity.
Non trading financial assets mandatory at fair value through profit or loss increased by € 16.5 billion, driven by the aforementioned increase in securities purchased under resale agreements measured under non-trading financial assets mandatory at fair value through profit and loss.
Loans at amortized cost increased by € 3.4 billion, primarily driven by growth in FIC Financing and Origination & Advisory businesses in the Investment Bank which was partly offset by reductions in Private Bank mortgages.
Remaining assets increased by € 38.7 billion, mainly driven by increases in brokerage and securities related receivables of € 40.1 billion. This was mainly attributable to higher receivables from pending settlements of regular way trades following the seasonality pattern the bank typically observes compared to low year-end levels. This seasonality pattern was also reflected in an increase in brokerage and securities related payables by € 27.9 billion, driving the € 31.2 billion, increase in remaining liabilities.
Deposits increased by € 20.0 billion, primarily driven by growth in Corporate and Institutional Cash Management business in the Corporate Bank as well as higher inflows in the Private Bank.
Financial liabilities designated at fair value through profit or loss increased by € 9.0 billion, mainly attributable to an increase in long term debt driven by new issuances in FIC business in the Investment Bank.
Long-term debt at amortized cost decreased by € 10.5 billion, mainly due to repayments of the Targeted Longer Term Refinancing Operations (TLTRO) funding and matured issuances, which were partly offset by new issuances during the year.
The overall movement of the balance sheet included an increase of € 11.4 billion due to foreign exchange rate movements, mainly driven by a strengthening of the U.S. dollar versus the euro. The effects from foreign exchange rate movements are embedded in the movement of the balance sheet line items discussed in this section.
Liquidity
Total high-quality liquid assets (HQLA) as defined in Commission Delegated Regulation (EU) 2015/61, as amended by Regulation (EU) 2018/1620, amounted to € 221 billion as of 30 June 2024 as compared with € 219 billion per 31 December 2023. The liquidity coverage ratio was 136% in the second quarter of 2024, exceeding the minimum regulatory requirement by € 58 billion.
24
Deutsche Bank
Interim Report as of June 30, 2024

Equity

Total equity as of June 30, 2024, was € 76.2 billion compared to € 76.3 billion as of December 31, 2023, a decrease of € 132 million. This change was driven by a number of factors including purchases of treasury shares of € 1.1 billion, cash dividends paid to Deutsche Bank shareholders of € 883 million and coupons paid on additional equity components of € 574 million. Further contributing factors include a net change in share awards for the period of negative € 207 million as well as cash dividends paid to noncontrolling interests of € 258 million. Unrealized net gains in other comprehensive income, net of tax, decreased by € 2 million, including a positive impact from foreign currency translation, net of tax, of € 429 million, primarily resulting from the strengthening of the U.S. dollar against the Euro, offset by unrealized net losses, net of tax, on financial assets at fair value through other comprehensive income of € 217 million and on derivatives hedging the variability of cash flows of € 155 million. Positive effects resulted from the issuance of Additional Tier 1 equity instruments (AT1) treated as equity in accordance with IFRS of € 1.5 billion, the profit attributable to Deutsche Bank shareholders and additional equity components reported for the period of € 945 million as well as treasury shares distributed under share-based compensation plans of € 424 million.
On January 31, 2024, the Management Board of Deutsche Bank AG resolved a share repurchase program of up to € 675 million which started on March 4, 2024 and was completed on July 11 2024, 2024. As of June 30, 2024, Deutsche Bank repurchased 42.2 million common shares. The repurchase of these shares has reduced total equity by € 609 million as of June 30, 2024.
On March 5, 2024, Deutsche Bank AG cancelled 45.5 million of its common shares, concluding its 2023 share buyback program. The cancellation reduced the nominal value of the shares by € 117 million. The cancelled shares had been held in common shares in treasury, at their acquisition cost of € 450 million. The difference between the common shares at cost and their nominal value has reduced additional paid-in capital by € 333 million. The shares had already been deducted from the reported total equity on December 31, 2023. Therefore, the cancellation did not reduce total equity in the first six months of 2024.
25
Deutsche Bank
Interim Report as of June 30, 2024

Outlook

The following section provides an overview of Deutsche Bank’s outlook for the Group and business segments for the financial year 2024 and should be read in conjunction with the outlook section provided in the Management Report of the Annual Report 2023. The macroeconomic and banking industry outlook in the following chapter reflects the Group’s general expectations regarding future economic and industry developments. Economic assumptions used in the bank’s models are laid out separately in the respective sections.
Global Economy
Economic growth (in %)¹	2024²	2023	Main driver
Global Economy
Global economic growth is expected to pick up somewhat in the second half of 2024. The U.S. should see a soft landing while the Eurozone economies are expected to gain momentum. Economic growth in Emerging markets should be supported by the recovery of their trading partners. As inflation eases further, various central banks are expected to further loosen their monetary policy

GDP	3.2	3.1
Inflation	5.2	6.9
Of which:
Developed countries
Expansion of growth in the developed countries in the second half of the year will depend on the extent of the recovery in the Eurozone. The U.S. economy is expected to grow moderately. Inflation is likely to continue its easing trend, but at different speeds across regions

GDP	1.6	1.5
Inflation	2.7	4.7
Emerging markets
GDP is likely to expand, although at different regional rates. In Asia, momentum is likely to remain strong, while in Latin America it is expected somewhat slower and vary regionally. European countries are expected to benefit from the recovery of neighboring developed economies. Inflation is likely to ease most in Latin America, while this is unlikely to be the case in emerging European markets

GDP	4.2	4.2
Inflation	6.8	8.4
Eurozone Economy
The Eurozone's recovery is expected to continue, now driven more strongly by private consumption. Declining inflation and rising wages support purchasing power. Some slight positive impulses can also be expected from foreign trade. The ECB is likely to cautiously continue its data-driven easing cycle as inflation slowly moves toward its 2% target

GDP	0.9	0.5
Inflation	2.5	5.4
Of which: German economy
German GDP is expected to expand further in the second half of the year which would then also be expected to pose tailwinds for the labor market. The momentum is likely to be increasingly driven by gains in purchasing power. Foreign trade should also continue to provide a positive impetus. The outlook for construction and investments in machinery and equipment remains clouded

GDP	0.3	(0.2)
Inflation	2.4	6.0
U.S. Economy
The U.S. economy is expected to stage a soft landing avoiding a sharp rise in unemployment and inflation steadily moving toward the Fed’s target. However, progress on softening inflation is expected to take some time, so the Fed will probably not start cutting the key interest rate until the end of the third quarter 2024

GDP	2.5	2.5
Inflation	2.9	4.1
Japanese Economy
Wage growth is expected to support private household demand in the second half of the year. However, inflation is likely to pick up again for the time being and curb the gains in purchasing power. It is therefore likely that the Bank of Japan will continue to raise its key interest rates until the end of the year

GDP	0.4	1.8
Inflation	2.7	3.3
Asian Economy[3]
The momentum of the Chinese economy remains very important for the development of the Asian economies. In addition, the expected recovery in Europe should support Asian exports. Some countries could particularly benefit from a strategic realignment of global supply chains

GDP	5.1	5.2
Inflation	1.9	2.3
Of which: Chinese Economy
The Chinese economy is likely to continue to expand in the second half of the year, although fiscal support may be necessary. The weak real estate market could initially remain a headwind for private consumption. Exports and thus also industrial production can particularly benefit from the recovery in developed markets

GDP	4.9	5.2
Inflation	0.3	0.2

1 Annual Real GDP Growth (% YoY). Sources: National Authorities unless stated otherwise
2 Source: Deutsche Bank Research
3 Includes China, India, Indonesia, Hong Kong, South Korea, Malaysia, Philippines, Singapore, Sri Lanka, Taiwan, Thailand and Vietnam; excludes Japan
There are a number of risks to the bank’s global economic outlook. Geopolitical risks remain elevated in Ukraine and in the Middle East. The U.S. versus China strategic competition could possibly continue to intensify. In the second half of 2024, the U.S. election will be in particular focus, and the news surrounding it could have the potential to move the markets, at least in the short term. In particular, the impact on global trade relations could be most relevant. The results of the French election could weaken growth and impede efforts at fiscal consolidation as called for by the EU.
26
Deutsche Bank
Interim Report as of June 30, 2024

Banking Industry

The global banking industry may see a number of largely offsetting trends during the remainder of the year. On the one hand, still elevated interest rates are likely to cause a gradual rise in business and private insolvencies in many countries, as funding is rolled over. Likewise, banks’ net interest margin, which received a boost from central bank rate hikes in 2022 and 2023, may continue to ease slightly. Furthermore, policy uncertainty is set to stay high before (as in the U.S.) and even after elections (such as in the EU), as well as regarding international trade conditions. This may remain a headwind for corporate demand for financing. On the other hand, with economic growth picking up especially in Europe and tentative rate cuts by the ECB alleviating the cost burden, lending could regain some momentum. The recent moderate recovery in global capital market activity following two weaker years might also continue.
In the U.S. specifically, CRE exposures will probably remain a particular challenge for banks given high vacancies and higher rates than in Europe. In addition, unrealized losses from large bond holdings could stay in focus until interest rates have started to decline sustainably. However, economic growth continues to be much more robust than in many other advanced economies which bolsters banking sector fundamentals such as revenues and profits.
Banks in China are likely to face ongoing issues from a mildly deflationary environment and correspondingly relatively low interest rates, as well as repercussions from the tensions in the real estate market. Japanese banks, by contrast, may benefit as the country’s monetary policy emerges from years of negative rates.
In 2024, following the European Parliament elections, the European Parliament starts to decide on operational matters with regard to delegates to the various Committee and appointments of the chairman. After summer, discussions and negotiations on outstanding files will be picked up again. No new proposals are expected from the European Commission as their mandate stops in October 2024 and the new European Commission will start shortly thereafter. Many other files will remain open for negotiations between Member States and the European Parliament, such as the Retail Investment Strategy, the digital euro, open finance, the review of the Payment Services framework, and the Benchmarks Regulation alongside a parallel extension of transition period for third-country benchmarks to December 2025.
In the UK, after Labour won the elections, growth of the UK’s financial services sector is expected, especially for regional financial centers alongside established hubs in London and Edinburgh and the mutuals sector. Enhancing the international competitiveness of the UK’s financial services sector by pursuing a more joined up and innovation-centered approach to regulation and supervision and building a more collaborative relationship with the EU will be another focal point. Lastly, Labour will likely focus on embracing innovation and fintech as the future of financial services by becoming a global standard-setter for the use of Artificial Intelligence in financial services and reinvigorate capital markets by reviewing the pensions and retirement savings landscape.
In the U.S., the prudential regulators proposed a rule to implement the Basel Committee’s finalized Basel III framework. The proposal raises capital requirements for banks with over U.S.$ 100 billion in assets and removes much of the differentiation among institutions’ requirements. There is significant uncertainty regarding how many changes will be made in the final rule as well as in the timing of finalization, an update on this is expected during the course of 2024. Prudential regulators are also investigating potential changes to liquidity requirements, in particular to address liquidity issues that arose during the March 2023 banking stress in the U.S.
27
Deutsche Bank
Interim Report as of June 30, 2024

Deutsche Bank Outlook

Deutsche Bank’s strategic and financial road map through 2025, referred to as the Global Hausbank strategy, outlines the bank’s 2025 financial targets and capital objectives. Deutsche Bank continues to execute the bank’s Global Hausbank strategy, which, if successfully implemented, could allow the bank to outperform its 2025 financial targets.
Deutsche Bank’s key performance indicators are shown in the table below.
Financial targets	Jun 30, 2024	Financial targets and capital objectives 2025
Post-tax return on average tangible shareholders’ equity[1]	2.2%	Above 10.0%
Compound annual growth rate of revenues from 2021[2]	8.1%	5.5% to 6.5%[3]
Cost/income ratio[4]	82%	Less than 62.5%
Capital objectives
Common Equity Tier 1 capital ratio[5]	13.5%	~ 13.0%[6]
Total payout ratio[7]	27%[8]	50%[9]

1
Based on profit (loss) attributable to Deutsche Bank shareholders after AT1 coupon; for further information, please refer to “Non-GAAP Financial Measures” of this report
2
Twelve months period until the end of the respective reporting period compared to full year 2021
3 Target ratio
raised to 5.5% to 6.5% between 2021 and 2025 at the beginning of 2024
4 Noninterest expenses as a percentage of total net revenues, which are defined as net interest income before provision for credit losses plus noninterest income
5 Further details on the calculation of this ratio are provided in the Risk Report in this report
6 Target ratio while maintaining a buffer of 200 basis points above the bank’s expected maximum distributable amount (MDA) threshold
7
Distributions in form of common share dividend paid and share buybacks for cancellation executed in the reporting period in relation to prior period net income attributable to Deutsche Bank shareholders
8 Including the previously announced share repurchase program of € 675 million completed on July 11, 2024
9 From 2025
Deutsche Bank reaffirms the bank’s financial targets to be achieved by 2025 of a post-tax return on average tangible equity of above 10%, a compound annual growth rate of revenues between 2021 and 2025 of 5.5 to 6.5% and a cost/income ratio of below 62.5%. The bank also confirms its capital objectives of a CET1 capital ratio of around 13% and a payout ratio of 50% from 2025.
In 2024, Deutsche Bank revenues are expected to be slightly higher compared to the prior year. The bank expects revenues to be in line with its full-year guidance of around € 30 billion at Group level, supported by the resilience and growth potential of its businesses and continued business momentum.
Corporate Bank expects revenues to be further supported by a comparably high level of interest rates and ongoing progress on its growth initiatives. Revenues are expected to be essentially flat compared to the prior year, as the normalization of net interest margin is mostly offset by higher business volumes and higher noninterest sensitive revenues.
Corporate Treasury Services revenues are anticipated to be essentially flat, as the normalization of rate pass-through in the Corporate Cash Management business is expected to be mostly offset by fee growth in Trade Finance & Lending and in Corporate Cash Management. Institutional Client Services revenues are also expected to be essentially flat, driven by slightly higher net interest income, while commissions and fee income is expected to remain essentially flat. In Business Banking, revenues are also expected to be essentially flat compared to the prior year, driven by slightly lower net interest income, mostly offset by higher commissions and fee income.
Investment Bank revenues are expected to be higher in 2024 compared to the prior year, with the targeted investments made in both Origination & Advisory and Fixed Income & Currencies, combined with a continuation of the recovery in the origination and advisory industry expected to drive improved performance.
Fixed Income & Currencies revenues are expected to be slightly higher compared to 2023. The Rates business plans to build on the successful developments made within the business, however the uncertain rate environment witnessed in the first half of 2024 could continue to impact the remainder of the year. The Foreign Exchange business will look to maintain technology development, whilst developing the client franchise, but has been impacted in the first six months of 2024 by declining market volatility. The Global Emerging Markets business will continue the expansion of its onshore capabilities, including the development of Latin America and client workflow solutions globally. Credit Trading intends to further build on the strong start to the year and the turnaround in performance seen in flow since the start of 2023. The Financing business will continue to take a disciplined and selective approach to the deployment of resources.
28
Deutsche Bank
Interim Report as of June 30, 2024

Origination & Advisory revenues are expected to be significantly higher in 2024 compared to 2023, driven by a continuation of the industry recovery seen in the first half of the year, along with the incremental impact of investments across the platform. Within Debt Origination, Leveraged Debt Capital Markets expect to build on their strong start to the year, as market conditions remain favorable for issuances, with the increase seen in M&A activity expected to further drive demand for financing. In Investment Grade Debt, full year revenues are expected to be strong, with the business looking to capitalize on the significant volumes seen in the first half of 2024, though a slowdown from these levels is expected in the remainder of the year. Equity Origination will continue to provide a competitive offering across products, whilst looking to benefit from a return of Initial Public Offerings, where the business has a specific focus. Advisory plans to build on the momentum of the targeted investments made in 2023 and the strong first half performance.
In 2024, the Private Bank expects net revenues to remain essentially flat compared to 2023. Growth in investment product revenues, supported by continued net inflows in assets under management, is expected to be partially offset by a slight decline in deposit revenues given a more competitive market environment.
In Personal Banking, net revenues are expected to be essentially flat compared to 2023. Increased funding costs including the impact on minimum reserves and the Group neutral benefit of certain hedging costs to the business are expected to be partially offset by slightly higher deposit revenues. Investment products and lending revenues are expected to remain essentially flat.
In Wealth Management & Private Banking, net revenues are expected to be essentially flat year on year driven by increased investment products reflecting continued business growth, as well as higher lending revenues, partially offsetting the decline in deposit revenues.
Private Bank assumes continued inflows in assets under management in 2024 with corresponding volumes in assets under management expected to be higher compared to year-end 2023. The overall development of volumes though will highly depend on market parameters, including equity indices and foreign exchange rates.
Asset Management expects revenues to be higher in 2024 compared to the prior year. The increase is primarily driven by the impact of net inflows and market appreciation on assets under management. Management fees are anticipated to be slightly higher from increasing average assets under management. Performance and Transaction fees are expected to be significantly lower driven by the market effect on U.S. real estate performance fees within the Alternatives business. Other revenues are expected to be significantly higher compared to the prior year, supported by lower funding allocations and higher investment income and gains within Alternatives. Assets under management are expected to be slightly higher at the end of 2024 compared to 2023 from a combination of net flows and market impact.
Corporate & Other is expected to generate a larger pre-tax loss in 2024 compared to the prior year, primarily from Postbank takeover litigation provision and other litigation matters. Corporate & Other will continue to retain shareholder expenses, which are expected to be around € 0.6 billion for the full year 2024. Corporate & Other will also continue to retain certain funding and liquidity impacts, which are expected to be around € 0.2 billion for full year 2024, and will maintain the reversal of noncontrolling interests, primarily from DWS. In addition, results in Corporate & Other will continue to be impacted by valuation and timing differences on positions that are economically hedged, but do not meet hedge accounting requirements.
Deutsche Bank is managing the Group’s cost base towards the 2025 cost/income ratio target. The bank remains highly focused on cost discipline and delivery of the initiatives underway. In 2024, noninterest expenses are expected to be slightly higher as nonoperating costs in 2024 are expected to be impacted by the Postbank takeover litigation provision. Adjusted costs in 2024 are expected to remain essentially flat compared to 2023. Higher compensation and benefit costs, reflecting higher performance-related compensation, wage growth and increases in internal workforce after the bank’s targeted investments in talent including Numis throughout 2023 and in the control environment are expected to be offset by the bank’s benefits from structural efficiency measures. The bank maintains its full-year guidance for a quarterly run-rate of adjusted costs of around € 5 billion in 2024 and aims to operate with total noninterest expenses of around € 20 billion in 2025.
The bank now expects full-year 2024 provision for credit losses to be slightly above 30 basis points of average loans, above previous guidance. This reflects moderately lower commercial real estate provisions, although the improvement in this area is moving at a slower-than-expected pace, as well as improvements in the Corporate Bank. Deutsche Bank remains committed to stringent underwriting standards and a tight risk management framework. Further details on the calculation of expected credit losses are provided in the section “Risk information” of this report.
29
Deutsche Bank
Interim Report as of June 30, 2024

Common Equity Tier 1 ratio (CET1 ratio) by year end 2024 is expected to remain essentially flat compared to 2023. The bank has received the majority of the regulatory decisions on internal credit and market risk models in 2023 with smaller ones expected in the remainder of the year 2024. Deutsche Bank aims for a Common Equity Tier 1 capital ratio of 200 basis points above the maximum distributable amount (MDA) threshold at the end of 2024.
Deutsche Bank plans to increase both share repurchases and dividends by at least 50% year on year in 2024. The bank completed the previously announced share repurchase of € 675 million, following the completion of € 450 million in share repurchases in 2023. Deutsche Bank paid a dividend in respect of the 2023 financial year of € 0.45 per share, or approximately € 900 million, up from € 0.30 per share for 2022. For the financial years 2024 and 2025, Deutsche Bank aims for cash dividends of € 0.68 and € 1.00 per share, respectively, subject to a 50% payout ratio limitation relative to net income attributable to Deutsche Bank shareholders. The bank has set a capital distribution goal of € 8 billion in respect of the financial years 2021-2025, paid in 2022-2026, and believes that it is positioned to exceed this objective based on the achievement of the bank’s financial targets.
By the nature of the bank’s business, Deutsche Bank is involved in litigation, arbitration and regulatory proceedings and investigations in Germany and in a number of jurisdictions outside Germany, including in the United States. Such matters are subject to many uncertainties. While Deutsche Bank resolved a number of important litigation matters and made progress on others, the bank expects the litigation and enforcement environment to remain challenging. For 2024, and with a caveat that forecasting litigation charges is subject to many uncertainties, Deutsche Bank presently expects net litigation charges to significantly exceed the levels experienced in 2023 given the increased level of provisions recognized in the second quarter of 2024. For more details, please refer to “Provisions” of this report.
The Group’s aspirations are subject to various external and internal factors, some of which it cannot influence. Timely and successful achievement of Deutsche Bank’s strategic targets or aspirations, including containing costs at the expected run rate, may be adversely impacted by reduced revenue-generating capacities of some of the bank’s core businesses should downside risks crystallize. These risks include, but are not limited to, the future path of inflation and central bank’s policies on interest rates, the Israel-Hamas war and Russia’s war in Ukraine, an uncertain macroeconomic environment, broader geopolitical risks including impacts from election outcomes this year, cyber events, the ongoing headwinds posed by regulatory reforms or regulatory actions to address perceived weaknesses in the financial sector and potential impacts on the bank’s legal and regulatory proceedings. For a more detailed discussion of potential downside risks please refer to Risks in “Risks and opportunities” of this report.
Our financial targets and capital objectives are based on our financial results prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and endorsed by the European Union (“EU”). For further details, please refer to the section ‘Basis of preparation/impact of changes in accounting principles’ in this report.
Adjusted costs as well as Post-tax Return on Average Tangible Equity are non-GAAP financial measures. Please refer to “Non-GAAP financial measures” of this report for the definitions of such measures and reconciliations to the IFRS measures on which they are based.
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Deutsche Bank
Interim Report as of June 30, 2024

Risks and Opportunities

The following section focuses on future trends or events that may result in downside risk or upside potential from what Deutsche Bank has anticipated in its “Outlook”. The key focus in the six months ended June 30, 2024, were the unexpected developments with regards to the Postbank takeover litigation provision, the push to the right across the recent elections in the EU and France and risks related to Russia’s war in Ukraine. Additionally, the interest rate environment, developments in the CRE (Commercial Real Estate) sector, as well as heightened geopolitical risk in other countries continues to be in focus. Overall and notwithstanding the Postbank takeover litigation provision, Deutsche Bank’s assessment of the risks and opportunities that its businesses are exposed to has not materially changed compared to the information presented in the Annual Report 2023.
The Group’s aspirations are subject to various external and internal factors, some of which it cannot influence. Timely and successful achievement of Deutsche Bank’s strategic targets or aspirations, including containing costs at the expected run rate, may be adversely impacted by reduced revenue-generating capacities of some of the bank’s core businesses should downside risks crystallize. These risks include, but are not limited to, the future path of inflation and central bank’s policies on interest rates, the Israel-Hamas war and Russia’s war in Ukraine, an uncertain macroeconomic environment, broader geopolitical risks including impacts from election outcomes this year, cyber events, the ongoing headwinds posed by regulatory reforms or regulatory actions to address perceived weaknesses in the financial sector and potential impacts on the bank’s legal and regulatory proceedings.
Opportunities may arise if macroeconomic conditions improve beyond currently forecasted levels, leading to higher revenues and improving the Group’s ability to meet its financial targets. Similarly, the bank may benefit from resolving litigation matters under better conditions than presently anticipated. Currently, macro-financial forecasts continue to feature a “soft landing” for most developed countries, lower inflation rates and moderate easing of monetary policy by major central banks in 2024. At the same time, higher inflation and interest rate levels and market volatility could potentially lead to increased revenues from trading flows and higher net interest income and lending margins. Through times of volatility or uncertainty, Deutsche Bank could also benefit from helping clients to risk manage their exposures. Focusing on and investing in Deutsche Bank’s areas of core strengths and the implementation of its strategy may create further opportunities if implemented to a greater extent or under more favorable conditions than currently anticipated.
Risks
Macroeconomic and market conditions
Headline and core inflation continue to decelerate towards central bank targets. Financial markets continue to anticipate policy rate cuts in 2024, but at a slower pace than expected at the start of the year, which has supported easing of financial conditions via higher equity prices and tighter credit spreads. In Europe, although the European Central Bank has delivered their first rate cut in early June, the path of monetary policy normalization remains uncertain with central banks and the U.S. Federal Reserve in particular indicating caution regarding rate cut expectations in 2024 in light of remaining inflation risks. This might lead to a reversal of the positive market trends seen overall in the first half of the year.
CRE markets remain under stress from the impact of high interest rates and borrowing costs, tight lending conditions and economic headwinds, particularly in the U.S. office market with risks compounded by post-pandemic shifts in working patterns. This is leading to ongoing pressure on collateral values, particularly in the office sector, and may result in higher than expected provisions for credit losses, although recent evidence suggests that CRE property prices are stabilizing and investor appetite has picked up compared to 2023. Stress in the CRE sector has also given rise to market concerns around investors’ redemptions in Real Estate Investment Trusts and potential impact to banks with larger concentrations, including selected U.S. regionals and specialized banks in Europe.
While Deutsche Bank’s credit portfolio quality remains overall resilient, the lagged effects of higher policy rates and inflation may lead to the emergence of unexpected losses across the bank’s wider credit portfolios.
U.S. economic data continues to point to a “soft landing” scenario, with the labor market remaining resilient and inflation pressure only slowly receding despite significant monetary tightening. In the Eurozone, economic forecasts have moderately improved but growth is projected to recover only slowly in 2024, with Germany still weighed down by structural challenges and France suffering from political uncertainty. China’s economy continues to lack momentum due to weak domestic demand and ongoing stress in the highly leveraged property sector. Export growth may slow down if key markets such as the EU and the U.S. increase tariffs further.
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Deutsche Bank
Interim Report as of June 30, 2024

Overall, either in isolation or in combination with other risk factors discussed in the Annual Report 2023, the aforementioned risks could lead to a deterioration in Deutsche Bank’s portfolio quality and higher than expected credit and market losses.
Geopolitics
Key geopolitical risks remain in Ukraine and the risk of further escalation in the Middle East from the Israel-Hamas war. There are few signs that the war in Ukraine will be resolved in the near-term, and the potential for reduced U.S. military support for Ukraine after the U.S. election may embolden Russia and its allies to step up aggression leading to heightened uncertainty and business disruption. The situation in the Middle East remains centered on Gaza and southern Lebanon despite increasing pressure on Israel to agree to a ceasefire. While the market reaction remains contained thus far, a further escalation could lead to negative impacts including higher oil prices and supply chain disruption which may in turn impact Deutsche Bank’s risk profile.
In addition, geoeconomic tensions between the U.S. and China remain elevated across a wide range of areas, including trade and technology-related issues, Hong Kong, Taiwan, human rights, and cybersecurity. Amidst the inauguration of Taiwan’s newly elected president, China conducted large-scale military exercises around Taiwan, thereby continuing to apply pressure on the island while also aggressively staking out its territorial claims in the South China Sea, particularly around the Second Thomas Shoal. Potential downside impacts from an escalation could adversely affect Deutsche Bank’s planned results of operations and financial targets.
Amidst Russia’s ongoing war in Ukraine, further sanctions packages have been introduced in 2024. New sanctions, as well as countermeasures by the Russian government, continue to increase complexity of operations and create conflict of law situations. Against the challenging sanctions backdrop, banks have been implicated in economic disputes of and with counterparties which could result in costs or losses which would not occur in the normal course of business. While an immediate adverse impact to assets in Russia was averted, the recent Russian court orders against various western banks pose downside risk.
The U.S. is heading towards a polarized presidential election in November 2024, with the political parties presenting sharply different domestic and foreign policy outcomes, which could have far-reaching and de-stabilizing geopolitical and economic implications, thereby driving further trade conflicts. The EU also held elections for the European Parliament in June 2024 with the biggest immediate impact on France, where President Macron surprisingly called snap parliamentary elections. The elections have created an impasse as no party/bloc gained an absolute majority. Political gridlock could weaken growth and impede efforts at fiscal consolidation as called for by the EU.
Postbank IT migration
Deutsche Bank has resolved the backlog in the client critical processes in scope of the BaFin order.
New incoming client requests within these processes are also generally being processed within defined service levels. The impact of strike activities due to tariff negotiations from beginning of April has been fully remediated across all processes in scope of the BaFin order. Deutsche Bank continues its efforts to further improve the service processes. Generally, not processing inquiries on time could result in higher credit and operational costs, impact the bank’s reputation and also result in loss of clients or business. This in turn could impact the bank’s future results.
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Deutsche Bank
Interim Report as of June 30, 2024

Regulatory supervisory reforms, assessments and proceedings

In the EU, the prudential framework (Capital Requirements Regulation/Directive – CRR III, CRD VI) has been revised and will now be implemented or apply directly across all EU Member States. Ultimately, this revised framework will raise capital requirements for all EU banks with details to be finalized in 2025 or later.
A number of key capital markets legislations were also finalized in the EU in second quarter of 2024, including the revised European Market Infrastructure Regulation (EMIR 3.0). EMIR 3.0 is intended to make clearing in the EU more attractive, to streamline supervisory procedures for EU central clearing counterparties (CCPs), and to address financial stability risks. These include measures to improve clearing services at EU CCPs, thereby reducing reliance of clearing certain over-the-counter derivatives at UK CCPs. Notably, the rules require all financial counterparties and non-financial counterparties subject to the EMIR clearing obligation to hold a so-called active account at an EU CCP and, depending on certain thresholds, and clear a defined number of trades in these accounts. The updated rules will also streamline the approval processes for clearing services offered by EU CCPs and update the existing supervisory framework for EU CCPs.
The Listing Act has also been finalized. It amends several pieces of legislation, including the Prospectus Regulation, the Market Abuse Regulation, and the Markets in Financial Instruments Directive (MiFID II). It includes a new Directive on multiple-vote share structure on small and medium-sized entity growth markets to allow founders to retain control of their company after listing. Notably, it revokes the current research unbundling regime under MiFID II and introduces a full optional rebundling of research payments together with an EU code of conduct, to increase SME research in the EU. The legal texts will be published in the EU Official Journal later in the year and subsequently enter into force.
In the U.S., the prudential regulators proposed a rule to implement the Basel Committee’s finalized Basel III framework. The proposal raises capital requirements for banks with over U.S. $ 100 billion in assets and removes much of the differentiation among institutions’ requirements. There is significant uncertainty regarding how many changes will be made in the final rule as well as in the timing of finalization, which should be provided during the course of 2024. Prudential regulators are also investigating potential changes to liquidity requirements, in particular to address liquidity issues that arose during the March 2023 banking stress in the U.S.
Regulators can also impose capital surcharges to address macroeconomic risks, through the use of macroprudential tools. These include CET1 buffer increases that could apply group-wide or only for local activities at national level or for specific types of exposures (e.g., credit). The use of these tools is governed by the applicable macroprudential framework in the EU or any other relevant jurisdiction and are typically decided by national macroprudential authorities. Regulatory actions can also be influenced by industry wide exercises which are e.g. aimed at assessing asset quality or provisioning levels. Ultimately, the application of regulatory tools may impact the bank’s profitability, capital or liquidity base. This also includes the risk that Deutsche Bank will not be able to make desired cash distributions and share buybacks, subject to regulatory approval, shareholder authorization and meeting German corporate law requirements.
The SEC finalized a climate risk disclosure rule in March 2024, which has subsequently become the subject of several lawsuits and has been voluntarily stayed by the SEC. The SEC is likely to release final proposals over the course of 2024 regarding the Commission’s agenda that has included reporting and safeguarding advisory client assets. The SEC has finalized its disclosure framework around Cybersecurity Disclosures for Public Companies. These final rules require disclosure of registrants’ cybersecurity program and risk management practices. With respect to the EBA consultation on guidelines for the management of Environmental, Social and Governance (ESG) risks, banks are awaiting the final text. The new guideline will set out requirements on how to identify, measure, manage and monitor ESG risks. Further banks will have to have plans to address the risks caused by the transition to a climate neutral economy.
Overall, either in isolation or in combination with other risk factors discussed in this Interim Report and the Annual Report 2023, developments in regulation or regulatory action in response to perceived weaknesses in the financial industry have the potential to impact the bank’s operations, have an adverse impact on competition, curtail its ability to provide financing and result in lower than expected revenues.
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Deutsche Bank
Interim Report as of June 30, 2024

Compliance and Anti-Financial Crime

The bank has identified the need to strengthen its internal control environment and infrastructure. Moreover, reviews of several regulators focused on internal controls and the related infrastructure have led to requirements for the bank to remediate its anti-money laundering (AML) and other control weaknesses. The bank has undertaken initiatives to accomplish this. While the overall goals of these regulators are broadly consistent and the general themes of deficiencies are similar, the applicable regulatory frameworks are not always consistent across the relevant jurisdictions. If the bank is unable to complete these initiatives within the envisaged timeframes, this may result in regulatory action that may include fines or penalties or limitations on the bank’s business, which could be material. This could lead to increased operational costs, decreased revenues and/or adverse impact to the bank’s reputation. This in turn could impact the bank’s future results.
The U.S. recently established a new secondary sanctions regime whereby severe measures can be taken against foreign financial institutions that are directly or indirectly engaged in transactions involving Russia’s military-industrial base. Sanctions could result in the restriction or termination of access to the U.S. market, the freezing of assets, reputational damage, and loss of business. While Deutsche Bank has enhanced existing controls to identify transactions and clients with higher secondary sanctions risk exposure, the bank cannot eliminate the risk that it might inadvertently facilitate transactions that could give rise to secondary sanctions.
Deutsche Bank continuously enhances its processes and controls in order to achieve compliance with applicable regulatory frameworks, particularly across Deutsche Bank’s affiliates, and regularly tracks and tests its adherence and any potential risks thereto.
Technology, Data and Innovation
Major technology transformations in the bank’s business and infrastructure areas are executed via dedicated initiatives. Postbank’s IT migration project aims at simplifying the bank’s IT environment through the decommissioning of the Postbank IT environment. Following the client data migration last year, as part of the upcoming decommissioning efforts, the calculation of credit loss allowances for former Postbank subsidiaries will be transferred to Deutsche Bank IT platforms end of third quarter of 2024. While a delay could impact the realization of synergies, including from cost savings, the transition may also impact the calculation of credit loss allowances.
A key area of focus for the bank, which also receives more regulatory attention, is the use of residual non-strategic and unsupported technology (also referred to as End of Life). Targeted near term upgrades for critical applications as well as the bank’s multi-year transformation program to Google Cloud mitigate the risk of IT or cyber outages and provide significant improvement in resilience capability.
The bank continues to monitor the global threat landscape for any emerging threats related to security of the bank’s operations and information and constantly adjusts the required mitigation measures. This includes identification of and response to incidents at third party vendors. Deutsche Bank closely monitors the threats introduced by security vulnerabilities, including related nation state actors’ activities. In addition, the bank’s security threat intelligence function also monitors relevant trends and developments like Artificial Intelligence or Quantum Computing and common attack scenarios, including, e.g., ransomware, denial of service and supply chain attacks.
Deutsche Bank is still maturing in its overall data management strategy against its core processes and data sets such as transactional, client and reference data. This includes the development and implementation of the bank’s enterprise architecture principles across the core technology infrastructure. This is central to Deutsche Bank’s wider technology and data strategy, enabling business growth and efficiencies, while also enhancing the control environment. Deutsche Bank’s regulators are actively engaged in ensuring the bank progresses with this component of its strategy.
Deutsche Bank’s regulators are actively engaged in ensuring the bank continues to mature its data management strategy to enhance the control environment. This is consistent with the bank’s wider technology and data strategy.
Financial institutions rely on third-party service providers for a range of services, some of which support their critical operations. These dependencies have grown in recent years as part of the increasing trend in digitalization of the financial services sector which can bring multiple benefits including flexibility, innovation and improved operational resilience. However, if not properly managed, disruption to critical services or service providers could pose risks to financial institutions, and in some cases, financial stability.
The recent technology event, leading to mass IT disruption across the globe, underpins the need for strict third-party service management. While the bank was not directly impacted, the bank has monitored the developments closely in case there is a need to respond to indirect impacts. When required, the bank utilizes its dedicated governance structures, including global and regional crisis management, in response to fast developing events.
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Deutsche Bank
Interim Report as of June 30, 2024

Environmental, social and governance
While Deutsche Bank remains committed to the targets and ambitions outlined in the Sustainability Deep Dive in 2023, the bank may face headwinds in achieving its target for € 500 billion in cumulative ESG financing and investment volumes through the end of 2025. If ambitions or targets are missed, this could impact, among other things, revenues and the reputation of the bank. In addition, scarcity of ESG assets may reduce Deutsche Bank’s ability to issue ESG compliant funding. Similarly, significant deviations from absolute and intensity-based net zero aligned emissions targets may open the bank up to reputational risks.
Certain jurisdictions have begun to develop anti-ESG measures including requiring financial institutions that wish to do business with them to certify their non-adherence to aspects of the transition agenda. Failing to comply with these requirements may result in the termination of existing business and the inability to conduct new business with those jurisdictions, while complying may lead to reputational risks amongst other risks.
Opportunities
Macroeconomic and market conditions
Should economic conditions, such as GDP growth and competitive conditions in the financial services industry improve beyond currently forecasted levels, this could result in higher revenues. These impacts may only be partially offset by additional costs, therefore improving the Group’s ability to meet its financial targets.
Improved economic, inflation and interest rate dynamics may also support levels of economic and commercial activity, improving the environment for corporate and private client activity and thereby supporting the bank’s business volumes. These dynamics could also positively impact conditions on financial markets and the outlook for investors, creating opportunities for the bank’s trading and investment management activities. Additionally, these dynamics could positively impact the credit environment.
Geopolitics
While rising geopolitical risks create uncertainty which undermines the global growth outlook and leads to increased fragmentation of the business environment, Deutsche Bank could benefit from supporting clients to de-risk their supply chains and rebalance their global footprint if the fragmentation of the international trade order accelerates. Should geopolitical risk unexpectedly subside, the outlook for global growth could improve beyond the bank’s assumptions with positive implications for revenues and risk metrics.
Regulatory change
Recent recommendations to EU leaders outlining detailed ways to strengthen the EU single market for financial services will be supportive to the Group’s Global Hausbank Strategy. Such recommendations include but are not limited to: enhancements to EU market supervision; regulatory simplification; updates to the EU securitization frameworks; centralization of EU bond issuance; coordination of infrastructure investments with a clear focus on mobilizing private funds which will allow the bank to support the EU’s wider strategic objectives. Strengthening financial services in the EU single market could have a positive impact on Deutsche Bank’s businesses and further improve the bank’s ability to meet its financial targets.
Additionally, in June 2024, the European Commission, in order to ensure a level playing field with other jurisdictions, announced that it intends to delay the application of the new rules on Market Risk and thereby the expected resulting increase of capital requirements, known as Fundamental Review of the Trading Book (FRTB), for EU banks, by one year. Technical details of the delay are yet to be released.
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Deutsche Bank
Interim Report as of June 30, 2024

Risk information

Key risk metrics
The following section provides qualitative and quantitative disclosures about credit, market, liquidity and other risk metrics and its developments within the first six months of 2024. Disclosures according to Pillar 3 of the finalized Basel III framework, which are implemented in the European Union by the Capital Requirements Regulation (CRR) and supported by EBA Implementing Technical Standards or the EBA Guideline, will be published in the Group’s separate Pillar 3 report.
The following selected key risk ratios and corresponding metrics form part of the bank’s holistic risk management across individual risk types. The Common Equity Tier 1 (CET1) ratio, Economic Capital Adequacy (ECA) ratio, Leverage ratio, Total Loss Absorbing Capacity (TLAC), Minimum Requirement for Own Funds and Eligible Liabilities (MREL), Liquidity Coverage Ratio (LCR), Stressed Net Liquidity Position (sNLP) and Net Stable Funding Ratio (NSFR) serve as high-level metrics and are fully integrated across strategic planning, risk appetite framework, stress testing and recovery and resolution planning practices, which are reviewed and approved by the Management Board at least annually. For additional details on the Group’s Regulatory Framework, information on key risk categories and on the management of its material risks, please refer to the Annual Report 2023 in the section “Risk report”.
Common Equity Tier 1 ratio
30.6.2024	13.5%
31.12.2023	13.7%

Economic capital adequacy ratio
30.6.2024	195%
31.12.2023	205%

Leverage ratio
30.6.2024	4.6%
31.12.2023	4.5%

Total loss absorbing capacity (TLAC)
30.6.2024 (Risk Weighted Asset based)	31.7%
30.6.2024 (Leverage Exposure based)	9.0%
31.12.2023 (Risk Weighted Asset based)	32.6%
31.12.2023 (Leverage Exposure based)	9.2%

Liquidity coverage ratio (LCR)
30.6.2024	136%
31.12.2023	140%

Total risk-weighted assets (RWA)
30.6.2024	€ 356.4 bn
31.12.2023	€ 349.7 bn

Total economic capital
30.6.2024	€ 24.3 bn
31.12.2023	€ 23.3 bn

Leverage exposure
30.6.2024	€ 1,262 bn
31.12.2023	€ 1,240 bn

Minimum requirement for own funds and eligible liabilities (MREL)
30.6.2024	35.7%
31.12.2023	35.2%

Stressed net liquidity position (sNLP)
30.6.2024	€ 66.9 bn
31.12.2023	€ 57.7 bn

Net Stable Funding Ratio (NSFR)
30.6.2024	122%
31.12.2023	121%

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Deutsche Bank
Interim Report as of June 30, 2024

Key risk themes

The following topic continued to be key to the Group’s risk focus in the current quarter.
Commercial Real Estate
The pressure on the Commercial Real Estate (CRE) market remains unabated high in the U.S. office sector, although some signs of stabilization in other sub-sectors have been visible year-to-date. CRE markets continue to face headwinds due to the impacts of higher interest rates, reduced market liquidity combined with tightened lending conditions, and structural changes in the office sector. The market stress has been more pronounced in the U.S. where property price indices show a more substantial decline of CRE asset values from recent peaks compared to Europe and APAC. Similarly, within the office segment, the market weakness is most evident in the U.S., reflected in subdued leasing activity and higher vacancy rates compared to Europe. Market data indicated some stabilization year-to-date for the wider sector. For example, a key index curve has flattened over the past six months, indicating property market values in the U.S. have bottomed out. In Europe are also signs of stabilization emerging particularly in property sectors residential, logistics and hospitality.
In the current environment, the main risk for the portfolio is related to refinancing and extension of maturing loans. CRE loans often have a significant portion of principal payable at maturity. Under current market conditions, borrowers may have difficulty obtaining a new loan to repay the maturing debt or to meet conditions that allow extension of loans. This risk is further amplified for loans in the office segment due to increased uncertainty about letting prospects for office properties. Deutsche Bank is closely monitoring the CRE portfolio for development of such risks.
The Group continues to proactively work with borrowers to address upcoming maturities to establish terms for loan amendments and extensions which in many cases, are classified as forbearance triggering Stage 2 classification under IFRS 9 but are not always deemed modifications under IFRS. However, in certain cases, no agreement can be reached on loan extensions or loan amendments and the borrower’s inability to restructure or refinance leads to a default. This has resulted in higher Stage 3 ECL’s in 2023 compared to 2022, a development which continued into the first half of 2024. Overall, uncertainty remains with respect to future defaults and the timing of a full recovery in the CRE markets.
The CRE portfolio consists of lending arrangements originated across various parts of the bank and client segments. The CRE portfolio under the Group’s CRE definition includes exposures reported under the Main Credit Exposure Categories by Industry Sectors for Real Estate Activities NACE and exposures reported under other NACE classifications including Financial and Insurance Activities.
Within the CRE portfolio, the Group differentiates between recourse and non-recourse financing. Recourse CRE financings typically have a lower inherent risk profile based on recourse to creditworthy entities or individuals, in addition to mortgage collateral. Recourse CRE exposures range from secured recourse lending for business or commercial properties to property companies, Wealth Management clients, as well as other private and corporate clients.
Non-recourse financings rely on sources of repayment that are typically limited to the cash flows generated by the financed property and the ability to refinance such loans may be constrained by the underlying property value and income stream generated by such property at the time of refinancing.
The entire CRE loan portfolio is subject to periodic stress testing under Deutsche Bank’s Group Wide Stress Test Framework. In addition, Deutsche Bank uses bespoke portfolio stress testing for certain sub-segments of the CRE loan portfolio to obtain a more comprehensive view of potential downside risks. For the period ending June 30, 2024, the Group updated a bespoke portfolio stress test on a subset of the non-recourse financing portfolio deemed higher risk based on its heightened sensitivity to current CRE market stress factors, including higher interest rates, declining collateral values and elevated refinancing risk due to loan structures with a high proportion of their outstanding principal balance payable at maturity.
As of June 30, 2024, the non-recourse portfolio subject to the bespoke portfolio stress testing, also referred to as the higher risk CRE portfolio or the stress-tested CRE portfolio, amounted to € 30.5 billion of the € 37.5 billion non-recourse CRE portfolio, excluding sub-portfolios with less impacted risk drivers such as data centers and municipal social housing, which benefit from strong underlying demand fundamentals. The decrease in the non-recourse CRE portfolio and stress-tested CRE portfolio since December 31, 2023, was € 0.7 billion each, mainly driven by loan repayments partially offset by new loan originations and FX effects.
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Deutsche Bank
Interim Report as of June 30, 2024

The following table provides an overview of the Group’s Real Estate Activities and other industry sectors (NACE) contributing to Deutsche Bank’s non-recourse and stress-tested CRE portfolio as of June 30, 2024, and December 31, 2023, respectively.
CRE portfolio
	June 30, 2024		Dec 31, 2023
in € m.	Gross Carrying Amount¹	Allowance for Credit Losses²	Gross Carrying Amount¹	Allowance for Credit Losses²
Real Estate Activities³	49,705	704	49,267	460
thereof: non-recourse	25,078	579	25,073	382
thereof: stress-tested portfolio	21,692	554	21,331	364
Other industry sectors³ non-recourse	12,447	217	13,119	225
thereof: stress-tested portfolio	8,840	104	9,879	114
Total non-recourse CRE portfolio	37,525	796	38,192	606
thereof: stress-tested portfolio	30,532	658	31,210	478

1 Loans at amortized cost
2 Allowance for credit losses do not include allowance for country risk
3 Industry sector by NACE (Nomenclature des Activités Économiques dans la Communauté Européenne) code
The following table shows the non-recourse CRE portfolio by IFRS 9 stages as well as provision for credit losses recorded as of June 30, 2024, and December 31, 2023.
Non-recourse CRE portfolio
	June 30, 2024	Dec 31, 2023
in € m.	Gross Carrying Amount¹	Gross Carrying Amount¹
Exposure by stages
Stage 1	24,872	27,325
Stage 2	9,107	7,661
Stage 3	3,546	3,206
Total	37,525	38,192

	Six months ended June 30, 2024	Twelve months ended Dec 31, 2023
Provision for Credit Losses²	309	445

1 Loans at amortized cost
2 Provision for Credit Losses do not include country risk provisions
The increase in Stage 2 and Stage 3 exposures is reflective of the development in CRE markets leading to increased loans added to the watchlist and forbearance measures as well as increasing defaults.
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Deutsche Bank
Interim Report as of June 30, 2024

The following table shows the stress-tested CRE portfolio by IFRS 9 stages, region, property type and average weighted loan to value (LTV) as well as provision for credit losses recorded as of June 30, 2024, and December 31, 2023, respectively.
Stress-tested CRE portfolio
	June 30, 2024	Dec 31, 2023
in € m.	Gross Carrying Amount¹	Gross Carrying Amount¹
Exposure by stages
Stage 1	19,535	21,568
Stage 2	7,888	6,889
Stage 3	3,109	2,753
Total	30,532	31,210

thereof:
North America	54%	56%
Western Europe (including Germany)	39%[2]	36%[2]
Asia/Pacific	7%	7%

thereof: offices	42%	42%
North America	24%	23%
Western Europe (including Germany)	16%[3]	17%[3]
Asia/Pacific	2%	2%
thereof: residential	13%	14%
thereof: hospitality	9%	10%
thereof: retail	9%	9%

Weighted average LTV, in %
Investment Bank	66%	66%
Corporate Bank	55%	53%
Other Business	68%	68%

	Six months ended June 30, 2024	Twelve months ended Dec 31, 2023
Provision for Credit Losses[4]	302	388
thereof: North America	251	298

1 Loans at amortized cost
2 Germany accounts for ca 8% as of June 30, 2024 and ca 7% as of December 31, 2023 of the total stress-tested CRE portfolio
3 Office loans in Germany account for 4% of total office loans in the stress-tested CRE portfolio as of June 30, 2024 and as of December 31, 2023
4 Provision for Credit Losses do not include country risk provisions
The average LTV in the U.S. office loan segment remained unchanged at 81 % as of June 30, 2024 versus December 31, 2023. LTV calculations are based on latest externally appraised values which are additionally subject to regular interim internal adjustments. While the Group is updating CRE collateral values where applicable, such values and their underlying assumptions are subject to a higher degree of fluctuation and uncertainty in the current environment of heightened market volatility and reduced market liquidity. A continuation of the current stressed market conditions could have a further adverse impact on commercial real estate property values and LTV ratios.
Stage classification and provisioning levels are primarily based on the Group’s assessment of a borrower’s ability to generate recurring cash flows, its ability to obtain refinancing at the loan’s maturity, and an assessment of the financed property’s collateral value. Deutsche Bank actively monitors these factors for potential signs of deterioration to ensure timely adjustment of the borrower’s loan classifications. When a loan is deemed to be impaired, the Group calculates required credit loss provisions using multiple potential scenarios for loan resolution, weighted by their expected probabilities and taking into account information available at that point. Such assessments are inherently subjective with respect to scenario weightings and subject to various assumptions, including future cash flows generated by a property and potential property liquidation proceeds. These assumptions are subject to uncertainties which are exacerbated in the current volatile market environment such that deviating developments to initial assumptions could have a material future impact on calculated provisions. Additional uncertainty exists within the office sector due to the uncertain long-term impact of remote working arrangements on demand for office space. The Group remains highly selective around new business, focusing on more resilient property types such as industrial or logistics
Given the current outlook for interest rates, the Group expects CRE market conditions to continue, at least in the near-term which could result in further deterioration of asset quality and higher credit loss provisions, which is reflected in the communicated guidance for credit loss provisions for 2024.
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Deutsche Bank
Interim Report as of June 30, 2024

Since the onset of the CRE market deterioration, the Group aims to assess the downside risk of additional credit losses in its higher risk non-recourse portfolio through a temporary bespoke stress testing focused on stressing property values as main driver of loss severity. Stressed values are derived by applying an observed peak-to-trough market index decline (a commercial property value market index to the appraised values) plus an additional haircut, differentiated by property type and region. Implying a liquidation scenario, the stress analysis assumes a loss to occur on a loan when the stressed property value is less than the outstanding loan balance, i.e., the stress LTV beyond 100%.
Based on the stress test assumptions and utilizing the stress-tested CRE portfolio of € 30.5 billion as of June 30, 2024, as a starting point, the stress scenario could result in approximately € 1.2 billion of credit losses over multiple years based on the respective maturity profile. As the CRE market showed some signs of stabilization in the first half of 2024, the stress loss did not change materially compared to December 31, 2023. The € 0.1 billion increase stems from a few loans in particularly weak submarkets which are underperforming relative to the broader index’ peak-to-trough decline. The stress loss is reported gross of allowance. Considering allowance for credit losses of € 0.7 billion already in place as of June 30, 2024, potential incremental net provisions could result in € 0.5 billion over multiple years.
The bespoke stress test has numerous limitations, including but not restricted to lack of differentiation based on individual asset performance, specific location or asset desirability, all of which could have a material impact on potential stress losses. Furthermore, calculated stress losses are sensitive to potential further deterioration of peak-to-trough index values and assumptions about incremental haircuts and incremental stress loss can therefore change in future. Changes in underlying assumptions could lead to a wider range of stress results and hence the Group's bespoke stress approach should be viewed as one of multiple possible scenarios. As such, the stress loss could exceed the current ECL estimate but based on currently available information, Deutsche Bank believes that the ECL estimate related to the Group’s CRE portfolio is within a reasonable range and thus represents the bank’s best estimate.
Risk-weighted assets
Risk-weighted assets by risk type and business segment
	Jun 30, 2024
in € m.	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total
Credit risk	65,286	94,913	81,278	13,438	16,971	271,886
Settlement risk	0	1	0	0	96	97
Credit valuation adjustment (CVA)	42	3,418	73	0	349	3,883
Market risk	413	19,147	22	28	2,119	21,729
Operational risk	8,773	17,557	15,051	4,910	12,540	58,831
Total	74,515	135,036	96,424	18,376	32,076	356,427

	Dec 31, 2023
in € m.	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total
Credit risk	63,156	94,246	78,422	11,652	18,314	265,789
Settlement risk	0	1	13	0	0	14
Credit valuation adjustment (CVA)	82	4,654	110	0	429	5,276
Market risk	181	19,019	22	28	2,260	21,510
Operational risk	5,568	21,611	7,659	3,475	18,839	57,153
Total	68,987	139,532	86,226	15,155	39,842	349,742

RWA of Deutsche Bank were € 356.4 billion as of June 30, 2024, compared to € 349.7 billion at the end of 2023. The increase of € 6.7 billion was driven by credit risk RWA and operational risk RWA, partially offset by credit valuation adjustment RWA. Credit risk RWA increased by € 6.1 billion, primarily driven by business growth, foreign exchange movements, higher RWA for deferred tax assets and increased equity positions in guaranteed funds. This was partially offset by credit risk RWA reductions from capital efficiency measures especially within the Corporate Bank and the Investment Bank. Deutsche Bank´s operational risk RWA increased by € 1.7 billion, which was mainly driven by the Postbank takeover litigation provision. Credit valuation adjustment RWA decreased by € 1.4 billion, mainly driven by reduced volatility, increased hedging benefit and reduced exposure.
40
Deutsche Bank
Interim Report as of June 30, 2024

CET1 capital reconciliation to shareholders equity

in € m.	Jun 30, 2024	Dec 31, 2023
Total shareholders’ equity per accounting balance sheet (IASB IFRS)	64,563	65,999
Difference between equity per IASB IFRS / EU IFRS³	(930)	(1,513)
Total shareholders’ equity per accounting balance sheet (EU IFRS)	63,634	64,486
Deconsolidation/Consolidation of entities	(37)	(35)
Of which:
Additional paid-in capital	0	0
Retained earnings	(37)	(35)
Accumulated other comprehensive income (loss), net of tax	0	0
Total shareholders’ equity per regulatory balance sheet	63,597	64,451
Minority Interests (amount allowed in consolidated CET1)	993	973
AT1 coupon and shareholder distribution deduction[1]	(767)	(1,279)
Capital instruments not eligible under CET1 as per CRR 28(1)	(38)	(21)
Common Equity Tier 1 (CET1) capital before regulatory adjustments	63,785	64,124
Prudential filters	(1,435)	(1,853)
Of which:
Additional value adjustments	(1,653)	(1,727)
Any increase in equity that results from securitized assets	(0)	(0)
Fair value reserves related to gains or losses on cash flow hedges and gains or losses on liabilities designated at fair value resulting from changes in own credit standing	217	(126)
Regulatory adjustments relating to unrealized gains and losses pursuant to Art. 467 and 468 CRR	0	0
Regulatory adjustments	(14,237)	(14,205)
Of which:
Goodwill and other intangible assets (net of related tax liabilities) (negative amount)	(5,141)	(5,014)
Deferred tax assets that rely on future profitability	(3,815)	(4,207)
Negative amounts resulting from the calculation of expected loss amounts	(2,588)	(2,386)
Defined benefit pension fund assets (net of related tax liabilities) (negative amount)	(956)	(920)
Direct, indirect and synthetic holdings by the institution of the CET1 instruments of financial sector entities where the institution has a significant investment in those entities	0	0
Securitization positions not included in risk-weighted assets	0	0
Other²	(1,737)	(1,679)
Common Equity Tier 1 capital	48,113	48,066

1 Interim profits are recognized subject to approval as per ECB Decision (EU) 2015/656 in accordance with the Article 26(2) of Regulation (EU) No 575/2013 (ECB/2015/4);
current years deductions include AT1 coupons of € 0.1 billion and dividend deduction of € 0.7 billion
2 Includes capital deductions of 1.4 billion (December 2023: € 1.4 billion) based on ECB guidance on irrevocable payment commitments related to the Single Resolution Fund and the Deposit Guarantee Scheme, € 0.3 billion (December 2023: € 0.3 billion) based on ECB’s supervisory recommendation for a prudential provisioning of non-performing exposures
3 Differences in “equity per balance sheet” result entirely from deviations in profit (loss) after taxes due to the application of EU carve-out rules as set forth in the Note 1 "Material accounting policies and critical accounting estimates" of the Group’s Annual Report 2023. These rules were initially applied in the first quarter 2020
Deutsche Bank’s shareholders equity as of June 30, 2024, amounted to € 64.6 billion, which includes € 1.4 billion of net income during first half of the year. After adjusting for minority interest given recognition in CET1 capital of € 1.0 billion, € 0.7 billion regulatory deductions for intended future shareholder distributions relating to the Group’s 50% payout ratio policy in respect of financial year 2024 and € 0.1 billion AT1 coupon payments in line with ECB Decision (EU) (2015/656) on the recognition of interim or year-end profits in CET1 capital in accordance with Article 26(2) of Regulation (EU) No 575/2013 (ECB/2015/4), and other adjustments, CET1 capital before regulatory adjustments amounts to € 63.8 billion, down by € 0.3 billion compared to December 31, 2023.
CET1 capital was € 48.1 billion as of June 30, 2024, an increase of € 47 million compared to December 31, 2023. Lower deferred tax assets of € 0.4 billion, and lower prudential filters adjustments of € 0.4 billion were partially offset by an increase in deduction for expected loss shortfall by € 0.2 billion, increased deduction for Goodwill and other intangibles by € 0.1 billion, and € 0.1 billion remaining share buybacks approved by ECB in January 2024 and completed by July 11, 2024.
As of June 30, 2024, Deutsche Bank´s CET1 capital ratio decreased to 13.5% compared to 13.7% as of December 31, 2023. The decrease of 24 basis points is mainly driven by higher RWA as outlined in the previous section.
41
Deutsche Bank
Interim Report as of June 30, 2024

Economic capital adequacy ratio and economic capital

The economic capital adequacy ratio was 195% as of June 30, 2024, compared to 205% as of December 31, 2023. The decline was driven by the decrease in economic capital supply and an increase in economic capital demand.
The economic capital supply amounted to € 47.4 billion as of June 30, 2024, compared to € 47.6 billion as of December 31, 2023. The decrease of € 0.2 billion was primarily driven by the € 0.7 billion share buyback program, € 0.7 billion deductions for future shareholder distributions relating to the group’s 50% payout ratio and € 0.1 billion AT1 coupon payments, a € 0.2 billion higher capital deduction from expected loss shortfall and a decrease of € 0.2 billion from equity compensation. These decreases were partly offset by a positive net income of € 1.4 billion and € 0.3 billion from lower capital deductions for IFRS deferred tax assets excluding temporary differences.
The economic capital demand amounted to € 24.3 billion as of June 30, 2024, which represents a € 1.0 billion increase compared to € 23.3 billion as of December 31, 2023. Market risk increased by € 0.5 billion primarily driven by longer interest rate exposures. Credit risk increased by € 0.4 billion mainly due to business growth in Corporate Bank and Private Bank. Operational risk increased by € 0.1 billion mainly driven by the inclusion of the Postbank takeover litigation provision into the capital model.
Leverage ratio and leverage exposure
A minimum leverage ratio requirement of 3% was introduced effective June 28, 2021. Starting with January 1, 2023, an additional leverage ratio buffer requirement of 50% of the applicable G-SII buffer rate applies. This additional requirement equals 0.75% for Deutsche Bank. Furthermore, the European Central Bank has set a Pillar 2 requirement for the leverage ratio for the first time; effective January 1, 2024, this requirement is 0.10%.
As of June 30, 2024, Deutsche Bank’s leverage ratio was 4.6%, compared to 4.5% as of December 31, 2023. This takes into account a Tier 1 capital of € 58.0 billion over an applicable exposure measure of € 1,261.8 billion as of June 30, 2024 (€ 56.4 billion and € 1,240.3 billion as of December 31, 2023, respectively).
In the first half of 2024 Tier 1 capital increased by € 1.6 billion to € 58.0 billion, largely driven by the issuance of Additional Tier 1 capital instruments with a total principal amount of € 1.5 billion, in addition to the increase of CET1 capital discussed in section “CET1 capital reconciliation to shareholders equity”.
In the first half of 2024 the leverage exposure increased by € 21.5 billion to € 1,261.8 billion, largely driven by leverage exposure for securities financing transactions (SFTs) which increased by € 26.9 billion, largely in line with the development on the balance sheet (for additional information please refer to section “Movements in assets and liabilities” in this report). In addition, off-balance sheet leverage exposures increased by € 6.6 billion corresponding to higher notional amounts for irrevocable lending commitments and financial guarantees. These increases were partly offset by the leverage exposure for the asset items not related to derivatives and SFTs which decreased by € 8.9 billion. This largely reflects the development of the balance sheet: decreases in cash and central bank/interbank balances of € 28.8 billion were partly offset by increases in receivables from unsettled regular way trades by € 11.7 billion on a net basis (€ 40.2 billion on a gross basis from seasonally low year-end levels), in non-derivative trading assets by € 4.7 billion and in loans by € 2.8 billion; remaining asset items not outlined separately increased by € 0.6 billion. Furthermore, the leverage exposure related to derivatives decreased by € 3.1 billion.
The increase in leverage exposure in the first half of 2024 included a positive foreign exchange impact of € 12.2 billion, mainly due to the strengthening of the U.S. Dollar versus the Euro. The effects from foreign exchange rate movements are embedded in the movement of the leverage exposure items discussed in this section.
42
Deutsche Bank
Interim Report as of June 30, 2024

Minimum Requirement of Own Funds and Eligible Liabilities (“MREL”) and Total Loss Absorbing Capacity (“TLAC”)

MREL and TLAC
in € m. (unless stated otherwise)	Jun 30, 2024	Dec 31, 2023
Regulatory capital elements of TLAC/MREL
Common Equity Tier 1 capital (CET1)	48,113	48,066
Additional Tier 1 (AT1) capital instruments eligible under TLAC/MREL	9,878	8,328
Tier 2 (T2) capital instruments eligible under TLAC/MREL
Tier 2 (T2) capital instruments before TLAC/MREL adjustments	8,449	8,610
Tier 2 (T2) capital instruments adjustments for TLAC/MREL	508	2,478
Tier 2 (T2) capital instruments eligible under TLAC/MREL	8,957	11,088
Total regulatory capital elements of TLAC/MREL	66,948	67,483

Other elements of TLAC/MREL
Senior non-preferred plain vanilla	46,167	46,624
Holdings of eligible liabilities instruments of other G-SIIs (TLAC only)	–	–
Total Loss Absorbing Capacity (TLAC)	113,115	114,106
Add back of holdings of eligible liabilities instruments of other G-SIIs (TLAC only)	0	0
Available Own Funds and subordinated Eligible Liabilities (subordinated MREL)	113,115	114,106
Senior preferred plain vanilla	9,191	5,538
Senior preferred structured products	4,777	3,609
Available Minimum Own Funds and Eligible Liabilities (MREL)	127,083	123,253

Risk Weighted Assets (RWA)	356,427	349,742
Leverage Ratio Exposure (LRE)	1,261,804	1,240,318

TLAC ratio
TLAC ratio (as percentage of RWA)	31.74	32.63
TLAC requirement (as percentage of RWA)	23.20	23.14
TLAC ratio (as percentage of Leverage Exposure)	8.96	9.20
TLAC requirement (as percentage of Leverage Exposure)	6.75	6.75
TLAC surplus over RWA requirement	30,429	33,167
TLAC surplus over LRE requirement	27,943	30,385

MREL subordination
MREL subordination ratio¹	31.74	32.63
MREL subordination requirement¹	24.59	24.68
Surplus over MREL subordination requirement	25,474	27,781

MREL ratio
MREL ratio¹	35.65	35.24
MREL requirement¹	30.97	30.35
MREL surplus over requirement	16,703	17,098

1 As percentage of RWA (requirement including the combined buffer requirement)
MREL ratio development
As of June 30, 2024, available MREL were € 127.1 billion, corresponding to a ratio of 35.65% of RWA. This means that Deutsche Bank has a surplus of € 16.7 billion above the Group’s MREL requirement of € 110.4 billion (i.e., 30.97% of RWA including combined buffer requirement). € 113.1 billion of the Group’s available MREL were own funds and subordinated liabilities, corresponding to a MREL subordination ratio of 31.74% of RWA, a buffer of € 25.4 billion over the Group’s subordination requirement of € 87.6 billion (i.e., 24.59% of RWA including combined buffer requirement). Compared to December 31, 2023, available MREL increased while subordinated MREL slightly decreased as quarterly issuances of senior-preferred liabilities were higher than maturities in this category while new issuances in senior non-preferred liabilities and AT1 capital did not compensate reductions in T2 regulatory capital.
TLAC ratio development
As of June 30, 2024, TLAC was € 113.1 billion and the corresponding TLAC ratios were 31.74% of RWA and 8.96% of LRE. This means that Deutsche Bank has a TLAC surplus of € 27.9 billion over its TLAC requirement of € 85.2 billion (6.75% of LRE).
43
Deutsche Bank
Interim Report as of June 30, 2024

Liquidity Coverage Ratio
As of June 30, 2024, the Group's liquidity coverage ratio was 136%, or €58 billion above the regulatory minimum of 100%. In comparison, as of December 31, 2023, 140% or €62 billion was excess liquidity. The decrease was primarily due to the early redemption of TLTRO and higher net outflows, largely offset by increased deposits and capital market issuance.
Stressed Net Liquidity Position
The Group’s internal stressed Net Liquidity Position increased to € 67 billion as of June 30, 2024, from € 58 billion as of December 31, 2023. The increase was primarily on account of increased deposits and new issuances partially offset by TLTRO repayment in Q1 2024.
Net Stable Funding Ratio
The Group’s Net Stable Funding Ratio (NSFR) as of June 30, 2024 was 122% or a surplus of € 110 billion over the regulatory minimum of 100% as compared with 121% as of December, 31 2023.
IFRS 9 Impairment
Model overview
During the first half of 2024, Deutsche Bank continued to apply the same IFRS 9 impairment model and methodologies, key assumptions and risk management activities as disclosed in the Annual Report 2023 except for the change in estimate outlined below. As outlined in that report, the Group leverages existing models used for the determination of capital demand under the Basel Internal Ratings Based Approach and internal risk management practices to calculate the bank’s expected credit losses (ECL).
In 2023, the Group completed three migration waves of the Postbank clients into the IT systems of Deutsche Bank, which resulted in the Group-wide alignment of the IFRS 9 impairment model and methodologies, while specific models previously applied for the Postbank were to a large extent decommissioned. For details on the operational backlog following the Postbank IT migration please refer to the Risk and Opportunity section. The final wave of the IT migration and the resulting ECL impact from this change in estimate is expected for the third quarter of 2024 and will include the BHW mortgage and Postbank factoring portfolios.
The latest developments and key uncertainties in the first half of 2024 and their consideration in the ECL calculation, based on the bank’s ongoing credit risk management activities and governance framework, are also described in the Key Risk Theme section. These activities include, but are not limited to, regular emerging risk reviews as well as portfolio deep dives, day to day risk management on the level of individual borrowers, and regular model validations. The Group also considers each reporting period if there are any potential model imprecisions or uncertainties not included in the model that require an overlay. Lastly, the Group presents its major sources of estimation uncertainty in the ECL model and a sensitivity analysis forward looking information as a key assumption.
44
Deutsche Bank
Interim Report as of June 30, 2024

Forward-looking information

The tables below contain the macroeconomic variables (MEV’s) included in the application of forward-looking information on PDs feeding the IFRS 9 model as of June 30, 2024, and as of December 31, 2023. At each reporting date, the consensus data included the latest macroeconomic developments.
Macroeconomic variables applied
	as of June 2024¹ ²
	Year 1 (4 quarter avg)	Year 2 (4 quarter avg)
Commodity - Gold	2,260.40	2,339.28
Commodity - WTI	78.56	73.11
Credit - CDX Emerging Markets	170.05	189.77
Credit - CDX High Yield	352.22	400.32
Credit - CDX IG	52.53	57.16
Credit - High Yield Index	3.42%	3.95%
Credit - ITX Europe 125	54.69	56.97
Equity - MSCI Asia	1,442	1,457
Equity - Nikkei	38,777	38,844
Equity - S&P500	5,340	5,471
GDP - Developing Asia	5.03%	4.50%
GDP - Emerging Markets	4.30%	4.03%
GDP - Eurozone	0.71%	1.44%
GDP - Germany	0.48%	1.30%
GDP - Italy	0.99%	1.26%
GDP - USA	2.08%	1.84%
Real Estate Prices - U.S. CRE Index	311.23	311.62
Unemployment - Eurozone	6.54%	6.49%
Unemployment - Germany	3.20%	3.16%
Unemployment - Italy	7.30%	7.37%
Unemployment - Japan	2.50%	2.38%
Unemployment - Spain	11.51%	11.09%
Unemployment - USA	4.06%	4.10%

1 MEV as of June 18, 2024
2 Year 1 equals second quarter of 2024 to first quarter of 2025, Year 2 equals second quarter of 2025 to first quarter of 2026
	as of December 2023¹ ²
	Year 1 (4 quarter avg)	Year 2 (4 quarter avg)
Commodity - Gold	1,957.34	1,958.16
Commodity - WTI	82.52	83.56
Credit - CDX Emerging Markets	195.16	192.83
Credit - CDX High Yield	451.57	466.4
Credit - CDX IG	70.04	72.12
Credit - High Yield Index	4.05%	4.19%
Credit - ITX Europe 125	73.09	72.21
Equity - MSCI Asia	1,293	1,297
Equity - Nikkei	33,188	34,051
Equity - S&P500	4,514	4,621
GDP - Developing Asia	4.94%	4.37%
GDP - Emerging Markets	4.08%	4.01%
GDP - Eurozone	0.13%	1.08%
GDP - Germany	0.12%	1.30%
GDP - Italy	0.33%	1.03%
GDP - USA	1.75%	1.31%
Real Estate Prices - U.S. CRE Index	353.41	347.99
Unemployment - Eurozone	6.67%	6.64%
Unemployment - Germany	3.12%	3.13%
Unemployment - Italy	7.75%	7.68%
Unemployment - Japan	2.58%	2.42%
Unemployment - Spain	11.96%	11.67%
Unemployment - USA	4.19%	4.40%

1 MEV as of December 6, 2023, which barely changed until December 29, 2023
2 Year 1 equals fourth quarter of 2023 to third quarter of 2024, Year 2 equals fourth quarter of 2024 to third quarter of 2025
45
Deutsche Bank
Interim Report as of June 30, 2024

Overlays applied to the IFRS 9 model output

The Group regularly reviews the IFRS 9 methodology and processes, key inputs into the ECL calculation and discusses upcoming model changes, potential model imprecisions or other estimation uncertainties, for example in the macroeconomic environment to determine if any material overlays are required.
As of June 30, 2024, management overlays amounted to € 89 million, compared to € 84 million for year end 2023 (which resulted in an increase of Allowance for Credit Losses in both periods). In the second quarter 2024, the Group reduced the management overlay following the deployment of a FLI related model refinement which led to the expected ECL increase. Further, the Group introduced a new overlay following a review of model performance to bring forward the expected impacts from a model refinement related to refinancing risk, which represents a change in estimate and which is envisaged for future technical implementation.
In assessing whether the Group requires any additional overlays, it regularly reviews for evolving or emerging risks. These measures include client surveys and interviews, along with analysis of portfolios across businesses, regions and sectors. In addition, the Group regularly reviews and validates key model inputs and assumptions (including those in feeder models) and ensures where expert judgement is applied, it is in line with the Group’s risk management framework. As of June 30, 2024, the Group did not identify any model weaknesses that would require an additional overlay, except for the ECL model related changes, for which overlays have been recorded. Any potential impacts from ongoing validations and model refinements in the future periods will be recorded once the amounts are estimatable.
Model sensitivity
The Group has identified three key model assumptions included in the IFRS 9 model. These include forward looking macroeconomic variables, the quantitative criteria for determining if a borrower has incurred a significant increase in credit risk and transferred to Stage 2, and the LGD setting on homogenous portfolios in Stage 3. Below the bank provides sensitivity analysis on the potential impact if these key assumptions applied in the ECL model were to deviate from the bank’s base case expectations. The sensitivity of the quantitative criteria for determining if a borrower has incurred a significant increase in credit risk and transferred to Stage 2 and the LGD setting on homogenous portfolios in Stage 3 have not materially changed versus amounts disclosed in the Annual Report 2023.
Macroeconomic Variables
The sensitivity of the PD component feeding the ECL model with respect to potential changes in projections for key MEVs is shown in the table below, which provides ECL impacts for Stages 1 and 2 from downward and upward shifts applied separately to each group of MEVs as of June 30, 2024, and December 31, 2023. The magnitude of the shifts is selected in the range of one standard deviation, which is a statistical measure of the dispersion of the values of a random variable. Each of these groups consists of MEVs from the same category:
– GDP growth rates: includes U.S., Eurozone, Germany, Italy, Developing Asia, Emerging Markets
– Unemployment rates: includes U.S., Eurozone, Germany, Italy, Japan, Spain
– Equities: S&P500, Nikkei, MSCI Asia
– Credit spreads: ITX Europe 125, High Yield Index, CDX IG, CDX High Yield, CDX Emerging Markets
– Real Estate: Commercial Real Estate Price Index
– Commodities: WTI oil price, Gold price
Although interest rates and inflation are not separately included in the MEVs above, the economic impact of these risks is reflected in other macroeconomic variables, such as GDP growth rates, unemployment, equities and credit spreads as higher rates and inflation would filter through these forecasts and be included in the ECL model and sensitivity analysis below.
In addition, the sensitivity analysis only includes the impact of the aggregated MEV group (i.e., potential correlation between different MEV groups or the impact of management overlays is not taken into consideration). ECLs for Stage 3 are not affected and not reflected in the following tables as its calculation is independent of the macroeconomic scenarios.
The sensitivity impact is slightly lower as of June 30, 2024, compared to December 31, 2023, due to portfolio changes and minor improvements of base MEV projections which the analyses were based on.
46
Deutsche Bank
Interim Report as of June 30, 2024

IFRS 9 – Sensitivities of Forward-Looking Information applied on Stage 1 and Stage 2 – Group Level
	Jun 30, 2024
	Upward sensitivity		Downward sensitivity
	Upward shift	ECL impact in € m.	Downward shift	ECL impact in € m.
GDP growth rates	1pp	(71.0)	(1)pp	79.2
Unemployment rates	(0.5)pp	(40.6)	0.5pp	43.5
Real estate prices	5%	(5.2)	(5)%	5.5
Equities	10%	(8.1)	(10)%	10.2
Credit spreads	(40)%	(17.1)	40%	18.7
Commodities¹	10%	(9.4)	(10)%	10.0

1 The sign of the shift applies to oil prices changes. Gold price changes have the opposite sign
	December 31, 2023
	Upward sensitivity		Downward sensitivity
	Upward shift	ECL impact in € m.	Downward shift	ECL impact in € m.
GDP growth rates	1pp	(80.4)	(1)pp	88.9
Unemployment rates	(0.5)pp	(43.1)	0.5pp	45.9
Real estate prices	5%	(5.9)	(5)%	6.2
Equities	10%	(9.0)	(10)%	12.2
Credit spreads	(40)%	(20.5)	40%	22.8
Commodities¹	10%	(8.5)	(10)%	9.2

1 The sign of the shift applies to oil prices changes. Gold price changes have the opposite sign
IFRS 9 Expected Credit Losses
Provision for credit losses was € 476 million in the quarter, up from € 401 million in the prior year quarter and from € 439 million in the first quarter of 2024. In the second quarter of 2024, provision for performing (Stage 1 and 2) loans were € 35 million, driven by portfolio movements and the net effect of overlays. Provision for non-performing (Stage 3) loans were € 441 million in the quarter, down from € 471 million in the previous quarter. The reduction was driven by the Private Bank and partly offset by an increase in the Corporate Bank primarily driven by a small number of individual defaults; provisions in the Investment Bank were stable quarter on quarter and largely related to Commercial Real Estate.
For the first six months, provision for credit losses was € 915 million, compared to € 772 million in the prior year period. Corporate Bank provisions were up 9 % year on year at € 198 million, while Private Bank provisions were down 11 % to € 367 million, benefitting from the sale of non-performing loans and the non-recurrence of provisions relating to a small number of idiosyncratic events in the prior year period. Investment Bank provisions were € 313 million, materially higher than the prior year period, and remain largely affected by the commercial real estate sector.
Overall assessment of ECL’s
To ensure that Deutsche Bank’s ECL model accounted for the uncertainties in the macroeconomic environment throughout the second quarter and the first half of 2024, the Group continued to review emerging risks, assessed potential baseline and downside impacts and required actions to manage the bank’s credit strategy and risk appetite. The outcome of these reviews concluded that the bank adequately provisioned for its ECL as of June 30, 2024, and December 31, 2023.
Results from the above reviews and development of key portfolio indicators are regularly discussed at Credit Risk and Management Fora and the Group Risk Committee. Where necessary, actions and measures are taken to mitigate the risks. Client ratings are regularly reviewed to reflect the latest macroeconomic developments and where potentially significant changes in risk are identified clients are moved to the watchlist (Stage 2), forbearance measures may be negotiated, and credit limits and collateralization are reviewed. Overall, the Group believes that based on its day-to-day risk management activities and regular reviews of emerging risks it has adequately provided for its ECL.
47
Deutsche Bank
Interim Report as of June 30, 2024

Asset quality

This section describes the quality of debt instruments subject to impairment, which under IFRS 9 consist of debt instruments measured at amortized cost (AC), financial instruments at fair value through other comprehensive income (FVOCI) as well as off balance sheet lending commitments such as loan commitments and financial guarantees (hereafter collectively referred to as ‘Financial Assets’).
The following table provides an overview of the exposure amount and allowance for credit losses by class of financial instrument broken down into stages as per IFRS 9 requirements.
Overview of financial instruments subject to impairment
	Jun 30, 2024					Dec 31, 2023
in € m.	Stage 1	Stage 2	Stage 3	Stage 3 POCI	Total	Stage 1	Stage 2	Stage 3	Stage 3 POCI	Total
Amortized cost¹
Gross carrying amount	671,561	57,650	14,288	767	744,266	692,091	55,704	12,799	806	761,400
of which: Loans	419,588	53,723	14,076	767	488,153	418,311	52,834	12,576	806	484,527
Allowance for credit losses²	440	701	4,183	202	5,526	447	680	3,960	198	5,285
of which: Loans	423	693	4,098	202	5,417	424	673	3,874	198	5,170

Fair value through OCI
Fair value	38,623	1,385	68	0	40,076	34,424	1,076	46	0	35,546
Allowance for credit losses	14	8	16	0	38	13	13	22	0	48

Off-balance sheet positions
Notional amount	307,289	22,390	1,831	7	331,517	292,747	23,778	2,282	8	318,814
Allowance for credit losses³	118	83	167	0	368	117	88	187	0	393

1 Financial assets at amortized cost consist of: Loans at amortized cost, Cash and central bank balances, Interbank balances (w/o central banks), Central bank funds sold and securities purchased under resale agreements, Securities borrowed and certain subcategories of Other assets
2 Allowance for credit losses do not include allowance for country risk amounting to € 8 million as of June 30, 2024 and € 4 million as of December 31, 2023
3 Allowance for credit losses do not include allowance for country risk amounting to € 7 million as of June 30, 2024 and € 9 million as of December 31, 2023
48
Deutsche Bank
Interim Report as of June 30, 2024

Additional information

Management and Supervisory Board
Management Board
There were no changes in the Management Board in the first and second quarter of 2024.
Deutsche Bank’s Supervisory Board appointed Laura Padovani as member of the Management Board with effect from July 1, 2024. She is Chief Compliance and Anti Financial Crime Officer. Laura Padovani takes over these responsibilities from Stefan Simon.
Stefan Simon will focus on his role as Management Board member responsible for the Americas region. He also remains responsible for Legal including Group Governance.
Supervisory Board
Florian Haggenmiller was appointed as a new member of the Supervisory Board by the court on January 16, 2024. He succeeded Birgit Laumen, who resigned from her Supervisory Board mandate with effect from January 12, 2024.
There were no changes in the Supervisory Board in the second quarter of 2024.
49
Deutsche Bank
Interim Report as of June 30, 2024

Consolidated statement of income

Income statement
	Three months ended		Six months ended
in € m.	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Interest and similar income[1]	12,507	10,489	25,004	20,063
Interest expense	8,884	6,296	17,554	11,988
Net interest income	3,623	4,192	7,450	8,074
Provision for credit losses	476	401	915	772
Net interest income after provision for credit losses	3,147	3,792	6,535	7,302
Commissions and fee income	2,594	2,321	5,207	4,669
Net gains (losses) on financial assets/liabilities at fair value through profit or loss	965	643	1,895	2,178
Net gains (losses) on derecognition of financial assets measured at amortized cost	(0)	(2)	(8)	(4)
Net gains (losses) on financial assets at fair value through other comprehensive income	13	(2)	39	22
Net income (loss) from equity method investments	(11)	11	(4)	7
Other income (loss)	124	(101)	105	(106)
Total noninterest income	3,685	2,870	7,234	6,765
Compensation and benefits	3,010	2,812	5,940	5,508
General and administrative expenses	3,738	2,657	6,111	5,417
Impairment of goodwill and other intangible assets	0	0	0	0
Restructuring activities	(46)	134	(45)	134
Total noninterest expenses	6,702	5,602	12,006	11,059
Profit (loss) before tax	130	1,059	1,763	3,008
Income tax expense (benefit)	276	366	745	924
Profit (loss)	(145)	693	1,018	2,084
Profit (loss) attributable to noncontrolling interests	45	39	73	64
Profit (loss) attributable to Deutsche Bank shareholders and additional equity components	(190)	654	945	2,020

1 Interest and similar income of € 9.4 billion for the three months ended June 30, 2024 and € 8.1 billion for the three months ended June 30, 202
3, € 18.9 billion for the six months ended June 30, 2024 and € 15.8 billion for the six months ended June 30, 202 3 was calculated based on the effective interest method
Earnings per common share
	Three months ended		Six months ended
	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Earnings per common share:[1]
Basic	€ (0.38)	€ 0.07	€ 0.18	€ 0.73
Diluted	€ (0.38)	€ 0.07	€ 0.18	€ 0.72
Number of shares in million:
Denominator for basic earnings per share – weighted-average shares outstanding	1,998.0	2,079.0	2,005.7	2,073.0
Denominator for diluted earnings per share – adjusted weighted-average shares after assumed conversions	1,998.0[2]	2,108.7	2,047.8	2,109.6

1 Earnings were adjusted by € 574 million and € 498 million before tax for the coupons paid on Additional Tier 1 Notes in the second quarter of 2024 and 2023, respectively. The coupons paid on Additional Tier 1 Notes are not attributable to Deutsche Bank shareholders and therefore need to be deducted in the calculation in accordance with IAS 33. This adjustment created a net loss situation for EPS for the three months ended June 30, 2024
2 Due to the net loss situation for the three months ended June 30, 2024 potentially dilutive shares are generally not considered for the EPS calculation, because to do so would decrease the net loss per share. Under a net income situation however, the number of adjusted weighted average shares after assumed conversion would have been increased by 42.1 million shares for the three months ended June 30, 2024
50
Deutsche Bank
Interim Report as of June 30, 2024

Consolidated statement of comprehensive income
	Three months ended		Six months ended
in € m.	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Profit (loss) recognized in the income statement	(145)	693	1,018	2,084
Other comprehensive income
Items that will not be reclassified to profit or loss
Remeasurement gains (losses) related to defined benefit plans, before tax	(37)	(57)	65	188
Net fair value gains (losses) attributable to credit risk related to financial liabilities designated as at fair value through profit or loss, before tax	(54)	(72)	(87)	10
Total of income tax related to items that will not be reclassified to profit or loss	(11)	50	(39)	(30)
Items that are or may be reclassified to profit or loss
Financial assets at fair value through other comprehensive income
Unrealized net gains (losses) arising during the period, before tax	(182)	(145)	(266)	107
Realized net (gains) losses arising during the period (reclassified to profit or loss), before tax	(13)	2	(39)	(22)
Derivatives hedging variability of cash flows
Unrealized net gains (losses) arising during the period, before tax	(109)	(268)	(388)	(72)
Realized net (gains) losses arising during the period (reclassified to profit or loss), before tax	85	92	161	191
Assets classified as held for sale
Unrealized net gains (losses) arising during the period, before tax	0	0	0	0
Realized net (gains) losses arising during the period (reclassified to profit or loss), before tax	0	0	0	0
Foreign currency translation
Unrealized net gains (losses) arising during the period, before tax	80	(276)	395	(782)
Realized net (gains) losses arising during the period (reclassified to profit or loss), before tax	3	0	3	(1)
Equity Method Investments
Net gains (losses) arising during the period	4	(1)	0	(31)
Total of income tax related to items that are or may be reclassified to profit or loss	94	110	219	124
Other comprehensive income (loss), net of tax	(141)	(564)	23	(317)
Total comprehensive income (loss), net of tax	(286)	128	1,041	1,767
Attributable to:
Noncontrolling interests	51	31	100	31
Deutsche Bank shareholders and additional equity components	(337)	97	941	1,737

51
Deutsche Bank
Interim Report as of June 30, 2024

Consolidated balance sheet

Assets
in € m.	Jun 30, 2024	Dec 31, 2023
Cash and central bank balances	148,625	178,416
Interbank balances (without central banks)	7,333	6,140
Central bank funds sold and securities purchased under resale agreements	24,937	14,725
Securities borrowed	44	39
Financial assets at fair value through profit or loss
Trading assets	134,894	125,275
Positive market values from derivative financial instruments	237,234	251,877
Non-trading financial assets mandatory at fair value through profit and loss	104,577	88,047
Financial assets designated at fair value through profit or loss	45	75
Total financial assets at fair value through profit or loss	476,749	465,273
Financial assets at fair value through other comprehensive income	40,076	35,546
Equity method investments	1,048	1,013
Loans at amortized cost	482,729	479,353
Property and equipment	6,219	6,185
Goodwill and other intangible assets	7,548	7,327
Other assets [1]	152,623	114,698
Assets for current tax	1,565	1,513
Deferred tax assets	7,436	7,039
Total assets	1,356,930	1,317,266

Liabilities and equity
in € m.	Jun 30, 2024	Dec 31, 2023
Deposits	645,530	625,486
Central bank funds purchased and securities sold under repurchase agreements	2,632	3,038
Securities loaned	4	3
Financial liabilities at fair value through profit or loss
Trading liabilities	48,370	44,005
Negative market values from derivative financial instruments	223,353	238,278
Financial liabilities designated at fair value through profit or loss	92,683	83,727
Investment contract liabilities	509	484
Total financial liabilities at fair value through profit or loss	364,914	366,494
Other short-term borrowings	10,696	9,620
Other liabilities	142,787	113,018
Provisions	3,812	2,448
Liabilities for current tax	662	631
Deferred tax liabilities	559	517
Long-term debt	108,848	119,390
Trust preferred securities	288	289
Total liabilities	1,280,731	1,240,935
Common shares, no par value, nominal value of € 2.56	5,106	5,223
Additional paid-in capital	39,571	40,187
Retained earnings	22,331	22,845
Common shares in treasury, at cost	(667)	(481)
Accumulated other comprehensive income (loss), net of tax	(1,778)	(1,775)
Total shareholders’ equity	64,563	65,999
Additional equity components	10,052	8,569
Noncontrolling interests	1,583	1,763
Total equity	76,199	76,330
Total liabilities and equity	1,356,930	1,317,266

1 Includes non-current assets and disposal groups held for sale.
52
Deutsche Bank
Interim Report as of June 30, 2024

Consolidated statement of changes in equity
					Unrealized net gains (losses)
in € m.	Common shares (no par value)	Additional paid-in capital	Retained earnings	Common shares in treasury, at cost	On financial assets at fair value through other compre- hensive income, net of tax[2]	Attributable to change in own credit risk of financial liabilities designated as at fair value through profit and loss, net of tax[2]	On derivatives hedging variability of cash flows, net of tax[2]	On assets classified as held for sale, net of tax[2]	Foreign currency translation, net of tax[2]	Unrealized net gains (losses) from equity method investments	Accumula- ted other comprehen- sive income, net of tax[1]	Total shareholders’ equity	Additional equity components[3]	Noncontrolling interests	Total equity
Balance as of December 31, 2022	5,291	40,513	17,769	(331)	(1,143)	62	(570)	0	172	10	(1,470)	61,772	8,578	1,791	72,141
Total comprehensive income (loss), net of tax[1]	0	0	2,020	0	176	7	90	0	(696)	(20)	(444)	1,576	0	30	1,606
Gains (losses) attributable to equity instruments designated as at fair value through other comprehensive income, net of tax	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Gains (losses) upon early extinguishment attributable to change in own credit risk of financial liabilities designated as at fair value through profit and loss, net of tax	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Common shares cancelled[5]	(68)	(232)	0	300	0	0	0	0	0	0	0	(0)	0	0	(0)
Cash dividends paid	0	0	(610)	0	0	0	0	0	0	0	0	(610)	0	(92)	(702)
Coupon on additional equity components, before tax	0	0	(498)	0	0	0	0	0	0	0	0	(498)	0	0	(498)
Remeasurement gains (losses) related to defined benefit plans, net of tax	0	0	161	0	0	0	0	0	0	0	0	161	0	1	162
Net change in share awards in the reporting period	0	(274)	0	0	0	0	0	0	0	0	0	(274)	0	(0)	(275)
Treasury shares distributed under share-based compensation plans	0	0	0	384	0	0	0	0	0	0	0	384	0	0	384
Tax benefits related to share-based compensation plans	0	(34)	0	0	0	0	0	0	0	0	0	(34)	0	(1)	(35)
Option premiums and other effects from options on common shares	0	(65)	0	0	0	0	0	0	0	0	0	(65)	0	0	(65)
Purchases of treasury shares	0	0	0	(407)	0	0	0	0	0	0	0	(407)	0	0	(407)
Sale of treasury shares	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Net gains (losses) on treasury shares sold	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Other	0	51	0	0	0	0	0	0	0	0	0	51	(27)[4]	(6)	18
Balance as of June 30, 2023	5,223	39,958	18,841	(54)	(967)	68	(480)	0	(524)	(11)	(1,914)	62,054	8,551	1,723	72,328

Balance as of December 31, 2023	5,223	40,187	22,845	(481)	(879)	18	22	0	(930)	(6)	(1,775)	65,999	8,569	1,763	76,330
Total comprehensive income (loss), net of tax[1]	0	0	945	0	(217)	(60)	(155)	0	429	1	(2)	942	0	100	1,042
Gains (losses) attributable to equity instruments designated as at fair value through other comprehensive income, net of tax	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Gains (losses) upon early extinguishment attributable to change in own credit risk of financial liabilities designated as at fair value through profit and loss, net of tax	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Common shares cancelled[5]	(117)	(333)	0	450	0	0	0	0	0	0	0	0	0	0	0
Cash dividends paid	0	0	(883)	0	0	0	0	0	0	0	0	(883)	0	(258)	(1,141)
Coupon on additional equity components, before tax	0	0	(574)	0	0	0	0	0	0	0	0	(574)	0	0	(574)
Remeasurement gains (losses) related to defined benefit plans, net of tax	0	0	(1)	0	0	0	0	0	0	0	0	(1)	0	0	(1)
Net change in share awards in the reporting period	0	(207)	0	0	0	0	0	0	0	0	0	(207)	0	0	(207)
Treasury shares distributed under share-based compensation plans	0	0	0	424	0	0	0	0	0	0	0	424	0	0	424
Tax benefits related to share-based compensation plans	0	8	0	0	0	0	0	0	0	0	0	8	0	(0)	8
Option premiums and other effects from options on common shares	0	(31)	0	0	0	0	0	0	0	0	0	(31)	0	0	(31)
Purchases of treasury shares	0	0	0	(1,060)	0	0	0	0	0	0	0	(1,060)	0	0	(1,060)
Sale of treasury shares	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Net gains (losses) on treasury shares sold	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Other	0	(53)	0	0	0	0	0	0	0	0	0	(53)	1,483[4]	(22)	1,408
Balance as of June 30, 2024	5,106	39,571	22,331	(667)	(1,097)	(42)	(132)	0	(501)	(6)	(1,778)	64,563	10,052	1,583	76,199

1 Excluding remeasurement gains (losses) related to defined benefit plans, net of tax
2 Excluding unrealized net gains (losses) from equity method investments
3 Includes Additional Tier 1 Notes, which constitute unsecured and subordinated notes of Deutsche Bank and are classified as equity in accordance with IFRS
4 Includes net effect from issuance, repayment, purchase and sale of Additional Equity Components
5 At February 28, 2023, Deutsche Bank cancelled 26.5 million of its common shares. The cancellation reduced the nominal value of the shares by € 68 million . The cancelled shares had been held in common shares in treasury, at their acquisition cost of € 300 million . The difference between the common shares at cost and their nominal value has reduced additional paid-in capital by € 232 million . At March 5, 2024, Deutsche Bank cancelled 45.5 million of its common shares. The cancellation reduced the nominal value of the shares by € 117 million . The cancelled shares had been held in common shares in treasury, at their acquisition cost of € 450 million . The difference between the common shares at cost and their nominal value has reduced additional paid-in capital by € 333 million
53
Deutsche Bank
Interim Report as of June 30, 2024

Consolidated statement of cash flows

	Six months ended
in € m.	Jun 30, 2024	Jun 30, 2023
Profit (loss)	1,018	2,084
Cash flows from operating activities:
Adjustments to reconcile profit (loss) to net cash provided by (used in) operating activities:
Provision for credit losses	915	772
Restructuring activities	(45)	134
Gain on sale of financial assets at fair value through other comprehensive income, equity method investments and other	(55)	(65)
Deferred income taxes, net	(37)	231
Impairment, depreciation and other amortization, and accretion	1,063	1,420
Share of net income (loss) from equity method investments	4	70
Profit (loss) adjusted for noncash charges, credits and other items	2,864	4,647
Adjustments for net change in operating assets and liabilities:
Interest-earning time deposits with central banks and banks	(95)	(919)
Central bank funds sold, securities purchased under resale agreements, securities borrowed	(10,172)	(172)
Non-Trading financial assets mandatory at fair value through profit and loss	(16,810)	(2,826)
Financial assets designated at fair value through profit or loss	30	2
Loans at amortized cost	(1,169)	5,621
Other assets	(38,742)	(13,923)
Deposits	18,524	(27,840)
Financial liabilities designated at fair value through profit or loss and investment contract liabilities[1]	7,655	24,869
Central bank funds purchased, securities sold under repurchase agreements and securities loaned	(429)	1,756
Other short-term borrowings	1,067	1,988
Other liabilities	30,032	7,846
Senior long-term debt[2]	(11,357)	(8,873)
Trading assets and liabilities, positive and negative market values from derivative financial instruments, net	(4,743)	(10,481)
Other, net	(1,730)	1,828
Net cash provided by (used in) operating activities	(25,075)	(16,477)
Cash flows from investing activities:
Proceeds from:
Sale of financial assets at fair value through other comprehensive income	12,069	12,100
Maturities of financial assets at fair value through other comprehensive income	11,431	9,504
Sale of debt securities held to collect at amortized cost	0	0
Maturities of debt securities held to collect at amortized cost	3,891	4,735
Sale of equity method investments	0	4
Sale of property and equipment	14	6
Purchase of:
Financial assets at fair value through other comprehensive income	(26,741)	(19,683)
Debt Securities held to collect at amortized cost	(2,996)	(2,364)
Equity method investments	(46)	(17)
Property and equipment	(240)	(178)
Net cash received in (paid for) business combinations/divestitures	0	0
Other, net	(694)	(604)
Net cash provided by (used in) investing activities	(3,311)	3,505
Cash flows from financing activities:
Issuances of subordinated long-term debt	6[3]	1,400
Repayments and extinguishments of subordinated long-term debt	(34)[3]	(1,379)
Issuances of trust preferred securities	0[4]	0
Repayments and extinguishments of trust preferred securities	(3)[4]	0
Principal portion of lease payments	(283)	(264)
Common shares issued	0	0
Purchases of treasury shares	(1,060)	(407)
Sale of treasury shares	0	0
Additional Equity Components (AT1) issued	1,500	0
Additional Equity Components (AT1) repaid	0	0
Purchases of Additional Equity Components (AT1)	(1,678)	(173)
Sale of Additional Equity Components (AT1)	1,656	175
Coupon on additional equity components, pre tax	(574)	(498)
Dividends paid to noncontrolling interests	(258)	(92)
Net change in noncontrolling interests	(22)	(6)
Cash dividends paid to Deutsche Bank shareholders	(883)	(610)
Net cash provided by (used in) financing activities	(1,631)	(1,855)
Net effect of exchange rate changes on cash and cash equivalents	882	(772)
Net increase (decrease) in cash and cash equivalents	(29,135)	(15,599)
Cash and cash equivalents at beginning of period	163,768	165,626
Cash and cash equivalents at end of period	134,633	150,026
Net cash provided by (used in) operating activities including
Income taxes paid (received), net	773	412
Interest paid[7]	17,208	10,861
Interest received[7]	24,358	19,828
Dividends received	54	60
Cash and cash equivalents comprise
Cash and central bank balances[5]	128,990	145,475
Interbank balances (w/o central banks)[6]	5,644	4,552
Total	134,633	150,026

54
Deutsche Bank
Interim Report as of June 30, 2024

1 Included are senior long-term debt issuances of € 7.7 billion and € 2.8 billion and repayments and extinguishments of € 1.0 billion and € 921 million through June 30, 2024 and June 30, 2023, respectively.
2 Included are issuances of € 14.1 billion and € 15.4 billion and repayments and extinguishments of € 24.7 billion and € 24.1 billion through June 30, 2024 and June 30, 2023, respectively.
3 Non-cash changes for Subordinated Long-Term Debt are € 209 million in total and mainly driven by Fair Value changes of € 7 million and Foreign Exchange movements of € 199 million through June 30, 2024 and € (130) million in total mainly driven by Fair Value changes of € (151) million and Foreign Exchange movements of € 18 million through June 30, 2023.
4 Non-cash changes for Trust Preferred Securities are € 2 million in total and mainly driven by Fair Value changes of € (1) million through June 30, 2024 and € 13 million in total and mainly driven by Fair Value changes of € 10 million through June 30, 2023.
5 Not included: Interest-earning time deposits with central banks of € 19.6 billion as of June 30, 2024 and € 19.1 billion as of June 30, 2023 .
6 Not included: Interest-earning time deposits with banks of € 1.7 billion as of June 30, 2024 and € 2.0 billion as of June 30, 2023
7 Includes interest paid and interest received from derivatives qualifying as hedging instruments under the Group’s fair value hedge accounting application under IAS 39. Interest paid and received on derivatives not meeting the IAS 39 hedge accounting requirements are recognized in Net gains (losses) on financial assets/liabilities at fair value through profit and loss
As of June 30, 2024 cash and central bank balances include time and demand deposits at the Russian Central Bank of € 773 million (€ 652 million as of June 30, 2023). These are subject to foreign exchange restrictions. Thereof, demand deposits of € 27 million (€ 30 million as of June 2023) qualify as Cash and cash equivalents at end of period.
55
Deutsche Bank
Interim Report as of June 30, 2024

Basis of preparation/impact of changes in accounting principles

The interim consolidated financial statements of Deutsche Bank Aktiengesellschaft, Taunusanlage 12, Frankfurt am Main, Germany and its subsidiaries (collectively the “Group” or “Deutsche Bank”) for the six-month period ended June 30, 2024, are stated in euros, the presentation currency of the Group. It has been prepared based on the International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The interim consolidated financial statements take particular account of the requirements of IAS 34 relating to interim financial reporting.
The Group’s interim consolidated financial statements are unaudited and include the consolidated balance sheet as of June 30, 2024, the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the six-month period ended June 30, 2024, as well as other information.
The Group’s interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements of Deutsche Bank for the year ended December 31, 2023, for which the same accounting policies, critical accounting estimates and changes in accounting estimates have been applied with the exception of the newly adopted accounting pronouncements outlined in section “Recently adopted accounting pronouncements”.
For purposes of the Group’s primary financial reporting outside the United States, the Group prepares its interim consolidated financial statements in accordance with IFRS as endorsed by the EU. For purposes of the Group’s interim consolidated financial statements prepared in accordance with IFRS as endorsed by the EU, the Group applies fair value hedge accounting for portfolio hedges of interest rate risk (fair value macro hedges) in accordance with the EU carve out version of IAS 39. The purpose of applying the EU carve out version of IAS 39 is to align the Group’s hedge accounting approach with its risk management practice and the accounting practice of its major European peers. Under the EU carve out version of IAS 39 fair value macro hedge accounting may be applied to core deposits. In addition, the EU carve out version of IAS 39 hedge ineffectiveness is only recognized when the revised estimate of the amount of cash flows in scheduled time buckets falls below the original designated amount of that bucket. If the revised amount of cash flows in scheduled time buckets is more than the original designated amount, then there is no hedge ineffectiveness. Under IFRS as issued by the IASB, hedge accounting for fair value macro hedges cannot be applied to core deposits. In addition, under IFRS as issued by the IASB hedge ineffectiveness arises for all fair value macro hedge accounting relationships whenever the revised estimate of the amount of cash flows in scheduled time buckets is either more or less than the original designated amount of that bucket. The EU carve out version of IAS 39 also removes the prohibition on identifying a benchmark risk component in a financial instrument priced at sub–benchmark. This may arise when financial instruments carry a negative spread such that the identified non–contractually specified risk component is larger than the interest carry on the contract itself.
The application of the EU carve out version of IAS 39 had a positive impact of € 683 million on profit before tax and of € 485 million on profit after tax for the six-month period ended June 30, 2024, compared to a positive impact of € 250 million on profit before taxes and of € 177 million on profit post taxes for the six-month period ended June 30, 2023. The application of the EU carve out version of IAS 39 had a positive impact of € 280 million on profit before tax and of € 198 million on profit after tax for the three-month period ended June 30, 2024, compared to a positive impact of € 346 million on profit before taxes and of € 247 million on profit post taxes for the three-month period ended June 30, 2023. The Group’s regulatory capital and ratios thereof are also reported on the basis of the EU carve-out version of IAS 39. As of June 30, 2024, the application of the EU carve-out had a negative impact on the CET1 capital ratio of about 26 basis points compared to a positive impact of about 11 basis points as of June 30, 2023.
The preparation of financial information under IFRS requires management to make estimates and assumptions for certain categories of assets and liabilities. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from management’s estimates, especially in relation to potential impacts from the rise in inflation and resulting increases in interest rates since the start of the war in Ukraine, and the results reported should not be regarded as necessarily indicative of results that may be expected for the entire year.
56
Deutsche Bank
Interim Report as of June 30, 2024

Exposures to Russia and the impact on allowance for credit losses

As of January 1, 2024, the Group discontinued its disclosure relating to exposures to Russia and the impact on allowance for credit losses as a result of the war in Ukraine. The Group continues to monitor its risks related to Russia as part of its regular risk management activities and enhanced governance oversight in place.
High Quality Liquid Assets
Since the beginning of the fourth quarter 2023, High Quality Liquid Assets (HQLA, as defined in the Commission Delegated Regulation (EU) 2015/61) is a key limit per the Group’s liquidity risk appetite, replacing the previously reported Liquidity Reserve. HQLA comprise available cash and cash equivalents and unencumbered high quality liquid securities (including government and government guaranteed bonds), representing the most readily available and most important countermeasure in a stress event. Accordingly, the Group discontinued the disclosure of Liquidity Reserves from 2024 onwards.
Recently adopted accounting pronouncements
The following are those accounting pronouncements which are relevant to the Group, and which have been newly applied in the first six months of 2024.
IFRS 16 “Leases”
On January 1, 2024, the Group adopted amendments to IFRS 16 “Leases” that clarify how a seller-lessee subsequently measures sale and leaseback transactions that satisfy the IFRS 15 requirements to be accounted for as a sale. The amendment did not have a material impact on the Group’s interim consolidated financial statements.
IAS 1 “Presentation of Financial Statements”
On January 1, 2024, the Group adopted amendments to IAS 1 “Presentation of Financial Statements: Classification of Liabilities as Current or Non-Current”. The amendments clarify that the classification of liabilities as current or non-current should be based on rights that are in existence at the end of the reporting period. The amendments also clarify that the classification is unaffected by expectations about whether an entity will exercise its right to defer settlement of a liability and make clear that settlement refers to the transfer to the counterparty of cash, equity instruments, other assets or services. They did not have a material impact on the Group’s interim consolidated financial statements.
On January 1, 2024, the Group adopted a further amendment to IAS 1 that modifies the requirements described above on how an entity classifies debt and other financial liabilities as current or non-current in particular circumstances. Accordingly, it clarifies that only covenants with which an entity is required to comply on or before the reporting date affect the classification of a liability as current or non-current. The amendments did not have a material impact on the Group’s interim consolidated financial statements.
57
Deutsche Bank
Interim Report as of June 30, 2024

New accounting pronouncements

The following accounting pronouncements were not effective as of June 30, 2024, and therefore have not been applied in the first six months of 2024.
IAS 21 “The Effects of Changes in Foreign Exchange Rates”
In August 2023, the IASB issued “Lack of Exchangeability (Amendments to IAS 21)” that contains guidance to specify when a currency is exchangeable and how to determine the exchange rate when it is not. It also requires the disclosure of additional information when a currency is not exchangeable. The amendments are effective for annual periods beginning on or after January 1, 2025, with early adoption permitted. The amendments are not expected to have a material impact on the Group’s consolidated financial statements. These amendments have yet to be endorsed by the EU.
IFRS 18 “Presentation and Disclosures in Financial Statements”
In April 2024, the IASB issued the new standard IFRS 18 “Presentation and Disclosures in Financial Statements” that replaces IAS 1 “Presentation of Financial Statements”. The new standard contains new guidance on how to structure the Income Statement as well as disclosure requirements for Management-defined Performance Measures (MPMs). The new standard is effective for annual periods beginning on or after January 1, 2027, with early adoption permitted. The Group is currently assessing the impact of IFRS 18 on the presentation of its consolidated financial statements. The new standard has yet to be endorsed by the EU.
IFRS 19 “Subsidiaries without Public Accountability: Disclosures”
In May 2024, the IASB issued the new standard IFRS 19 “Subsidiaries without Public Accountability: Disclosures”. The new standard permits a subsidiary to provide reduced disclosures when applying IFRS Accounting Standards in its financial statements. The new standard is effective for annual periods beginning on or after January 1, 2027, with early adoption permitted. The Group is currently assessing the impact of IFRS 19 on the disclosure requirements of its subsidiaries. The new standard has yet to be endorsed by the EU.
IFRS 9 “Financial Instruments” and IFRS 7 “Financial Instruments: Disclosures”
In May 2024, the IASB has issued amendments to “Amendments to the Classification and Measurement of Financial Instruments (Amendments to IFRS 9 and IFRS 7)” to address matters identified during the post-implementation review of the classification and measurement requirements of IFRS 9 “Financial Instruments”. On electronic payment systems, the amendments permit to deem a financial liability (or part of it) to be discharged before the settlement date if specified criteria are met. Further, the amendments provide extended guidance on basic lending agreements, assets with non-recourse features and contractually linked instruments. Disclosures have been amended for contractual terms that could change the timing or amount of contractual cash flows. The amendments are effective for annual periods beginning on or after January 1, 2026, with early adoption permitted. The Group is currently assessing the impact of the amendments on classification and measurement of financial instruments as well as on its disclosures. The new standard has yet to be endorsed by the EU.
Annual Improvements to IFRS
In July 2024, the IASB issued amendments to multiple IFRS standards, which resulted from the IASB’s annual improvements project. These comprise changes in terminology as well as editorial amendments related to IFRS 1 “First-time Adoption of International Financial Reporting Standards”, IFRS 7 “Financial Instruments: Disclosures” and its accompanying Guidance on implementing IFRS 7, IFRS 9 “Financial Instruments”, IFRS 10 “Consolidated Financial Statements” and IAS 7 “Statement of Cash-Flows”. The amendments will be effective for annual periods beginning on or after January 1, 2026, with early adoption permitted. The Group is currently assessing the impact of the amendments on the Group’s consolidated financial statements. The amendments have yet to be endorsed by the EU.
58
Deutsche Bank
Interim Report as of June 30, 2024

Business Segments

Changes in the presentation for segments
As previously communicated, commencing from the first quarter of 2024, Investment Bank renamed FIC Sales and Trading to “Fixed Income & Currencies (FIC)” and introduced additional sub-categories, entitled “Fixed Income & Currencies: Financing” and “Fixed Income & Currencies: Ex Financing” to provide additional transparency regarding the revenue composition of FIC. Origination & Advisory revenues continue to be presented with the sub-categories Debt Origination, Equity Origination and Advisory. Additionally, Research revenues are reported together with Other in “Research and Other”. Prior years’ comparatives are presented in the current reporting structure.
As previously communicated, commencing from the first quarter of 2024, Private Bank will follow a customer-focused approach by classifying the existing customer base into two distinct global client sectors: “Personal Banking” as well as “Wealth Management & Private Banking”. This approach reflects the focus to serve clients in a more targeted and effective way across the Private Bank. Wealth Management & Private Banking combines the coverage of private banking, high-net-worth and ultra-high-net-worth clients, as well as business clients in selected international businesses (reflecting the ‘Bank for Entrepreneurs’ strategy). The client sector Personal Banking includes retail and affluent customers as well as commercial banking clients in specific international businesses (i.e., all small business clients and small sized corporate clients that are not covered as part of the Wealth Management & Private Banking client sector). Prior years’ comparatives are presented in the current reporting structure.
Within the new Private Bank coverage area ‘Wealth Management & Private Banking’, private clients benefit from a wider product range with increased emphasis on investment advice. As a result, demand deposits of Private Banking Germany were reclassified to assets under management, ensuring a consistent treatment within ‘Wealth Management & Private Banking’. Prior years’ comparatives are presented in the current reporting structure.
Driver-Based Cost Management allocations methodology change
As previously communicated, in the first quarter of 2023, the bank introduced a Driver-Based Cost Management methodology for the allocation of costs originated in respective Infrastructure functions which aims to provide transparency over the drivers of Infrastructure costs and links costs more closely to service consumption by segments. Beginning in 2023, costs relating to Infrastructure functions were allocated using an actuals to plan approach, with the exception of technology development costs which were charged to the divisions based on actual expenditures, whereas beginning 2024, all Infrastructure costs are charged to divisions based on actual costs and service consumption. Prior years’ comparatives are presented in the current reporting structure. For the second quarter of 2023, the change in methodology resulted in an increase in noninterest expenses (corresponding decrease in profit before tax) for Corporate Bank of € 16 million and for Corporate and Other of € 41 million and a corresponding decrease in noninterest expenses (corresponding increase in profit before tax) for Investment Bank of € 19 million, for Private Bank of € 39 million and for Asset Management of € 0 million. For the first six months of 2023, the change in methodology resulted in an increase in noninterest expenses (corresponding decrease in profit before tax) for Corporate Bank of € 57 million and for Corporate and Other of € 25 million and a corresponding decrease in noninterest expenses (corresponding increase in profit before tax) for Investment Bank of € 42 million, for Private Bank of € 40 million and for Asset Management of € 0 million
. While the update of the 2023 allocations impacted the segmental post-tax returns on average tangible shareholders’ equity and cost/income ratio, the respective Group metrics are unaffected by the methodology change.
Changes to capital allocation framework
Starting in 2024, Deutsche Bank has changed the allocation of tangible shareholders’ equity across segments. In addition, the bank now retains capital held against Deutsche Bank Group items in Corporate & Other, which has previously been allocated to the segments. Prior years’ comparatives are presented in the current reporting structure. While the adjustment of the prior periods’ allocations impact the segmental RoTE, the respective Group metrics are unaffected by the change.
Changes to Operational Risk RWA allocation framework
Starting in 2024, Deutsche Bank introduced a refined and more granular framework to allocate operational risk RWA to the segments. While the respective segmental RWA metrics are impacted by the change in methodology with a more pronounced impact from the second quarter of 2024 onwards, the Group’s operational risk RWA are unaffected by the change.
Capital expenditures and divestitures
During the first six months of 2024, the Group did not make any significant capital expenditures or divestitures.
59
Deutsche Bank
Interim Report as of June 30, 2024

Segment results

	Three months ended Jun 30, 2024
in € m. (unless stated otherwise)	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Net revenues	1,922	2,599	2,332	663	(208)	7,308
Provision for credit losses	135	163	149	(0)	29	476
Noninterest expenses:
Compensation and benefits	402	687	765	231	926	3,010
General and administrative expenses	786	994	1,068	223	667	3,738
Impairment of goodwill and other intangible assets	0	0	0	0	0	0
Restructuring activities	(0)	(1)	(45)	0	0	(46)
Total noninterest expenses	1,187	1,680	1,788	453	1,593	6,702
Noncontrolling interests	0	10	0	50	(60)	0
Profit (loss) before tax	599	746	395	160	(1,770)	130

N/M – Not meaningful
	Three months ended Jun 30, 2023
in € m. (unless stated otherwise)	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Net revenues	1,943	2,361	2,400	620	(261)	7,062
Provision for credit losses	117	141	147	(0)	(4)	401
Noninterest expenses:
Compensation and benefits	374	647	716	234	841	2,812
General and administrative expenses	802	970	1,193	241	(549)	2,657
Impairment of goodwill and other intangible assets	0	0	0	0	0	0
Restructuring activities	(0)	(1)	135	(0)	0	134
Total noninterest expenses	1,175	1,616	2,044	474	293	5,602
Noncontrolling interests	0	8	0	43	(51)	0
Profit (loss) before tax	651	596	209	103	(499)	1,059

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
	Six months ended Jun 30, 2024
in € m. (unless stated otherwise)	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Net revenues	3,800	5,645	4,710	1,280	(751)	14,684
Provision for credit losses	198	313	367	(1)	38	915
Noninterest expenses:
Compensation and benefits	782	1,373	1,474	464	1,846	5,940
General and administrative expenses	1,616	1,939	2,169	445	(58)	6,111
Impairment of goodwill and other intangible assets	0	0	0	0	0	0
Restructuring activities	0	(0)	(45)	0	0	(45)
Total noninterest expenses	2,398	3,311	3,599	909	1,788	12,006
Noncontrolling interests	0	11	0	90	(102)	0
Profit (loss) before tax	1,204	2,010	743	282	(2,476)	1,763

N/M – Not meaningful
	Six months ended Jun 30, 2023
in € m. (unless stated otherwise)	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Net revenues	3,916	5,052	4,838	1,209	(175)	14,839
Provision for credit losses	182	181	413	(1)	(3)	772
Noninterest expenses:
Compensation and benefits	733	1,260	1,404	456	1,654	5,508
General and administrative expenses	1,563	2,131	2,396	454	(1,127)	5,417
Impairment of goodwill and other intangible assets	0	0	0	0	0	0
Restructuring activities	0	(0)	135	0	(1)	134
Total noninterest expenses	2,296	3,391	3,935	910	526	11,059
Noncontrolling interests	0	6	0	82	(89)	0
Profit (loss) before tax	1,438	1,473	489	218	(610)	3,008

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
60
Deutsche Bank
Interim Report as of June 30, 2024

Corporate Bank
	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2024	Jun 30, 2023	Absolute Change	Change in %	Jun 30, 2024	Jun 30, 2023	Absolute Change	Change in %
Net revenues:
Corporate Treasury Services	1,058	1,085	(27)	(2)	2,128	2,273	(145)	(6)
Institutional Client Services	532	492	40	8	995	939	56	6
Business Banking	332	367	(35)	(9)	678	704	(26)	(4)
Total net revenues	1,922	1,943	(21)	(1)	3,800	3,916	(116)	(3)
Of which:
Net interest income	1,290	1,312	(23)	(2)	2,578	2,645	(67)	(3)
Commissions and fee income	624	573	51	9	1,217	1,149	68	6
Remaining income	8	58	(50)	(86)	6	122	(116)	(95)
Provision for credit losses	135	117	18	15	198	182	16	9
Noninterest expenses:
Compensation and benefits	402	374	28	8	782	733	50	7
General and administrative expenses	786	802	(16)	(2)	1,616	1,563	53	3
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	(0)	(0)	0	N/M	0	0	(0)	N/M
Total noninterest expenses	1,187	1,175	12	1	2,398	2,296	102	4
Noncontrolling interests	0	0	0	N/M	0	0	0	N/M
Profit (loss) before tax	599	651	(51)	(8)	1,204	1,438	(234)	(16)

Employees (front office, full-time equivalent)[1]	7,786	7,443	343	5	7,786	7,443	343	5
Employees (business-aligned operations, full-time equivalent)[1]	7,966	7,677	288	4	7,966	7,677	288	4
Employees (allocated central infrastructure, full-time equivalent)[1]	9,910	8,711	1,199	14	9,910	8,711	1,199	14
Total employees (full-time equivalent)[1]	25,662	23,831	1,831	8	25,662	23,831	1,831	8
Total assets (in € bn)[1,2]	271	245	26	11	271	245	26	11
Risk-weighted assets (in € bn)[1]	75	71	3	5	75	71	3	5
of which: operational risk RWA (in € bn)[1,3]	9	5	3	65	9	5	3	65
Leverage exposure (in € bn)[1]	315	306	10	3	315	306	10	3
Deposits (in € bn)[1]	303	271	32	12	303	271	32	12
Loans (gross of allowance for loan losses, in € bn)[1]	117	116	1	0	117	116	1	0
Cost/income ratio	61.8%	60.5%	1.3ppt	N/M	63.1%	58.6%	4.5ppt	N/M
Post-tax return on average shareholders’ equity[4]	14.1%	15.0%	(1.0)ppt	N/M	14.2%	16.7%	(2.5)ppt	N/M
Post-tax return on average tangible shareholders’ equity[4]	15.0%	16.1%	(1.1)ppt	N/M	15.3%	17.9%	(2.7)ppt	N/M

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
1 As of quarter-end
2 Segment assets represent consolidated view, i.e., the amounts do not include intersegment balances
3 Starting from the first quarter of 2024, the allocation of operational risk RWA has changed. For more information, please refer to section “Basis of preparation/impact of changes in accounting principles - Business Segments” of this report
4 Starting from the first quarter of 2024, the equity allocation framework has been updated. For more information, please refer to section “Basis of preparation/impact of changes in accounting principles - Business Segments” of this report
61
Deutsche Bank
Interim Report as of June 30, 2024

Investment Bank
	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2024	Jun 30, 2023	Absolute Change	Change in %	Jun 30, 2024	Jun 30, 2023	Absolute Change	Change in %
Net revenues:
Fixed Income & Currencies	2,067	2,128	(60)	(3)	4,585	4,470	115	3
Fixed Income & Currencies: Financing	781	776	6	1	1,586	1,481	105	7
Fixed Income & Currencies: Ex-Financing	1,286	1,352	(66)	(5)	2,999	2,989	10	0
Origination & Advisory	585	291	294	101	1,089	618	471	76
Debt Origination	399	212	187	88	754	425	329	77
Equity Origination	50	30	19	64	94	52	42	80
Advisory	137	48	89	184	241	140	100	71
Research and Other	(54)	(58)	3	(6)	(28)	(35)	7	(20)
Total net revenues	2,599	2,361	238	10	5,645	5,052	593	12
Provision for credit losses	163	141	22	16	313	181	132	73
Noninterest expenses:
Compensation and benefits	687	647	40	6	1,373	1,260	112	9
General and administrative expenses	994	970	24	2	1,939	2,131	(192)	(9)
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	(1)	(1)	0	N/M	(0)	(0)	(0)	N/M
Total noninterest expenses	1,680	1,616	63	4	3,311	3,391	(80)	(2)
Noncontrolling interests	10	8	2	21	11	6	5	81
Profit (loss) before tax	746	596	150	25	2,010	1,473	536	36

Employees (front office, full-time equivalent)[1]	4,776	4,371	405	9	4,776	4,371	405	9
Employees (business-aligned operations, full-time equivalent)[1]	3,131	3,002	129	4	3,131	3,002	129	4
Employees (allocated central infrastructure, full-time equivalent)[1]	12,191	11,342	849	7	12,191	11,342	849	7
Total employees (full-time equivalent)[1]	20,097	18,715	1,383	7	20,097	18,715	1,383	7
Total assets (in € bn)[1,2]	719	662	57	9	719	662	57	9
Risk-weighted assets (in € bn)[1]	135	145	(10)	(7)	135	145	(10)	(7)
of which: operational risk RWA (in € bn)[1,3]	18	23	(5)	(23)	18	23	(5)	(23)
Leverage exposure (in € bn)[1]	567	546	21	4	567	546	21	4
Deposits (in € bn)[1]	19	12	7	59	19	12	7	59
Loans (gross of allowance for loan losses, in € bn)[1]	106	103	3	3	106	103	3	3
Cost/income ratio	64.6%	68.5%	(3.8)ppt	N/M	58.7%	67.1%	(8.5)ppt	N/M
Post-tax return on average shareholders’ equity[4]	8.1%	6.2%	1.8ppt	N/M	11.3%	8.1%	3.2ppt	N/M
Post-tax return on average tangible shareholders’ equity[4]	8.3%	6.4%	1.9ppt	N/M	11.7%	8.3%	3.3ppt	N/M

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
1 As of quarter-end
2 Segment assets represent consolidated view, i.e., the amounts do not include intersegment balances
3 Starting from the first quarter of 2024, the allocation of operational risk RWA has changed. For more information, please refer to section “Basis of preparation/impact of changes in accounting principles - Business Segments” of this report
4 Starting from the first quarter of 2024, the equity allocation framework has been updated. For more information, please refer to section “Basis of preparation/impact of changes in accounting principles - Business Segments” of this report
62
Deutsche Bank
Interim Report as of June 30, 2024

Private Bank

	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2024	Jun 30, 2023	Absolute Change	Change in %	Jun 30, 2024	Jun 30, 2023	Absolute Change	Change in %
Net revenues:
Personal Banking	1,303	1,404	(101)	(7)	2,627	2,789	(162)	(6)
Wealth Management & Private Banking	1,029	996	34	3	2,083	2,049	34	2
Total net revenues	2,332	2,400	(67)	(3)	4,710	4,838	(128)	(3)
Of which:
Net interest income	1,442	1,543	(101)	(7)	2,875	3,075	(200)	(7)
Commissions and fee income	731	724	7	1	1,520	1,501	19	1
Remaining income	159	132	27	20	315	262	53	20
Provision for credit losses	149	147	2	2	367	413	(46)	(11)
Noninterest expenses:
Compensation and benefits	765	716	49	7	1,474	1,404	70	5
General and administrative expenses	1,068	1,193	(125)	(10)	2,169	2,396	(227)	(9)
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	(45)	135	(181)	N/M	(45)	135	(180)	N/M
Total noninterest expenses	1,788	2,044	(256)	(13)	3,599	3,935	(336)	(9)
Noncontrolling interests	0	0	0	N/M	0	0	0	N/M
Profit (loss) before tax	395	209	186	89	743	489	254	52

Employees (front office, full-time equivalent)[1]	17,962	18,822	(860)	(5)	17,962	18,822	(860)	(5)
Employees (business-aligned operations, full-time equivalent)[1]	7,725	7,957	(233)	(3)	7,725	7,957	(233)	(3)
Employees (allocated central infrastructure, full-time equivalent)[1]	11,912	11,312	600	5	11,912	11,312	600	5
Total employees (full-time equivalent)[1]	37,599	38,092	(493)	(1)	37,599	38,092	(493)	(1)
Total assets (in € bn)[1,2]	327	330	(2)	(1)	327	330	(2)	(1)
Risk-weighted assets (in € bn)[1]	96	87	9	11	96	87	9	11
of which: operational risk RWA (in € bn)[1,3]	15	8	7	90	15	8	7	90
Leverage exposure (in € bn)[1]	335	341	(6)	(2)	335	341	(6)	(2)
Deposits (in € bn)[1]	314	307	7	2	314	307	7	2
Loans (gross of allowance for loan losses, in € bn)[1]	260	263	(3)	(1)	260	263	(3)	(1)
Assets under Management (in € bn)[1,4]	613	565	48	9	613	565	48	9
Net flows (in € bn)	7	6	2	31	19	10	9	92
Cost/income ratio	76.7%	85.2%	(8.5)ppt	N/M	76.4%	81.3%	(4.9)ppt	N/M
Post-tax return on average shareholders’ equity[5]	7.1%	3.7%	3.5ppt	N/M	6.8%	4.5%	2.3ppt	N/M
Post-tax return on average tangible shareholders’ equity[5]	7.1%	3.9%	3.2ppt	N/M	6.9%	4.8%	2.1ppt	N/M

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
1 As of quarter-end
2 Segment assets represent consolidated view, i.e., the amounts do not include intersegment balances
3 Starting from the first quarter of 2024, the allocation of operational risk RWA has changed. For more information, please refer to section “Basis of preparation/impact of changes in accounting principles - Business Segments” of this report
4 Assets under Management include assets held on behalf of customers for investment purposes and/or client assets that are advised or managed by Deutsche Bank. They are managed on a discretionary or advisory basis or are deposited with the bank. Deposits are considered Assets under Management if they serve investment purposes. In Personal Banking, this includes Term deposits and Savings deposits. In Wealth Management and Private Banking, it is assumed that all customer deposits are held with the bank primarily for investment purposes and accordingly are classified as Assets under Management. In instances in which Private Bank distributes investment products qualifying as Assets under Management which are managed by DWS, these assets are reported as Assets under Management for Private Bank and for Asset Management (DWS) because they are two distinct, independent qualifying services. Within the new Private Bank coverage area ‘Wealth Management & Private Banking’, private clients benefit from a wider product range with increased emphasis on investment advice. As a result, starting from the first quarter of 2024, demand deposits of Private Banking in Germany were reclassified to Assets under Management, ensuring a consistent treatment within ‘Wealth Management & Private Banking’
5 Starting from the first quarter of 2024, the equity allocation framework has been updated. For more information, please refer to section “Basis of preparation/impact of changes in accounting principles - Business Segments” of this report
63
Deutsche Bank
Interim Report as of June 30, 2024

Asset Management
	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2024	Jun 30, 2023	Absolute Change	Change in %	Jun 30, 2024	Jun 30, 2023	Absolute Change	Change in %
Net revenues:
Management Fees	613	580	33	6	1,205	1,151	55	5
Performance and transaction fees	10	57	(47)	(82)	27	68	(41)	(60)
Other	40	(17)	57	N/M	47	(10)	58	N/M
Total net revenues	663	620	43	7	1,280	1,209	72	6
Provision for credit losses	(0)	(0)	(0)	123	(1)	(1)	(0)	11
Noninterest expenses:
Compensation and benefits	231	234	(3)	(1)	464	456	8	2
General and administrative expenses	223	241	(18)	(7)	445	454	(9)	(2)
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	0	(0)	0	N/M	0	0	0	32
Total noninterest expenses	453	474	(21)	(4)	909	910	(1)	(0)
Noncontrolling interests	50	43	7	16	90	82	8	10
Profit (loss) before tax	160	103	57	55	282	218	64	30

Employees (front office, full-time equivalent)[1]	2,012	2,033	(21)	(1)	2,012	2,033	(21)	(1)
Employees (business-aligned operations, full-time equivalent)[1]	2,403	2,280	123	5	2,403	2,280	123	5
Employees (allocated central infrastructure, full-time equivalent)[1]	568	528	40	8	568	528	40	8
Total employees (full-time equivalent)[1]	4,982	4,840	142	3	4,982	4,840	142	3
Total assets (in € bn)[1,2]	10	10	(0)	(0)	10	10	(0)	(0)
Risk-weighted assets (in € bn)[1]	18	14	4	30	18	14	4	30
of which: operational risk RWA (in € bn)[1,3]	5	3	1	41	5	3	1	41
Leverage exposure (in € bn)[1]	9	9	0	3	9	9	0	3
Assets under Management (in € bn)[1,4]	933	859	74	9	933	859	74	9
Net flows (in € bn)	(19)	9	(28)	N/M	(11)	15	(26)	N/M
Cost/income ratio	68.4%	76.5%	(8.1)ppt	N/M	71.0%	75.3%	(4.3)ppt	N/M
Post-tax return on average shareholders’ equity[5]	8.0%	5.4%	2.7ppt	N/M	7.2%	5.7%	1.6ppt	N/M
Post-tax return on average tangible shareholders’ equity[5]	17.8%	12.7%	5.2ppt	N/M	16.3%	13.3%	3.0ppt	N/M

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
1 As of quarter-end
2 Segment assets represent consolidated view, i.e., the amounts do not include intersegment balances
3 Starting from the first quarter of 2024, the allocation of operational risk RWA has changed. For more information, please refer to section “Basis of preparation/impact of changes in accounting principles - Business Segments” of this report
4
A ssets under management (AuM) means assets (a) the segment manages on a discretionary or non-discretionary advisory basis; including where it is the management company and portfolio management is outsourced to a third party; and (b) a third party holds or manages and on which the segment provides, on the basis of contract, advice of an ongoing nature including regular or periodic assessment, monitoring and/or review. AuM represent both collective investments (including mutual funds and exchange-traded funds) and separate client mandates. AuM are measured at current market value based on the local regulatory rules for asset managers at each reporting date, which might differ from the fair value rules applicable under IFRS. Measurable levels are available daily for most retail products but may only update monthly, quarterly or even yearly for some products. While AuM do not include the segment’s investments accounted for under equity method, they do include seed capital and any committed capital on which the segment earns management fees
5 Starting from the first quarter of 2024, the equity allocation framework has been updated. For more information, please refer to section “Basis of preparation/impact of changes in accounting principles - Business Segments” of this report
64
Deutsche Bank
Interim Report as of June 30, 2024

Corporate & Other
	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2024	Jun 30, 2023	Absolute Change	Change in %	Jun 30, 2024	Jun 30, 2023	Absolute Change	Change in %
Net revenues	(208)	(261)	53	(20)	(751)	(175)	(577)	N/M
Provision for credit losses	29	(4)	33	N/M	38	(3)	40	N/M
Noninterest expenses:
Compensation and benefits	926	841	84	10	1,846	1,654	192	12
General and administrative expenses	667	(549)	1,216	N/M	(58)	(1,127)	1,069	(95)
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	0	0	(0)	(10)	0	(1)	1	N/M
Total noninterest expenses	1,593	293	1,300	N/M	1,788	526	1,262	N/M
Noncontrolling interests	(60)	(51)	(9)	17	(102)	(89)	(13)	15
Profit (loss) before tax	(1,770)	(499)	(1,271)	N/M	(2,476)	(610)	(1,866)	N/M

Total Employees (full-time equivalent)[1]	35,710	33,470	2,240	7	35,710	33,470	2,240	7
Risk-weighted assets (in € bn)[1]	32	41	(9)	(22)	32	41	(9)	(22)
Leverage exposure (in € bn)[1]	36	34	2	5	36	34	2	5

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
1 As of quarter-end
65
Deutsche Bank
Interim Report as of June 30, 2024

Information on the consolidated income statement

Net interest income and net gains (losses) on financial
assets/liabilities at fair value through profit or loss
	Three months ended		Six months ended
in € m.	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Net interest income	3,623	4,192	7,450	8,074
Trading income[1]	993	674	1,847	2,070
Net gains (losses) on non-trading financial assets mandatory at fair value through profit or loss	(83)	7	(101)	123
Net gains (losses) on financial assets/liabilities designated at fair value through profit or loss	55	(38)	149	(15)
Total net gains (losses) on financial assets/liabilities at fair value through profit or loss	965	643	1,895	2,178
Total net interest income and net gains (losses) on financial assets/liabilities at fair value through profit or loss[2]	4,588	4,835	9,345	10,252
Corporate Treasury Services	753	749	1,491	1,555
Institutional Client Services	277	244	526	466
Business Banking	272	306	554	584
Corporate Bank	1,302	1,299	2,571	2,604
Fixed Income & Currencies	2,036	2,084	4,512	4,471
Remaining products	(53)	(78)	(62)	(64)
Investment Bank	1,982	2,006	4,451	4,408
Personal Banking	1,007	1,067	2,030	2,059
Wealth Management & Private Banking	553	572	1,094	1,149
Private Bank	1,560	1,639	3,124	3,208
Asset Management	71	18	196	(2)
Corporate & Other	(327)	(127)	(996)	34
Total net interest income and net gains (losses) on financial assets/liabilities at fair value through profit or loss	4,588	4,835	9,345	10,252

1 Trading income includes gains and losses from derivatives not qualifying for hedge accounting
2 Prior year segmental information has been aligned to presentation in the current year
Impact of ECB Targeted Longer-term Refinancing Operations (TLTRO III)
The current interest rate on all remaining TLTRO III operations is indexed on the average applicable key ECB interest rates from November 23, 2022, onward. As of June 30, 2024, the Group had no outstanding borrowing (June 30, 2023: € 22.4 billion) under the TLTRO III-refinancing program. The resulting net interest income (expense) was zero for the three months ended June 30, 2024 (June 30, 2023: € (216) million) and € (144) million for the six months ended June 30, 2024 (June 30, 2023: € (385) million) under the TLTRO III program.
66
Deutsche Bank
Interim Report as of June 30, 2024

Commissions and fee income
Disaggregation of revenues by product type and business segment
	Three months ended Jun 30, 2024
in € m. (unless stated otherwise)	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Major type of services:
Commissions for administration	53	12	67	4	(0)	136
Commissions for assets under management	5	0	99	917	(0)	1,020
Commissions for other securities	130	(0)	10	0	0	141
Underwriting and advisory fees	11	431	1	0	(2)	441
Brokerage fees	5	80	258	9	0	353
Commissions for local payments	133	1	222	0	(0)	355
Commissions for foreign commercial business	124	8	5	0	(9)	128
Commissions for foreign currency/exchange business	1	0	1	0	(0)	2
Commissions for loan processing and guarantees	176	95	61	0	0	333
Intermediary fees	5	0	106	0	3	114
Fees for sundry other customer services	28	126	24	30	2	210
Total fee and commissions income	672	754	854	960	(6)	3,233
Gross expense						(640)
Net fees and commissions						2,594

	Three months ended Jun 30, 2023
in € m. (unless stated otherwise)	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Major type of services:
Commissions for administration	52	12	64	4	(1)	130
Commissions for assets under management	4	0	100	904	(0)	1,008
Commissions for other securities	122	(0)	9	0	0	132
Underwriting and advisory fees	7	247	4	0	3	260
Brokerage fees	5	69	234	10	0	318
Commissions for local payments	116	0	251	0	(0)	366
Commissions for foreign commercial business	116	3	6	0	(7)	118
Commissions for foreign currency/exchange business	2	0	1	0	(0)	3
Commissions for loan processing and guarantees	155	87	53	0	1	296
Intermediary fees	6	(0)	86	0	1	93
Fees for sundry other customer services	73	70	(4)	29	1	169
Total fee and commissions income	660	487	804	947	(3)	2,894
Gross expense						(573)
Net fees and commissions						2,321

	Six months ended Jun 30, 2024
in € m. (unless stated otherwise)	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Major type of services:
Commissions for administration	105	29	130	7	(0)	271
Commissions for assets under management	9	0	199	1,809	0	2,018
Commissions for other securities	226	0	18	1	0	245
Underwriting and advisory fees	34	866	4	0	20	924
Brokerage fees	12	159	568	22	1	762
Commissions for local payments	271	0	446	0	1	718
Commissions for foreign commercial business	240	15	10	0	(16)	250
Commissions for foreign currency/exchange business	3	0	2	0	(0)	5
Commissions for loan processing and guarantees	344	179	139	0	0	662
Intermediary fees	16	0	203	0	6	226
Fees for sundry other customer services	107	232	43	58	4	445
Total fee and commissions income	1,368	1,481	1,763	1,897	17	6,526
Gross expense						(1,320)
Net fees and commissions						5,207

67
Deutsche Bank
Interim Report as of June 30, 2024

	Six months ended Jun 30, 2023
in € m. (unless stated otherwise)	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Major type of services:
Commissions for administration	102	25	122	7	(1)	255
Commissions for assets under management	9	0	187	1,759	(0)	1,955
Commissions for other securities	223	(0)	20	0	0	243
Underwriting and advisory fees	23	583	10	0	(3)	613
Brokerage fees	10	139	543	15	(9)	698
Commissions for local payments	237	1	494	0	0	732
Commissions for foreign commercial business	239	13	12	0	(13)	251
Commissions for foreign currency/exchange business	3	0	2	0	(0)	5
Commissions for loan processing and guarantees	309	159	115	0	0	584
Intermediary fees	12	(0)	164	0	5	181
Fees for sundry other customer services	148	122	6	57	2	335
Total fee and commissions income	1,316	1,042	1,674	1,838	(17)	5,853
Gross expense						(1,185)
Net fees and commissions						4,669

As of June 30, 2024, and June 30, 2023, the Group’s receivables from commissions and fee income was € 908 million and € 928 million, respectively. As of June 30, 2024, and June 30, 2023, the Group’s contract liabilities associated to commissions and fee income was € 109 million and € 93 million, respectively. Contract liabilities arise from the Group’s obligation to provide future services to a customer for which the Group has received consideration from the customer prior to completion of the services. The receivables and contract liabilities do not vary significantly from period to period reflecting the fact that the amounts predominately relate to recurring service contracts with service periods of less than one year such as monthly current account services and quarterly asset management services. Customer payment in exchange for services provided are generally subject to the bank performing a service over the specific service period such that the bank’s right to payment arises at the end of the service period when its performance obligations are fully completed. Therefore, no material balance of contract asset is reported.
Gains and losses on derecognition of financial assets measured at amortized cost
For the six months ended June 30, 2024, the Group sold financial assets measured at amortized cost of € 134 million (June 30, 2023: € 93 million).
The table below presents the gains and (losses) arising from derecognition of these assets.
	Three months ended		Six months ended
in € m.	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Gains	1	0	2	1
Losses	(2)	(2)	(10)	(4)
Net gains (losses) from derecognition of assets measured at amortized cost	(0)	(2)	(8)	(4)

68
Deutsche Bank
Interim Report as of June 30, 2024

Restructuring

Restructuring is primarily driven by the implementation of the Group’s Global Hausbank strategic agenda. The Group has defined and is in the process of implementing efficiency measures that aim to contribute to achieving the bank’s 2025 targets. Restructuring in prior periods includes measures as part of the previous strategy “Compete to win” which the bank continues to implement.
Restructuring expense is comprised of termination benefits, additional expenses covering the acceleration of deferred compensation awards not yet amortized due to the discontinuation of employment and contract termination costs related to real estate.
Net restructuring expense by business segment
	Three months ended		Six months ended
in € m.	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Corporate Bank	(0)	(0)	0	0
Investment Bank	(1)	(1)	(0)	(0)
Private Bank	(45)	135	(45)	135
Asset Management	0	(0)	0	0
Corporate & Other	0	0	0	(1)
Total Net Restructuring Charges	(46)	134	(45)	134

Net restructuring expense by type
	Three months ended		Six months ended
in € m.	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Restructuring – Staff related	(46)	134	(45)	134
Of which:
Termination Payments	(47)	134	(45)	132
Retention Acceleration	0	(0)	0	1
Social Security	0	0	0	1
Restructuring – Non Staff related[1]	0	(0)	(0)	(0)
Total net restructuring Charges	(46)	134	(45)	134

1 Contract costs, mainly related to real estate
Provisions for restructuring amounted to € 262 million and € 333 million as of June 30, 2024 and December 31, 2023, respectively. The majority of the current provisions for restructuring are expected to be utilized by the end of 2025.
During the six months ended June 30, 2024, 63 full-time equivalent staff were reduced as part of our restructuring program. These reductions were identified within:
Organizational changes
Full-time equivalent staff	Three months ended Jun 30, 2024	Six months ended Jun 30, 2024
Corporate Bank	3	6
Investment Bank	0	2
Private Bank	21	40
Asset Management	2	2
Infrastructure	7	13
Total full-time equivalent staff	32	63

69
Deutsche Bank
Interim Report as of June 30, 2024

Effective tax rate

2024 to 2023 three months comparison
Income tax expense in the quarter was € 276 million (second quarter of 2023: € 366 million). The effective tax rate was 211% in the second quarter of 2024 mainly affected by litigation charges that are non-tax deductible and compares to 35% in the second quarter of 2023 which was also affected by litigation charges being partly non-tax deductible.
2024 to 2023 six months comparison
Income tax expense in the first six months of 2024 was € 745 million (first six months of 2023: € 924 million). The effective tax rate in the first six months of 2024 was 42% mainly affected by litigation charges that are non-tax deductible compared to 31% in the first six months of 2023.
70
Deutsche Bank
Interim Report as of June 30, 2024

Information on the consolidated balance sheet

Financial instruments carried at fair value
Valuation techniques
The Group has an established valuation control framework which governs internal control standards, methodologies, valuation techniques and procedures over the valuation process and fair value measurement. The current market conditions including the ongoing macro-economic challenges and geopolitical uncertainties required additional focus and review in certain areas, during the first six months of 2024, including assessment of bid-offer spreads to ensure they are representative of fair value.
The following is an explanation of the valuation techniques used in establishing the fair value of the different types of financial instruments that the Group trades.
Sovereign, quasi-sovereign and corporate debt and equity securities – Where there are no recent transactions then fair value may be determined from the last market price adjusted for all changes in risks and information since that date. Where a close proxy instrument is quoted in an active market then fair value is determined by adjusting the proxy value for differences in the risk profile of the instruments. Where close proxies are not available then fair value is estimated using more complex modeling techniques. These techniques include discounted cash flow models using current market rates for credit, interest, liquidity and other risks. For equity securities modeling techniques may also include those based on earnings multiples.
Mortgage- and other asset-backed securities (MBS/ABS) include residential and commercial MBS and other ABS including collateralized debt obligations (CDO). ABS have specific characteristics as they have different underlying assets and the issuing entities have different capital structures. The complexity increases further where the underlying assets are themselves ABS, as is the case with many of the CDO instruments.
Where no reliable external pricing is available, ABS are valued, where applicable, using either relative value analysis which is performed based on similar transactions observable in the market, or industry-standard valuation models making largest possible use of available observable inputs. The industry standard models calculate principal and interest payments for a given deal based on assumptions that can be independently price tested. The inputs include prepayment speeds, loss assumptions (timing and severity) and a discount rate (spread, yield, or discount margin). These inputs/assumptions are derived from actual transactions, external market research and market indices where appropriate.
Loans – For certain loans fair value may be determined from the market price on a recently occurring transaction adjusted for all changes in risks and information since that transaction date. Where there are no recent market transactions then broker quotes, consensus pricing, proxy instruments or discounted cash flow models are used to determine fair value. Discounted cash flow models incorporate parameter inputs for credit risk, interest rate risk, foreign exchange risk, loss given default estimates and amounts utilized given default, as appropriate. Credit risk, loss given default and utilization given default parameters are determined using information from the loan or CDS markets, where available and appropriate.
Leveraged loans can have transaction-specific characteristics which can limit the relevance of market-observed transactions. Where similar transactions exist for which observable quotes are available from external pricing services then this information is used with appropriate adjustments to reflect the transaction differences. When no similar transactions exist, a discounted cash flow valuation technique is used with credit spreads derived from the appropriate leveraged loan index, incorporating the industry classification, subordination of the loan, and any other relevant information on the loan and loan counterparty.
Over-the-counter derivative financial instruments – Market standard transactions in liquid trading markets, such as interest rate swaps, foreign exchange forward and option contracts in G7 currencies, and equity swap and option contracts on listed securities or indices are valued using market standard models and quoted parameter inputs. Parameter inputs are obtained from pricing services, consensus pricing services and recently occurring transactions in active markets wherever possible.
More complex instruments are modeled using more sophisticated modeling techniques specific for the instrument and are calibrated to available market prices. Where the model output value does not calibrate to a relevant market reference then valuation adjustments are made to the model output value to adjust for any difference. In less active markets, data is obtained from less frequent market transactions, broker quotes and through extrapolation and interpolation techniques. Where observable prices or inputs are not available, management judgment is required to determine fair values by assessing other relevant sources of information such as historical data, fundamental analysis of the economics of the transaction and proxy information from similar transactions.
71
Deutsche Bank
Interim Report as of June 30, 2024

Financial liabilities designated at fair value through profit or loss under the fair value option – The fair value of financial liabilities designated at fair value through profit or loss under the fair value option incorporates all market risk factors including a measure of the Group’s credit risk relevant for that financial liability (i.e., own credit adjustment (OCA) for structured notes). Under IFRS 9, the own credit component of change in the fair value is reported under other comprehensive income (OCI). Financial liabilities included in this classification are structured note issuances, structured deposits, and other structured securities issued by consolidated vehicles. The fair value of these financial liabilities is determined by discounting the contractual cash flows using the relevant credit-adjusted yield curve (i.e., utilizing the spread at which similar instruments would be traded as at the measurement date as this reflects the value from the perspective of a market participant who holds the identical item as an asset).
Where the financial liabilities designated at fair value through profit or loss under the fair value option are collateralized, such as securities loaned and securities sold under repurchase agreements, the credit enhancement is factored into the fair valuation of the liability.
Investment contract liabilities – Assets which are linked to the investment contract liabilities are owned by the Group. The investment contract obliges the Group to use these assets to settle these liabilities. Therefore, the fair value of investment contract liabilities is determined by the fair value of the underlying assets (i.e., amount payable on surrender of the policies).
Fair value hierarchy
The financial instruments carried at fair value have been categorized under the three levels of the IFRS fair value hierarchy as follows:
Level 1 – Instruments valued using quoted prices in active markets are instruments where the fair value can be determined directly from prices which are quoted in active, liquid markets.
These include: government bonds, exchange-traded derivatives and equity securities traded on active, liquid exchanges.
Level 2 – Instruments valued with valuation techniques using observable market data are instruments where the fair value can be determined by reference to similar instruments trading in active markets, or where a technique is used to derive the valuation but where all significant inputs to that technique are observable.
These include: many OTC derivatives, many investment-grade listed credit bonds, some CDS.
Level 3 – Instruments valued using valuation techniques using market data which is not directly observable are instruments where the fair value cannot be determined directly by reference to market-observable information, and some other pricing technique must be employed. Instruments classified in this category have an input to that technique which is unobservable, and which can have a significant impact on the fair value.
These include: more-complex OTC derivatives, distressed debt, highly structured bonds, illiquid asset-backed securities (ABS), illiquid CDO’s (cash and synthetic), some private equity placements, many CRE loans, illiquid loans, and some municipal bonds.
72
Deutsche Bank
Interim Report as of June 30, 2024

Financial instruments carried at fair value1
	Jun 30, 2024			Dec 31, 2023
in € m.	Quoted prices in active market (Level 1)	Valuation technique observable parameters (Level 2)	Valuation technique unobservable parameters (Level 3)	Quoted prices in active market (Level 1)	Valuation technique observable parameters (Level 2)	Valuation technique unobservable parameters (Level 3)
Financial assets held at fair value:
Trading assets	49,545	76,295	9,054	53,095	62,760	9,420
Trading securities	49,312	71,721	3,295	52,886	59,752	3,194
Other trading assets	232	4,574	5,759	210	3,007	6,226
Positive market values from derivative financial instruments	1,683	227,387	8,164	2,198	241,481	8,198
Non-trading financial assets mandatory at fair value through profit or loss	1,308	98,922	4,347	2,275	80,744	5,028
Financial assets designated at fair value through profit or loss	0	45	0	0	75	0
Financial assets at fair value through other comprehensive income	21,236	15,919	2,920	18,273	14,324	2,949
Other financial assets at fair value	1,428	(1,176)[2]	19	1,353	(489)[2]	5
Total financial assets held at fair value	75,200	417,393	24,503	77,193	398,894	25,599

Financial liabilities held at fair value:
Trading liabilities	38,177	10,160	33	36,361	7,617	27
Trading securities	38,177	8,936	27	36,361	6,727	26
Other trading liabilities	0	1,224	6	0	890	0
Negative market values from derivative financial instruments	2,031	213,639	7,683	2,333	228,280	7,666
Financial liabilities designated at fair value through profit or loss	203	88,204	4,277	169	80,309	3,248
Investment contract liabilities	0	509	0	0	484	0
Other financial liabilities at fair value	390	1,981[2]	(44)[3]	486	1,194[2]	(85)[3]
Total financial liabilities held at fair value	40,800	314,492	11,948	39,349	317,884	10,856

1 Amounts in this table are generally presented on a gross basis, in line with the Group’s accounting policy regarding offsetting of financial instruments, as described in Note 1 “Material Accounting Policies and Critical Accounting Estimates” of the Annual Report 2023
2 Predominantly relates to derivatives qualifying for hedge accounting
3 Relates to derivatives, which are embedded in contracts where the host contract is held at amortized cost but for which the embedded derivative is separated. The separated embedded derivatives may have a positive or a negative fair value but have been presented in this table to be consistent with the classification of the host contract. The separated embedded derivatives are held at fair value on a recurring basis and have been split between the fair value hierarchy classifications
During the six months ended on June 30 2024, there were transfers in trading and non trading securities from Level 1 to Level 2 amounting to € 4.6 billion of assets and € 1.2 billion of liabilities; along with transfers from Level 2 to Level 1 of € 4.4 billion in assets and € 1.1 billion in liabilities. The assessment of Level 1 versus Level 2 is based on liquidity testing procedures
73
Deutsche Bank
Interim Report as of June 30, 2024

Analysis of financial instruments with fair value derived from valuation techniques containing significant unobservable parameters (Level 3)

Some of the financial assets and financial liabilities in Level 3 of the fair value hierarchy have identical or similar offsetting exposures to the unobservable input. However, according to IFRS they are required to be presented gross .
Trading securities – Certain illiquid emerging market corporate bonds and illiquid highly structured corporate bonds are included in this level of the hierarchy. In addition, some of the holdings of notes issued by securitization entities, commercial and residential MBS, collateralized debt obligation securities and other ABS are reported here. The increase in the period is driven by purchases and gains partially offset by sales, settlements and net transfers between Level 2 and Level 3 due to changes in the observability of input parameters used to value these instruments.
Positive and negative market values from derivative instruments categorized in this level of the fair value hierarchy are valued based on one or more significant unobservable parameters. The unobservable parameters may include certain correlations, certain longer-term volatilities, certain prepayment rates, credit spreads and other transaction-specific parameters.
Level 3 derivatives include certain options where the volatility is unobservable; certain basket options in which the correlations between the referenced underlying assets are unobservable; longer-term interest rate option derivatives; multi-currency foreign exchange derivatives; and certain credit default swaps for which the credit spread is not observable.
The decrease in assets during the period are driven by settlements and net transfers between Level 2 and Level 3 due to changes in the observability of input parameters used to value these instruments partially offset by gains.
The increase in liabilities during the period are driven by losses partially offset by settlements and net transfers between Level 2 and Level 3 due to changes in the observability of input parameters used to value these instruments.
Other trading instruments classified in level 3 of the fair value hierarchy mainly consist of traded loans valued using valuation models based on one or more significant unobservable parameters.
The decrease in the period is driven by sales, settlements and net transfers between level 2 and level 3 due to changes in the observability of input parameters used to value these instruments partially offset by issuances, purchases and gains.
Non trading financial assets mandatory at fair value through profit or loss classified in level 3 of fair value hierarchy include any non-trading financial asset that does not fall into the Hold to Collect nor hold to collect and sell business models. This includes predominately reverse repurchase agreements which are managed on a fair value basis. Additionally, any financial asset that falls into the hold to collect or hold to collect and sell business models for which the contractual cash flow characteristics are not SPPI.
The decrease in the period is driven by net transfers between level 2 and level 3 due to changes in the observability of input parameters used to value these instruments, settlements and sales partially offset by purchases, issuances and gains.
Financial assets/liabilities designated at fair value through profit or loss – Certain corporate loans and structured liabilities which were designated at fair value through profit or loss under the fair value option are categorized in this level of the fair value hierarchy. The corporate loans are valued using valuation techniques which incorporate observable credit spreads, recovery rates and unobservable utilization parameters. Revolving loan facilities are reported as level 3 in the hierarchy because the utilization in the event of the default parameter is significant and unobservable.
In addition, certain hybrid debt issuances designated at fair value through profit or loss containing embedded derivatives are valued based on significant unobservable parameters. These unobservable parameters include single stock volatility correlations. There are no assets designated at fair value during the period. The increase in liabilities during the period is driven by issuances partially offset by net transfers between level 2 and level 3 due to changes in the observability of input parameters used to value these instruments, settlements and gains.
Financial assets at fair value through other comprehensive income include non-performing loan portfolios where there is no trading intent, and the market is very illiquid. The decrease in the period is driven by settlements, sales and net transfers between level 2 and level 3 due to changes in the observability of input parameters used to value these instruments partially offset by issuances, purchases and gains.
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Reconciliation of financial instruments classified in Level 3
Reconciliation of financial instruments classified in Level 3
	Jun 30, 2024
in € m.	Balance, beginning of year	Changes in the group of consoli- dated com- panies	Total gains/ losses[1]	Purchases	Sales	Issu- ances[2]	Settle- ments[3]	Transfers into Level 3[4]	Transfers out of Level 3[4]	Balance, end of period
Financial assets held at fair value:
Trading securities	3,194	0	175	1,311	(958)	0	(328)	291	(391)	3,295
Positive market values from derivative finan- cial instruments	8,198	0	258	0	0	0	(259)	2,404	(2,438)	8,164
Other trading assets	6,226	(0)	97	259	(1,064)	1,034	(496)	278	(575)	5,759
Non-trading financial assets mandatory at fair value through profit or loss	5,028	(1)	71	667	(24)	242	(469)	54	(1,221)	4,347
Financial assets designated at fair value through profit or loss	0	0	0	0	0	0	0	0	0	0
Financial assets at fair value through other comprehensive income	2,949	0	56[5]	345	(249)	605	(669)	89	(207)	2,920
Other financial assets at fair value	5	0	8	0	0	0	0	6	(0)	19
Total financial assets held at fair value	25,599	(1)	666[6,7]	2,582	(2,294)	1,881	(2,220)	3,123	(4,833)	24,503
Financial liabilities held at fair value:
Trading securities	26	0	0	0	0	0	0	0	0	27
Negative market values from derivative financial instruments	7,666	0	397	0	0	0	(226)	1,886	(2,039)	7,683
Other trading liabilities	0	0	0	0	0	0	5	0	0	6
Financial liabilities designated at fair value through profit or loss	3,248	0	26	0	0	1,612	(336)	243	(517)	4,277
Other financial liabilities at fair value	(85)	0	118	0	0	0	(1)	(21)	(56)	(44)
Total financial liabilities held at fair value	10,856	0	541[6,7]	0	0	1,612	(558)	2,108	(2,612)	11,948

1 Total gains and losses predominantly relate to net gains (losses) on financial assets/liabilities at fair value through profit or loss reported in the interim consolidated statement of income. The balance also includes net gains (losses) on financial assets at fair value through other comprehensive income reported in the interim consolidated statement of income and unrealized net gains (losses) on financial assets at fair value through other comprehensive income and exchange rate changes reported in other comprehensive income, net of tax. Further, certain instruments are hedged with instruments in Level 1 or Level 2 but the table above does not include the gains and losses on these hedging instruments. Additionally, both observable and unobservable parameters may be used to determine the fair value of an instrument classified within Level 3 of the fair value hierarchy; the gains and losses presented below are attributable to movements in both the observable and unobservable parameters
2 Issuances relate to the cash amount received on the issuance of a liability and the cash amount paid on the primary issuance of a loan to a borrower
3 Settlements represent cash flows to settle the asset or liability. For debt and loan instruments this includes principal on maturity, principal amortizations and principal repayments. For derivatives all cash flows are presented in settlements
4 Transfers in and transfers out of Level 3 are related to changes in observability of input parameters. During the period they are recorded at their fair value at the beginning of year. For instruments transferred into Level 3 the table shows the gains and losses and cash flows on the instruments as if they had been transferred at the beginning of the year. Similarly for instruments transferred out of Level 3 the table does not show any gains or losses or cash flows on the instruments during the period since the table is presented as if they have been transferred out at the beginning of the year
5 Total gains and losses on financial assets at fair value through other comprehensive income include a gain of € 17 million recognized in other comprehensive income, net of tax
6 This amount includes the effect of exchange rate changes. For total financial assets held at fair value this effect is a gain of € 112 million and for total financial liabilities held at fair value this is a loss of € 11 million
7 For assets, positive balances represent gains, negative balances represent losses. For liabilities, positive balances represent losses, negative balances represent gains
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Deutsche Bank
Interim Report as of June 30, 2024

	Jun 30, 2023
in € m.	Balance, beginning of year	Changes in the group of consoli- dated com- panies	Total gains/ losses[1]	Purchases	Sales	Issu- ances[2]	Settle- ments[3]	Transfers into Level 3[4]	Transfers out of Level 3[4]	Balance, end of period
Financial assets held at fair value:
Trading securities	3,053	0	(40)	955	(598)	0	(288)	576	(364)	3,293
Positive market values from derivative finan- cial instruments	9,564	0	(323)	0	0	0	(75)	2,110	(2,410)	8,866
Other trading assets	5,494	0	19	460	(588)	1,107	(582)	582	(275)	6,218
Non-trading financial assets mandatory at fair value through profit or loss	5,790	(1)	(118)	198	(80)	77	(789)	120	(646)	4,551
Financial assets designated at fair value through profit or loss	94	0	(2)	0	0	0	0	75	0	166
Financial assets at fair value through other comprehensive income	2,676	0	(71)[5]	249	(110)	723	(387)	355	(159)	3,276
Other financial assets at fair value	5	0	0	0	0	0	0	0	1	6
Total financial assets held at fair value	26,675	(1)	(535)[6,7]	1,862	(1,377)	1,907	(2,121)	3,817	(3,852)	26,376
Financial liabilities held at fair value:
Trading securities	30	0	0	0	0	0	46	0	(0)	77
Negative market values from derivative financial instruments	8,500	0	(673)	0	0	0	(205)	1,620	(2,232)	7,010
Other trading liabilities	3	0	0	0	0	0	14	0	0	17
Financial liabilities designated at fair value through profit or loss	2,792	0	(44)	0	0	1,030	(626)	24	(36)	3,141
Other financial liabilities at fair value	(511)	0	239	0	0	0	24	(8)	15	(240)
Total financial liabilities held at fair value	10,815	0	(477)[6,7]	0	0	1,030	(746)	1,636	(2,253)	10,005

1 Total gains and losses predominantly relate to net gains (losses) on financial assets/liabilities at fair value through profit or loss reported in the interim consolidated statement of income. The balance also includes net gains (losses) on financial assets at fair value through other comprehensive income reported in the interim consolidated statement of income and unrealized net gains (losses) on financial assets at fair value through other comprehensive income and exchange rate changes reported in other comprehensive income, net of tax. Further, certain instruments are hedged with instruments in Level 1 or Level 2 but the table above does not include the gains and losses on these hedging instruments. Additionally, both observable and unobservable parameters may be used to determine the fair value of an instrument classified within Level 3 of the fair value hierarchy; the gains and losses presented below are attributable to movements in both the observable and unobservable parameters
2 Issuances relate to the cash amount received on the issuance of a liability and the cash amount paid on the primary issuance of a loan to a borrower
3 Settlements represent cash flows to settle the asset or liability. For debt and loan instruments this includes principal on maturity, principal amortizations and principal repayments. For derivatives all cash flows are presented in settlements
4 Transfers in and transfers out of Level 3 are related to changes in observability of input parameters. During the period they are recorded at their fair value at the beginning of year. For instruments transferred into Level 3 the table shows the gains and losses and cash flows on the instruments as if they had been transferred at the beginning of the year. Similarly for instruments transferred out of Level 3 the table does not show any gains or losses or cash flows on the instruments during the period since the table is presented as if they have been transferred out at the beginning of the year
5 Total gains and losses on financial assets at fair value through other comprehensive income include a loss of € 32 million recognized in other comprehensive income, net of tax
6 This amount includes the effect of exchange rate changes. For total financial assets held at fair value this effect is a loss of € 254 million and for total financial liabilities held at fair value this is a gain of € 39 million
7 For assets, positive balances represent gains, negative balances represent losses. For liabilities, positive balances represent losses, negative balances represent gains
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Interim Report as of June 30, 2024

Sensitivity analysis of unobservable parameters
Where the value of financial instruments is dependent on unobservable parameter inputs, the precise level for these parameters at the balance sheet date might be drawn from a range of reasonably possible alternatives. In preparing the financial statements, appropriate levels for these unobservable input parameters are chosen so that they are consistent with prevailing market evidence and in line with the Group’s approach to valuation control detailed above.
The Group’s sensitivity calculation of unobservable parameters for level 3 aligns to the approach used to assess valuation uncertainty for prudent valuation purposes. Prudent valuation is a capital requirement for assets held at fair value. It provides a mechanism for quantifying and capitalizing valuation uncertainty in accordance with the European Commission Delegated Regulation (EU) 2016/101, which supplements Article 34 of Regulation (EU) No. 2019/876 (CRR), requiring institutions to apply the requirements of Article 105 (14) to all assets measured at fair value and to deduct any additional value adjustments from CET1 capital. This utilizes an exit price analysis performed for the relevant assets and liabilities in the prudent valuation assessment
If the Group marked level 3 financial instruments using parameter values drawn from the extremes of the ranges of reasonably possible alternatives, as of June 30, 2024 it could have increased fair value by as much as € 1.8 billion or decreased fair value by as much as € 1.2 billion. As of December 31, 2023 it could have increased fair value by as much as € 1.8 billion or decreased fair value by as much as € 1.3 billion.
The changes in sensitive amounts from December 31, 2023, to June 30, 2024, were a reduction in positive fair value movement of € 28 million, and a reduction in negative fair value movement of € 122 million.
The change in positive fair value movements from December 31, 2023, to June 30, 2024, represents a 2 % reduction and the change in negative fair value movements represents a 10 % reduction.
The reduction in positive fair value movement is directionally aligned with the reduction in Group level 3 Assets in the period, which reduced from € 25.6 billion at December 31, 2023, to € 24.5 billion at June 30, 2024, i.e., 4 % reduction. The larger negative fair value movement is driven by a range of idiosyncratic factors.
This disclosure is intended to illustrate the potential impact of the relative uncertainty in the fair value of financial instruments for which valuation is dependent on unobservable input parameters. However, it is unlikely in practice that all unobservable parameters would be simultaneously at the extremes of their ranges of reasonably possible alternatives.
For many of the financial instruments considered here, in particular derivatives, unobservable input parameters represent only a subset of the parameters required to price the financial instrument, the remainder being observable. Hence, for these instruments the overall impact of moving the unobservable input parameters to the extremes of their ranges might be relatively small compared with the total fair value of the financial instrument. For other instruments, fair value is determined based on the price of the entire instrument, for example, by adjusting the fair value of a reasonable proxy instrument. In addition, all financial instruments are already carried at fair values which are inclusive of valuation adjustments for the cost to close out that instrument and hence already factor in uncertainty as it reflects itself in market pricing. Any negative impact of uncertainty calculated within this disclosure, will be over and above that already included in the fair value contained in the financial statements.
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Deutsche Bank
Interim Report as of June 30, 2024

Breakdown of the sensitivity analysis by type of instrument1
	Jun 30, 2024		Dec 31, 2023
in € m.	Positive fair value movement from using reasonable possible alternatives	Negative fair value movement from using reasonable possible alternatives	Positive fair value movement from using reasonable possible alternatives	Negative fair value movement from using reasonable possible alternatives
Securities:
Debt securities	246	197	196	221
Commercial mortgage-backed securities	23	17	16	27
Mortgage and other asset-backed securities	17	12	12	19
Corporate, sovereign and other debt securities	207	167	167	176
Equity securities	93	77	94	93
Derivatives:
Credit	199	103	200	101
Equity	43	39	44	38
Interest related	560	279	633	368
Foreign exchange	55	25	47	17
Other	81	78	91	86
Loans:
Loans	485	359	486	355
Other	0	0	0	0
Total	1,762	1,156	1,790	1,278

1 Where the exposure to an unobservable parameter is offset across different instruments then only the net impact is disclosed in the table
Quantitative information about the sensitivity of significant unobservable inputs
The behavior of the unobservable parameters on level 3 fair value measurement is not necessarily independent, and dynamic relationships often exist between the other unobservable parameters and the observable parameters. Such relationships, where material to the fair value of a given instrument, are explicitly captured via correlation parameters, or are otherwise controlled via pricing models or valuation techniques. Frequently, where a valuation technique utilizes more than one input, the choice of a certain input will bound the range of possible values for other inputs. In addition, broader market factors (such as interest rates, equity, credit or commodity indices or foreign exchange rates) can also have effects.
The range of values shown below represents the highest and lowest inputs used to value the significant exposures within level 3. The diversity of financial instruments that make up the disclosure is significant and therefore the ranges of certain parameters can be large. For example, the range of credit spreads on mortgage-backed securities represents performing, more liquid positions with lower spreads than the less liquid, non-performing positions which will have higher credit spreads. As level 3 contains the less liquid fair value instruments, the wide ranges of parameters seen is to be expected, as there is a high degree of pricing differentiation within each exposure type to capture the relevant market dynamics. The table below provides a brief description of each of the principal parameter types, along with a commentary on significant interrelationships between them.
Credit parameters are used to assess the creditworthiness of an exposure, by enabling the probability of default and resulting losses of a default to be represented. The credit spread is the primary reflection of creditworthiness and represents the premium or yield return above the benchmark reference instrument (typically LIBOR, or relevant treasury instrument, depending upon the asset being assessed), that a bond holder would require to allow for the credit quality difference between that entity and the reference benchmark. Higher credit spreads will indicate lower credit quality, and lead to a lower value for a given bond, or other loan-asset that is to be repaid to the bank by the borrower. Recovery rates represent an estimate of the amount a lender would receive in the case of a default of a loan, or a bond holder would receive in the case of default of the bond. Higher recovery rates will give a higher valuation for a given bond position, if other parameters are held constant. Constant default rate and constant prepayment rate allow more complex loan and debt assets to be assessed, as these parameters estimate the ongoing defaults arising on scheduled repayments and coupons, or whether the borrower is making additional (usually voluntary) prepayments. These parameters are particularly relevant when forming a fair value opinion for mortgage or other types of lending, where repayments are delivered by the borrower through time, or where the borrower may pre-pay the loan (seen for example in some residential mortgages). Higher constant default rate will lead to lower valuation of a given loan or mortgage as the lender will ultimately receive less cash.
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Deutsche Bank
Interim Report as of June 30, 2024

Interest rates, credit spreads, inflation rates, foreign exchange rates and equity prices are referenced in some option instruments, or other complex derivatives, where the payoff a holder of the derivative will receive is dependent upon the behavior of these underlying references through time. Volatility parameters describe key attributes of option behavior by enabling the variability of returns of the underlying instrument to be assessed. This volatility is a measure of probability, with higher volatilities denoting higher probabilities of a particular outcome occurring. The underlying references (interest rates, credit spreads etc.) have an effect on the valuation of options, by describing the size of the return that can be expected from the option. Therefore, the value of a given option is dependent upon the value of the underlying instrument, and the volatility of that instrument, representing the size of the payoff, and the probability of that payoff occurring. Where volatilities are high, the option holder will see a higher option value as there is greater probability of positive returns. A higher option value will also occur where the payoff described by the option is significant.
Correlations are used to describe influential relationships between underlying references where a derivative or other instrument has more than one underlying reference. Behind some of these relationships, for example commodity correlation and interest rate-foreign exchange correlations, typically lie macroeconomic factors such as the impact of global demand on groups of commodities, or the pricing parity effect of interest rates on foreign exchange rates. More specific relationships can exist between credit references or equity stocks in the case of credit derivatives and equity basket derivatives, for example. Credit correlations are used to estimate the relationship between the credit performance of a range of credit names, and stock correlations are used to estimate the relationship between the returns of a range of equities. A derivative with a correlation exposure will be either long- or short-correlation. A high correlation suggests a strong relationship between the underlying references is in force, and this will lead to an increase in value of a long-correlation derivative. Negative correlations suggest that the relationship between underlying references is opposing, i.e., an increase in price of one underlying reference will lead to a reduction in the price of the other.
An EBITDA (‘earnings before interest, tax, depreciation and amortization’) multiple approach can be used in the valuation of less liquid securities. Under this approach the enterprise value (‘EV’) of an entity can be estimated via identifying the ratio of the EV to EBITDA of a comparable observable entity and applying this ratio to the EBITDA of the entity for which a valuation is being estimated. Under this approach a liquidity adjustment is often applied due to the difference in liquidity between the generally listed comparable used and the company under valuation. A higher EV/EBITDA multiple will result in a higher fair value.
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Deutsche Bank
Interim Report as of June 30, 2024

Financial instruments classified in Level 3 and quantitative information about unobservable inputs
	Jun 30, 2024
	Fair value
in € m. (unless stated otherwise)	Assets	Liabilities	Valuation technique(s)[1]	Significant unobservable input(s) (Level 3)	Range
Financial instruments held at fair value – Non-Derivative financial instruments held at fair value
Mortgage- and other asset-backed securities held for trading:
Commercial mortgage-backed securities	58	0	Price based	Price	0%	104%
			Discounted cash flow	Credit spread (bps)	188	1,710
Mortgage- and other asset-backed securities	118	0	Price based	Price	0%	107%
			Discounted cash flow	Credit spread (bps)	84	1,549
				Recovery rate	60%	85%
				Constant default rate	0%	9%
				Constant prepayment rate	0%	21%
Total mortgage- and other asset-backed securities	176	0
Debt securities and other debt obligations	4,326	4,191	Price based	Price	0%	300%
Held for trading	3,033	27	Discounted cash flow	Credit spread (bps)	30	651
Corporate, sovereign and other debt securities	3,033
Non-trading financial assets mandatory at fair value through profit or loss	1,126
Designated at fair value through profit or loss	0	4,165
Financial assets at fair value through other comprehensive income	167
Equity securities	705	0	Market approach	Price per net asset value	0%	100%
				Enterprise value/Revenue (multiple)	1	11
Held for trading	86	0		Enterprise value/EBITDA (multiple)	5	14
Non-trading financial assets mandatory at fair value through profit or loss	618		Discounted cash flow	Weighted average cost capital	18%	20%
			Price based	Price	0%	105%
Loans	9,157	6	Price based	Price	0%	116%
Held for trading	5,655	6	Discounted cash flow	Credit spread (bps)	190	1,636
Non-trading financial assets mandatory at fair value through profit or loss	961
Designated at fair value through profit or loss	0	0		Recovery rate	40%	75%
Financial assets at fair value through other comprehensive income	2,540
Loan commitments	0	3	Discounted cash flow	Credit spread (bps)	173	1,007
				Recovery rate	40%	76%
			Loan pricing model	Utilization	0%	100%
Other financial instruments	1,957[2]	109[3]	Discounted cash flow	IRR	7%	13%
				Repo rate (bps.)	32	285
Total non-derivative financial instruments held at fair value	16,320	4,309

1 Valuation technique(s) and subsequently the significant unobservable input(s) relate to the respective total position
2
Other financial assets include € 103 million of other trading assets, € 1.6 billion of other non-trading financial assets mandatory at fair value and € 213 million of other financial assets at fair value through other comprehensive income
3 Other financial liabilities include € 109 million of securities sold under repurchase agreements designated at fair value
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Deutsche Bank
Interim Report as of June 30, 2024

	Dec 31, 2023
	Fair value
in € m. (unless stated otherwise)	Assets	Liabilities	Valuation technique(s)[1]	Significant unobservable input(s) (Level 3)		Range
Financial instruments held at fair value – Non-Derivative financial instruments held at fair value
Mortgage- and other asset-backed securities held for trading:
Commercial mortgage-backed securities	86	0	Price based	Price	0%	102%
			Discounted cash flow	Credit spread (bps)	220	1,830
Mortgage- and other asset-backed securities	94	0	Price based	Price	0%	104%
			Discounted cash flow	Credit spread (bps)	110	1,828
				Recovery rate	50%	85%
				Constant default rate	0%	2%
				Constant prepayment rate	2%	29%
Total mortgage- and other asset-backed securities	180	0
Debt securities and other debt obligations	4,385	3,116	Price based	Price	0%	300%
Held for trading	2,887	26	Discounted cash flow	Credit spread (bps)	84	651
Corporate, sovereign and other debt securities	2,887
Non-trading financial assets mandatory at fair value through profit or loss	1,254
Designated at fair value through profit or loss	0	3,089
Financial assets at fair value through other comprehensive income	244
Equity securities	778	0	Market approach	Price per net asset value	0%	100%
Held for trading	127	0		Enterprise value/EBITDA (multiple)	5	15
Non-trading financial assets mandatory at fair value through profit or loss	652		Discounted cash flow	Weighted average cost capital	18%	20%
			Price based	Price	0%	100%
Loans	9,405	0	Price based	Price	0%	124%
Held for trading	6,121	0	Discounted cash flow	Credit spread (bps)	12	1,207
Non-trading financial assets mandatory at fair value through profit or loss	696
Designated at fair value through profit or loss	0	0		Recovery rate	40%	75%
Financial assets at fair value through other comprehensive income	2,588
Loan commitments	0	5	Discounted cash flow	Credit spread (bps)	169	1,070
				Recovery rate	40%	76%
			Loan pricing model	Utilization	0%	100%
Other financial instruments	2,647[2]	154[3]	Discounted cash flow	IRR	7%	13%
				Repo rate (bps.)	120	595
Total non-derivative financial instruments held at fair value	17,396	3,275

1 Valuation technique(s) and subsequently the significant unobservable input(s) relate to the respective total position
2 Other financial assets include € 104 million of other trading assets, € 2.4 billion of other non-trading financial assets mandatory at fair value, and € 117 million other financial assets at fair value through other comprehensive income
3 Other financial liabilities include € 154 million of securities sold under repurchase agreements designated at fair value
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Deutsche Bank
Interim Report as of June 30, 2024

Jun 30, 2024
Fair value
in € m. (unless stated otherwise)	Assets	Liabilities	Valuation technique(s)	Significant unobservable input(s) (Level 3)	Range
Financial instruments held at fair value:
Market values from derivative financial instruments:
Interest rate derivatives	5,298	4,534	Discounted cash flow	Swap rate (bps)	(4,561)	4,840
				Inflation swap rate	0%	12%
				Constant default rate	0%	15%
				Constant prepayment rate	4%	17%
			Option pricing model	Inflation volatility	0%	6%
				Interest rate volatility	0%	43%
				IR - IR correlation	(10) %	99%
				Hybrid correlation	(90) %	55%
Credit derivatives	554	477	Discounted cash flow	Credit spread (bps)	8	3,500
				Recovery rate	0%	40%
			Correlation pricing model	Credit correlation	49%	59%
Equity derivatives	298	944	Option pricing model	Stock volatility	2%	69%
				Index volatility	6%	20%
				Index - index correlation	0%	0%
				Stock - stock correlation	0%	0%
				Stock Forwards	0%	1%
				Index Forwards	0%	5%
FX derivatives	1,445	1,498	Option pricing model	Volatility	(15) %	43%
				Quoted Vol	0%	0%
			Discounted cash flow	Swap rate (bps)	(19)	99
Other derivatives	587	185[1]	Discounted cash flow	Credit spread (bps)	219	700
			Option pricing model	Index volatility	0%	91%
				Price	78%	85%
				Commodity correlation	0%	97%
Total market values from derivative financial instruments	8,183	7,638

1 Includes derivatives which are embedded in contracts where the host contract is held at amortized cost but for which the embedded derivative is separated
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Deutsche Bank
Interim Report as of June 30, 2024

Dec 31, 2023
Fair value
in € m. (unless stated otherwise)	Assets	Liabilities	Valuation technique(s)	Significant unobservable input(s) (Level 3)	Range
Financial instruments held at fair value:
Market values from derivative financial instruments:
Interest rate derivatives	4,997	4,070	Discounted cash flow	Swap rate (bps)	(3,932)	4,150
				Inflation swap rate	1%	15%
				Constant default rate	0%	18%
				Constant prepayment rate	0%	26%
			Option pricing model	Inflation volatility	0%	7%
				Interest rate volatility	0%	43%
				IR - IR correlation	(10) %	96%
				Hybrid correlation	(90) %	65%
Credit derivatives	501	503	Discounted cash flow	Credit spread (bps)	2	7,535
				Recovery rate	8%	40%
			Correlation pricing model	Credit correlation	26%	59%
Equity derivatives	339	1,027	Option pricing model	Stock volatility	0%	84%
				Index volatility	7%	23%
				Index - index correlation	0%	0%
				Stock - stock correlation	0%	0%
				Stock Forwards	0%	3%
				Index Forwards	0%	6%
FX derivatives	1,765	1,850	Option pricing model	Volatility	(6) %	39%
				Quoted Vol	0%	0%
			Discounted cash flow	Swap rate (bps)	(7)	50
Other derivatives	601	130[1]	Discounted cash flow	Credit spread (bps)	234	610
			Option pricing model	Index volatility	0%	129%
				Price	73%	77%
				Commodity correlation	0%	85%
Total market values from derivative financial instruments	8,203	7,581

1 Includes derivatives which are embedded in contracts where the host contract is held at amortized cost but for which the embedded derivative is separated
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Deutsche Bank
Interim Report as of June 30, 2024

Unrealized gains or losses on Level 3 instruments held or in issue at the reporting date
The unrealized gains or losses on level 3 Instruments are not solely due to unobservable parameters. Many of the parameter inputs to the valuation of instruments in this level of the hierarchy are observable and the gain or loss is partly due to movements in these observable parameters over the period. Many of the positions in this level of the hierarchy are economically hedged by instruments which are categorized in other levels of the fair value hierarchy. The offsetting gains and losses that have been recorded on all such hedges are not included in the table below, which only shows the gains and losses related to the level 3 classified instruments themselves held at the reporting date in accordance with IFRS 13. The unrealized gains and losses on level 3 instruments are included in both net interest income and net gains on financial assets/liabilities at fair value through profit or loss in the consolidated income statement.
	Six months ended
in € m.	Jun 30, 2024	Jun 30, 2023
Financial assets held at fair value:
Trading securities	73	(9)
Positive market values from derivative financial instruments	878	441
Other trading assets	23	55
Non-trading financial assets mandatory at fair value through profit or loss	48	(33)
Financial assets designated at fair value through profit or loss	0	0
Financial assets at fair value through other comprehensive income	0	(3)
Other financial assets at fair value	(8)	(4)
Total financial assets held at fair value	1,015	449
Financial liabilities held at fair value:
Trading securities	(0)	(0)
Negative market values from derivative financial instruments	(944)	(104)
Other trading liabilities	(0)	(0)
Financial liabilities designated at fair value through profit or loss	(5)	40
Other financial liabilities at fair value	(118)	(187)
Total financial liabilities held at fair value	(1,067)	(251)
Total	(52)	199

Recognition of trade date profit
If there are significant unobservable inputs used in a valuation technique on initial recognition, the financial instrument is recognized at the transaction price and any trade date profit is deferred. The table below presents the movement during the six months ended for the year of the trade date profits deferred due to significant unobservable parameters for financial instruments classified at fair value through profit or loss. The balance is predominantly related to derivative instruments.
in € m.	Jun 30, 2024	Jun 30, 2023
Balance, beginning of year	577	550
New trades during the period	136	187
Amortization	(72)	(77)
Matured trades	(33)	(41)
Subsequent move to observability[1]	(28)[2]	(15)
Exchange rate changes	0	(1)
Balance, end of period	579	603

1 This includes situations where an input remains unobservable but has become insignificant in relation to the deferred trade date profit in periods subsequent to the trade date
2 During the second quarter of 2024, the Group refined its methodology for the significance test of unobservable inputs subsequent to the trade date. This resulted in release of € 15 million in the second quarter of 2024
84
Deutsche Bank
Interim Report as of June 30, 2024

Fair value of financial instruments not carried at fair value

This section should be read in conjunction with Note 14 “Fair Value of Financial Instruments not carried at Fair Value” of the Group’s Annual Report 2023.
The valuation techniques used to establish fair value for the Group’s financial instruments which are not carried at fair value in the balance sheet are consistent with those outlined in Note “Financial Instruments carried at fair value”.
Financial instruments not carried at fair value are not managed on a fair value basis. For these instruments fair values are calculated for disclosure purposes only and do not impact the Group balance sheet or income statement. Additionally, since the instruments generally do not trade, there is significant management judgment required to determine these fair values. Differences in carrying value versus fair value as of June 30, 2024, are consistent with current interest rate environment as compared to December 31, 2023.
For the following financial instruments which are predominantly short-term, the carrying value represents a reasonable estimate of the fair value:
Assets	Liabilities
Cash and central bank balances	Deposits
Interbank balances (w/o central banks)	Central bank funds purchased and securities sold under repurchase agreements
Central bank funds sold and securities purchased under resale agreements	Securities loaned
Securities borrowed	Other short-term borrowings
Other financial assets	Other financial liabilities

For all other financial instruments carried at amortized cost, the following valuation techniques are applied:
– Retail lending portfolios with a large number of homogenous loans (e.g., residential mortgages) calculate the fair value for each product type by discounting the portfolio’s contractual cash flows using the Group’s new loan rates, for lending to borrowers of similar credit quality, which includes the impact of the macroeconomic environment. Key inputs for retail mortgages are the difference between historic and current product margins and the estimated prepayment rates. Capitalized broker fees included in the carrying value are also considered to be at fair value.
– The fair value of the corporate lending portfolio is estimated predominantly by discounting the loan until it’s maturity, based on the loan specific credit spreads and funding costs for the Group.
– For long-term debt and trust preferred securities, fair value is determined from quoted market prices, where available. Where quoted market prices are not available, fair value is estimated using a valuation technique that discounts the remaining contractual cash flows at a rate at which an instrument with similar characteristics is quoted in the market.
– A discounted cash flow model is generally used for determining the fair value of long-term deposits since market data is usually not available. In addition to the yield curve, Deutsche Bank’s own credit spread is also considered. Credit spreads of the respective counterparties are not used in the measurement of fair value on financial liabilities at amortized cost.
For these financial instruments carried at amortized costs, the disclosed fair value is categorized under the IFRS fair value hierarchy (i.e., Level 1, Level 2, and Level 3) as outlined in Note “Financial Instruments carried at fair value”. In general, Level 1 includes Cash and Central bank balances; Level 2 includes Interbank balances (w/o central banks), Central bank funds sold, and securities purchased under resale agreements, Securities borrowed, Other financial assets, Deposits, Central bank funds purchased, and securities sold under repurchase agreements, Securities loaned, Other short-term borrowings, Other financial liabilities, Long- term debt and Trust preferred securities; and Level 3 includes Loans.
85
Deutsche Bank
Interim Report as of June 30, 2024

Estimated fair value of financial instruments not carried at fair value on the balance sheet1
	Jun 30, 2024		Dec 31, 2023
in € m.	Carrying value	Fair value	Carrying value	Fair value
Financial assets:
Cash and central bank balances	148,625	148,625	178,416	178,416
Interbank balances (w/o central banks)	7,333	7,334	6,140	6,140
Central bank funds sold and securities purchased under resale agreements	24,937	25,008	14,725	14,778
Securities borrowed	44	44	39	39
Loans	482,729	462,711	479,353	454,972
Other financial assets	144,278	142,686	106,617	105,132

Financial liabilities:
Deposits	645,530	644,873	625,486	624,731
Central bank funds purchased and securities sold under repurchase agreements	2,632	2,626	3,038	3,031
Securities loaned	4	4	3	3
Other short-term borrowings	10,696	10,698	9,620	9,628
Other financial liabilities	127,796	127,796	99,272	99,272
Long-term debt	108,848	107,855	119,390	117,510
Trust preferred securities	288	269	289	264

1 Amounts are generally presented on a gross basis, in line with the Group’s accounting policy regarding offsetting of financial instruments as described in Note 1 “Material Accounting Policies and Critical Accounting Estimates” of the Group’s Annual Report 2023
As of June 30, 2024, the difference between the fair value and the carrying value of loans is primarily driven by the current interest rates on long-dated retail mortgages in Germany compared to the contractual rate. For long-term debt and trust preferred securities, the difference between fair value and carrying value is due to the change in interest rates at which the Group could issue debt with similar maturity and subordination at the balance sheet date compared to the rate the instrument was issued at. The carrying values included in the table do not include any impacts from economic hedges.
86
Deutsche Bank
Interim Report as of June 30, 2024

Allowance for credit losses

Development of allowance for credit losses for financial assets at amortized cost
	Six months ended Jun 30, 2024
	Allowance for credit losses[5]
in € m.	Stage 1	Stage 2	Stage 3	Stage 3 POCI	Total
Balance, beginning of year	447	680	3,960	198	5,285
Movements in financial assets including new business	(93)	124	928	(8)	951
Transfers due to changes in creditworthiness¹	84	(95)	11	N/M	0
Changes due to modifications that did not result in derecognition	N/M	N/M	N/M	N/M	N/M
Changes in models	(2)-	(7)	0	0	(9)
Financial assets that have been derecognized during the period²	0	0	(622)	0	(622)
Recovery of written off amounts	0	0	39	0	39
Foreign exchange and other changes	5	(1)	(133)	11	(117)
Balance, end of reporting period	440	701	4,183	202	5,526
Provision for credit losses excluding country risk[3,4]	(12)	22	939	(8)	942

1 Transfers due to changes in creditworthiness” shows the credit loss allowance movements due to stage transfer prior to expected credit loss remeasurement
2 This position includes charge offs of allowance for credit losses
3 Movements in financial assets including new business, transfers due to changes in creditworthiness and changes in models add up to provision for credit losses excluding country risk
4 Credit loss provision does include € 4 million reimbursement gain as of June 30, 2024
5 Allowance for credit losses does not include allowance for country risk amounting to € 8 million as of June 30, 2024
	Six months ended Jun 30, 2023
	Allowance for credit losses[5]
in € m.	Stage 1	Stage 2	Stage 3	Stage 3 POCI	Total
Balance, beginning of year	533	626	3,656	180	4,995
Movements in financial assets including new business	(106)	176	757	6	833
Transfers due to changes in creditworthiness¹	90	(113)	23	N/M	0
Changes due to modifications that did not result in derecognition	N/M	N/M	N/M	N/M	N/M
Changes in models	0	0	0	0	0
Financial assets that have been derecognized during the period²	0	0	(442)	(40)	(482)
Recovery of written off amounts	0	0	36	0	36
Foreign exchange and other changes	2	(10)	(139)	0	(147)
Balance, end of reporting period	519	679	3,890	146	5,235
Provision for credit losses excluding country risk[3,4]	(16)	63	780	6	833

1 Transfers due to changes in creditworthiness” shows the credit loss allowance movements due to stage transfer prior to expected credit loss remeasurement
2 This position includes charge offs of allowance for credit losses
3 The above table breaks down the impact on provision for credit losses from movements in financial assets including new business, transfers due to changes in creditworthiness and changes in models
4 Credit loss provision does include € (44) million reimbursement gain as of June 30, 2023
5 Allowance for credit losses does not include allowance for country risk amounting to € 10 million as of June 30, 2023
87
Deutsche Bank
Interim Report as of June 30, 2024

Development of allowance for credit losses for off-balance sheet positions

	Six months ended Jun 30, 2024
	Allowance for credit losses[3]
in € m.	Stage 1	Stage 2	Stage 3	Stage 3 POCI	Total
Balance, beginning of year	117	88	187	0	393
Movements including new business	(10)	4	(22)	0	(28)
Transfers due to changes in creditworthiness[1]	10	(9)	(1)	N/M	0
Changes in models	0	0	0	0	0
Foreign exchange and other changes	2	(1)	3	0	4
Balance, end of reporting period	118	83	167	0	368
of which: Financial guarantees	71	32	95	0	198
Provision for credit losses excluding country risk[2]	0	(5)	(23)	0	(28)

1 Transfers due to changes in creditworthiness” shows the credit loss allowance movements due to stage transfer prior to expected credit loss remeasurement
2 The above table breaks down the impact on provision for credit losses from movements in financial assets including new business, transfers due to changes in creditworthiness and changes in models
3 Allowance for credit losses does not include allowance for country risk amounting to € 7 million as of June 30, 2024
	Six months ended Jun 30, 2023
	Allowance for credit losses[3]
in € m.	Stage 1	Stage 2	Stage 3	Stage 3 POCI	Total
Balance, beginning of year	144	97	310	0	551
Movements including new business	(17)	12	(53)	0	(58)
Transfers due to changes in creditworthiness[1]	7	(8)	1	N/M	0
Changes in models	0	0	0	0	0
Foreign exchange and other changes	(0)	(2)	1	0	(1)
Balance, end of reporting period	134	98	260	0	492
of which: Financial guarantees	91	54	188	0	333
Provision for credit losses excluding country risk[2]	(10)	3	(52)	0	(58)

1 Transfers due to changes in creditworthiness” shows the credit loss allowance movements due to stage transfer prior to expected credit loss remeasurement
2 The above table breaks down the impact on provision for credit losses from movements in financial assets including new business, transfers due to changes in creditworthiness and changes in models
3 Allowance for credit losses does not include allowance for country risk amounting to € 7 million as of June 30, 2023
88
Deutsche Bank
Interim Report as of June 30, 2024

Key risk themes

The following topic continued to be key to the Group’s risk focus in the current quarter.
Commercial Real Estate
The pressure on the Commercial Real Estate (CRE) market remains unabated high in the U.S. office sector, although some signs of stabilization in other sub-sectors have been visible year-to-date. CRE markets continue to face headwinds due to the impacts of higher interest rates, reduced market liquidity combined with tightened lending conditions, and structural changes in the office sector. The market stress has been more pronounced in the U.S. where property price indices show a more substantial decline of CRE asset values from recent peaks compared to Europe and APAC. Similarly, within the office segment, the market weakness is most evident in the U.S., reflected in subdued leasing activity and higher vacancy rates compared to Europe. Market data indicated some stabilization year-to-date for the wider sector. For example, a key index curve has flattened over the past six months, indicating property market values in the U.S. have bottomed out. In Europe are also signs of stabilization emerging particularly in property sectors residential, logistics and hospitality.
In the current environment, the main risk for the portfolio is related to refinancing and extension of maturing loans. CRE loans often have a significant portion of principal payable at maturity. Under current market conditions, borrowers may have difficulty obtaining a new loan to repay the maturing debt or to meet conditions that allow extension of loans. This risk is further amplified for loans in the office segment due to increased uncertainty about letting prospects for office properties. Deutsche Bank is closely monitoring the CRE portfolio for development of such risks.
The Group continues to proactively work with borrowers to address upcoming maturities to establish terms for loan amendments and extensions which in many cases, are classified as forbearance triggering Stage 2 classification under IFRS 9 but are not always deemed modifications under IFRS. However, in certain cases, no agreement can be reached on loan extensions or loan amendments and the borrower’s inability to restructure or refinance leads to a default. This has resulted in higher Stage 3 ECL’s in 2023 compared to 2022, a development which continued into the first half of 2024. Overall, uncertainty remains with respect to future defaults and the timing of a full recovery in the CRE markets.
The CRE portfolio consists of lending arrangements originated across various parts of the bank and client segments. The CRE portfolio under the Group’s CRE definition includes exposures reported under the Main Credit Exposure Categories by Industry Sectors for Real Estate Activities NACE and exposures reported under other NACE classifications including Financial and Insurance Activities.
Within the CRE portfolio, the Group differentiates between recourse and non-recourse financing. Recourse CRE financings typically have a lower inherent risk profile based on recourse to creditworthy entities or individuals, in addition to mortgage collateral. Recourse CRE exposures range from secured recourse lending for business or commercial properties to property companies, Wealth Management clients, as well as other private and corporate clients.
Non-recourse financings rely on sources of repayment that are typically limited to the cash flows generated by the financed property and the ability to refinance such loans may be constrained by the underlying property value and income stream generated by such property at the time of refinancing.
The entire CRE loan portfolio is subject to periodic stress testing under Deutsche Bank’s Group Wide Stress Test Framework. In addition, Deutsche Bank uses bespoke portfolio stress testing for certain sub-segments of the CRE loan portfolio to obtain a more comprehensive view of potential downside risks. For the period ending June 30, 2024, the Group updated a bespoke portfolio stress test on a subset of the non-recourse financing portfolio deemed higher risk based on its heightened sensitivity to current CRE market stress factors, including higher interest rates, declining collateral values and elevated refinancing risk due to loan structures with a high proportion of their outstanding principal balance payable at maturity.
As of June 30, 2024, the non-recourse portfolio subject to the bespoke portfolio stress testing, also referred to as the higher risk CRE portfolio or the stress-tested CRE portfolio, amounted to € 30.5 billion of the € 37.5 billion non-recourse CRE portfolio, excluding sub-portfolios with less impacted risk drivers such as data centers and municipal social housing, which benefit from strong underlying demand fundamentals. The decrease in the non-recourse CRE portfolio and stress-tested CRE portfolio since December 31, 2023, was € 0.7 billion each, mainly driven by loan repayments partially offset by new loan originations and FX effects.
89
Deutsche Bank
Interim Report as of June 30, 2024

The following table provides an overview of the Group’s Real Estate Activities and other industry sectors (NACE) contributing to Deutsche Bank’s non-recourse and stress-tested CRE portfolio as of June 30, 2024, and December 31, 2023, respectively.
CRE portfolio
	June 30, 2024		Dec 31, 2023
in € m.	Gross Carrying Amount¹	Allowance for Credit Losses²	Gross Carrying Amount¹	Allowance for Credit Losses²
Real Estate Activities³	49,705	704	49,267	460
thereof: non-recourse	25,078	579	25,073	382
thereof: stress-tested portfolio	21,692	554	21,331	364
Other industry sectors³ non-recourse	12,447	217	13,119	225
thereof: stress-tested portfolio	8,840	104	9,879	114
Total non-recourse CRE portfolio	37,525	796	38,192	606
thereof: stress-tested portfolio	30,532	658	31,210	478

1 Loans at amortized cost
2 Allowance for credit losses do not include allowance for country risk
3 Industry sector by NACE (Nomenclature des Activités Économiques dans la Communauté Européenne) code
The following table shows the non-recourse CRE portfolio by IFRS 9 stages as well as provision for credit losses recorded as of June 30, 2024, and December 31, 2023.
Non-recourse CRE portfolio
	June 30, 2024	Dec 31, 2023
in € m.	Gross Carrying Amount¹	Gross Carrying Amount¹
Exposure by stages
Stage 1	24,872	27,325
Stage 2	9,107	7,661
Stage 3	3,546	3,206
Total	37,525	38,192

	Six months ended June 30, 2024	Twelve months ended Dec 31, 2023
Provision for Credit Losses²	309	445

1 Loans at amortized cost
2 Provision for Credit Losses do not include country risk provisions
The increase in Stage 2 and Stage 3 exposures is reflective of the development in CRE markets leading to increased loans added to the watchlist and forbearance measures as well as increasing defaults.
90
Deutsche Bank
Interim Report as of June 30, 2024

The following table shows the stress-tested CRE portfolio by IFRS 9 stages, region, property type and average weighted loan to value (LTV) as well as provision for credit losses recorded as of June 30, 2024, and December 31, 2023, respectively.
Stress-tested CRE portfolio
	June 30, 2024	Dec 31, 2023
in € m.	Gross Carrying Amount¹	Gross Carrying Amount¹
Exposure by stages
Stage 1	19,535	21,568
Stage 2	7,888	6,889
Stage 3	3,109	2,753
Total	30,532	31,210

thereof:
North America	54%	56%
Western Europe (including Germany)	39%[2]	36%[2]
Asia/Pacific	7%	7%

thereof: offices	42%	42%
North America	24%	23%
Western Europe (including Germany)	16%[3]	17%[3]
Asia/Pacific	2%	2%
thereof: residential	13%	14%
thereof: hospitality	9%	10%
thereof: retail	9%	9%

Weighted average LTV, in %
Investment Bank	66%	66%
Corporate Bank	55%	53%
Other Business	68%	68%

	Six months ended June 30, 2024	Twelve months ended Dec 31, 2023
Provision for Credit Losses[4]	302	388
thereof: North America	251	298

1 Loans at amortized cost
2 Germany accounts for ca 8% as of June 30, 2024 and ca 7% as of December 31, 2023 of the total stress-tested CRE portfolio
3 Office loans in Germany account for 4% of total office loans in the stress-tested CRE portfolio as of June 30, 2024 and as of December 31, 2023
4 Provision for Credit Losses do not include country risk provisions
The average LTV in the U.S. office loan segment remained unchanged at 81 % as of June 30, 2024 versus December 31, 2023. LTV calculations are based on latest externally appraised values which are additionally subject to regular interim internal adjustments. While the Group is updating CRE collateral values where applicable, such values and their underlying assumptions are subject to a higher degree of fluctuation and uncertainty in the current environment of heightened market volatility and reduced market liquidity. A continuation of the current stressed market conditions could have a further adverse impact on commercial real estate property values and LTV ratios.
Stage classification and provisioning levels are primarily based on the Group’s assessment of a borrower’s ability to generate recurring cash flows, its ability to obtain refinancing at the loan’s maturity, and an assessment of the financed property’s collateral value. Deutsche Bank actively monitors these factors for potential signs of deterioration to ensure timely adjustment of the borrower’s loan classifications. When a loan is deemed to be impaired, the Group calculates required credit loss provisions using multiple potential scenarios for loan resolution, weighted by their expected probabilities and taking into account information available at that point. Such assessments are inherently subjective with respect to scenario weightings and subject to various assumptions, including future cash flows generated by a property and potential property liquidation proceeds. These assumptions are subject to uncertainties which are exacerbated in the current volatile market environment such that deviating developments to initial assumptions could have a material future impact on calculated provisions. Additional uncertainty exists within the office sector due to the uncertain long-term impact of remote working arrangements on demand for office space. The Group remains highly selective around new business, focusing on more resilient property types such as industrial or logistics
Given the current outlook for interest rates, the Group expects CRE market conditions to continue, at least in the near-term which could result in further deterioration of asset quality and higher credit loss provisions, which is reflected in the communicated guidance for credit loss provisions for 2024.
91
Deutsche Bank
Interim Report as of June 30, 2024

Since the onset of the CRE market deterioration, the Group aims to assess the downside risk of additional credit losses in its higher risk non-recourse portfolio through a temporary bespoke stress testing focused on stressing property values as main driver of loss severity. Stressed values are derived by applying an observed peak-to-trough market index decline (a commercial property value market index to the appraised values) plus an additional haircut, differentiated by property type and region. Implying a liquidation scenario, the stress analysis assumes a loss to occur on a loan when the stressed property value is less than the outstanding loan balance, i.e., the stress LTV beyond 100%.
Based on the stress test assumptions and utilizing the stress-tested CRE portfolio of € 30.5 billion as of June 30, 2024, as a starting point, the stress scenario could result in approximately € 1.2 billion of credit losses over multiple years based on the respective maturity profile. As the CRE market showed some signs of stabilization in the first half of 2024, the stress loss did not change materially compared to December 31, 2023. The € 0.1 billion increase stems from a few loans in particularly weak submarkets which are underperforming relative to the broader index’ peak-to-trough decline. The stress loss is reported gross of allowance. Considering allowance for credit losses of € 0.7 billion already in place as of June 30, 2024, potential incremental net provisions could result in € 0.5 billion over multiple years.
The bespoke stress test has numerous limitations, including but not restricted to lack of differentiation based on individual asset performance, specific location or asset desirability, all of which could have a material impact on potential stress losses. Furthermore, calculated stress losses are sensitive to potential further deterioration of peak-to-trough index values and assumptions about incremental haircuts and incremental stress loss can therefore change in future. Changes in underlying assumptions could lead to a wider range of stress results and hence the Group's bespoke stress approach should be viewed as one of multiple possible scenarios. As such, the stress loss could exceed the current ECL estimate but based on currently available information, Deutsche Bank believes that the ECL estimate related to the Group’s CRE portfolio is within a reasonable range and thus represents the bank’s best estimate.
IFRS 9 Impairment
Model overview
During the first half of 2024, Deutsche Bank continued to apply the same IFRS 9 impairment model and methodologies, key assumptions and risk management activities as disclosed in the Annual Report 2023 except for the change in estimate outlined below. As outlined in that report, the Group leverages existing models used for the determination of capital demand under the Basel Internal Ratings Based Approach and internal risk management practices to calculate the bank’s expected credit losses (ECL).
In 2023, the Group completed three migration waves of the Postbank clients into the IT systems of Deutsche Bank, which resulted in the Group-wide alignment of the IFRS 9 impairment model and methodologies, while specific models previously applied for the Postbank were to a large extent decommissioned. For details on the operational backlog following the Postbank IT migration please refer to the Risk and Opportunity section. The final wave of the IT migration and the resulting ECL impact from this change in estimate is expected for the third quarter of 2024 and will include the BHW mortgage and Postbank factoring portfolios.
The latest developments and key uncertainties in the first half of 2024 and their consideration in the ECL calculation, based on the bank’s ongoing credit risk management activities and governance framework, are also described in the Key Risk Theme section. These activities include, but are not limited to, regular emerging risk reviews as well as portfolio deep dives, day to day risk management on the level of individual borrowers, and regular model validations. The Group also considers each reporting period if there are any potential model imprecisions or uncertainties not included in the model that require an overlay. Lastly, the Group presents its major sources of estimation uncertainty in the ECL model and a sensitivity analysis forward looking information as a key assumption.
92
Deutsche Bank
Interim Report as of June 30, 2024

Forward-looking information

The tables below contain the macroeconomic variables (MEV’s) included in the application of forward-looking information on PDs feeding the IFRS 9 model as of June 30, 2024, and as of December 31, 2023. At each reporting date, the consensus data included the latest macroeconomic developments.
Macroeconomic variables applied
	as of June 2024¹ ²
	Year 1 (4 quarter avg)	Year 2 (4 quarter avg)
Commodity - Gold	2,260.40	2,339.28
Commodity - WTI	78.56	73.11
Credit - CDX Emerging Markets	170.05	189.77
Credit - CDX High Yield	352.22	400.32
Credit - CDX IG	52.53	57.16
Credit - High Yield Index	3.42%	3.95%
Credit - ITX Europe 125	54.69	56.97
Equity - MSCI Asia	1,442	1,457
Equity - Nikkei	38,777	38,844
Equity - S&P500	5,340	5,471
GDP - Developing Asia	5.03%	4.50%
GDP - Emerging Markets	4.30%	4.03%
GDP - Eurozone	0.71%	1.44%
GDP - Germany	0.48%	1.30%
GDP - Italy	0.99%	1.26%
GDP - USA	2.08%	1.84%
Real Estate Prices - U.S. CRE Index	311.23	311.62
Unemployment - Eurozone	6.54%	6.49%
Unemployment - Germany	3.20%	3.16%
Unemployment - Italy	7.30%	7.37%
Unemployment - Japan	2.50%	2.38%
Unemployment - Spain	11.51%	11.09%
Unemployment - USA	4.06%	4.10%

1 MEV as of June 18, 2024
2 Year 1 equals second quarter of 2024 to first quarter of 2025, Year 2 equals second quarter of 2025 to first quarter of 2026
	as of December 2023¹ ²
	Year 1 (4 quarter avg)	Year 2 (4 quarter avg)
Commodity - Gold	1,957.34	1,958.16
Commodity - WTI	82.52	83.56
Credit - CDX Emerging Markets	195.16	192.83
Credit - CDX High Yield	451.57	466.4
Credit - CDX IG	70.04	72.12
Credit - High Yield Index	4.05%	4.19%
Credit - ITX Europe 125	73.09	72.21
Equity - MSCI Asia	1,293	1,297
Equity - Nikkei	33,188	34,051
Equity - S&P500	4,514	4,621
GDP - Developing Asia	4.94%	4.37%
GDP - Emerging Markets	4.08%	4.01%
GDP - Eurozone	0.13%	1.08%
GDP - Germany	0.12%	1.30%
GDP - Italy	0.33%	1.03%
GDP - USA	1.75%	1.31%
Real Estate Prices - U.S. CRE Index	353.41	347.99
Unemployment - Eurozone	6.67%	6.64%
Unemployment - Germany	3.12%	3.13%
Unemployment - Italy	7.75%	7.68%
Unemployment - Japan	2.58%	2.42%
Unemployment - Spain	11.96%	11.67%
Unemployment - USA	4.19%	4.40%

1 MEV as of December 6, 2023, which barely changed until December 29, 2023
2 Year 1 equals fourth quarter of 2023 to third quarter of 2024, Year 2 equals fourth quarter of 2024 to third quarter of 202 5
93
Deutsche Bank
Interim Report as of June 30, 2024

Overlays applied to the IFRS 9 model output

The Group regularly reviews the IFRS 9 methodology and processes, key inputs into the ECL calculation and discusses upcoming model changes, potential model imprecisions or other estimation uncertainties, for example in the macroeconomic environment to determine if any material overlays are required.
As of June 30, 2024, management overlays amounted to € 89 million, compared to € 84 million for year end 2023 (which resulted in an increase of Allowance for Credit Losses in both periods). In the second quarter 2024, the Group reduced the management overlay following the deployment of a FLI related model refinement which led to the expected ECL increase. Further, the Group introduced a new overlay following a review of model performance to bring forward the expected impacts from a model refinement related to refinancing risk, which represents a change in estimate and which is envisaged for future technical implementation.
In assessing whether the Group requires any additional overlays, it regularly reviews for evolving or emerging risks. These measures include client surveys and interviews, along with analysis of portfolios across businesses, regions and sectors. In addition, the Group regularly reviews and validates key model inputs and assumptions (including those in feeder models) and ensures where expert judgement is applied, it is in line with the Group’s risk management framework. As of June 30, 2024, the Group did not identify any model weaknesses that would require an additional overlay, except for the ECL model related changes, for which overlays have been recorded. Any potential impacts from ongoing validations and model refinements in the future periods will be recorded once the amounts are estimatable.
Model sensitivity
The Group has identified three key model assumptions included in the IFRS 9 model. These include forward looking macroeconomic variables, the quantitative criteria for determining if a borrower has incurred a significant increase in credit risk and transferred to Stage 2, and the LGD setting on homogenous portfolios in Stage 3. Below the bank provides sensitivity analysis on the potential impact if these key assumptions applied in the ECL model were to deviate from the bank’s base case expectations. The sensitivity of the quantitative criteria for determining if a borrower has incurred a significant increase in credit risk and transferred to Stage 2 and the LGD setting on homogenous portfolios in Stage 3 have not materially changed versus amounts disclosed in the Annual Report 2023.
Macroeconomic Variables
The sensitivity of the PD component feeding the ECL model with respect to potential changes in projections for key MEVs is shown in the table below, which provides ECL impacts for Stages 1 and 2 from downward and upward shifts applied separately to each group of MEVs as of June 30, 2024, and December 31, 2023.
The magnitude of the shifts is selected in the range of one standard deviation, which is a statistical measure of the dispersion of the values of a random variable. Each of these groups consists of MEVs from the same category:
– GDP growth rates: includes U.S., Eurozone, Germany, Italy, Developing Asia, Emerging Markets
– Unemployment rates: includes U.S., Eurozone, Germany, Italy, Japan, Spain
– Equities: S&P500, Nikkei, MSCI Asia
– Credit spreads: ITX Europe 125, High Yield Index, CDX IG, CDX High Yield, CDX Emerging Markets
– Real Estate: Commercial Real Estate Price Index
– Commodities: WTI oil price, Gold price
Although interest rates and inflation are not separately included in the MEVs above, the economic impact of these risks is reflected in other macroeconomic variables, such as GDP growth rates, unemployment, equities and credit spreads as higher rates and inflation would filter through these forecasts and be included in the ECL model and sensitivity analysis below.
In addition, the sensitivity analysis only includes the impact of the aggregated MEV group (i.e., potential correlation between different MEV groups or the impact of management overlays is not taken into consideration). ECLs for Stage 3 are not affected and not reflected in the following tables as its calculation is independent of the macroeconomic scenarios.
The sensitivity impact is slightly lower as of June 30, 2024, compared to December 31, 2023, due to portfolio changes and minor improvements of base MEV projections which the analyses were based on.
94
Deutsche Bank
Interim Report as of June 30, 2024

IFRS 9 – Sensitivities of Forward-Looking Information applied on Stage 1 and Stage 2 – Group Level
	Jun 30, 2024
	Upward sensitivity		Downward sensitivity
	Upward shift	ECL impact in € m.	Downward shift	ECL impact in € m.
GDP growth rates	1pp	(71.0)	(1)pp	79.2
Unemployment rates	(0.5)pp	(40.6)	0.5pp	43.5
Real estate prices	5%	(5.2)	(5)%	5.5
Equities	10%	(8.1)	(10)%	10.2
Credit spreads	(40)%	(17.1)	40%	18.7
Commodities¹	10%	(9.4)	(10)%	10.0

1 The sign of the shift applies to oil prices changes. Gold price changes have the opposite sign
	December 31, 2023
	Upward sensitivity		Downward sensitivity
	Upward shift	ECL impact in € m.	Downward shift	ECL impact in € m.
GDP growth rates	1pp	(80.4)	(1)pp	88.9
Unemployment rates	(0.5)pp	(43.1)	0.5pp	45.9
Real estate prices	5%	(5.9)	(5)%	6.2
Equities	10%	(9.0)	(10)%	12.2
Credit spreads	(40)%	(20.5)	40%	22.8
Commodities¹	10%	(8.5)	(10)%	9.2

1 The sign of the shift applies to oil prices changes. Gold price changes have the opposite sign
IFRS 9 Expected Credit Losses
Provision for credit losses was € 476 million in the quarter, up from € 401 million in the prior year quarter and from € 439 million in the first quarter of 2024. In the second quarter of 2024, provision for performing (Stage 1 and 2) loans were € 35 million, driven by portfolio movements and the net effect of overlays. Provision for non-performing (Stage 3) loans were € 441 million in the quarter, down from € 471 million in the previous quarter. The reduction was driven by the Private Bank and partly offset by an increase in the Corporate Bank primarily driven by a small number of individual defaults; provisions in the Investment Bank were stable quarter on quarter and largely related to Commercial Real Estate.
For the first six months, provision for credit losses was € 915 million, compared to € 772 million in the prior year period. Corporate Bank provisions were up 9 % year on year at € 198 million, while Private Bank provisions were down 11 % to € 367 million, benefitting from the sale of non-performing loans and the non-recurrence of provisions relating to a small number of idiosyncratic events in the prior year period. Investment Bank provisions were € 313 million, materially higher than the prior year period, and remain largely affected by the commercial real estate sector.
Overall assessment of ECL’s
To ensure that Deutsche Bank’s ECL model accounted for the uncertainties in the macroeconomic environment throughout the second quarter and the first half of 2024, the Group continued to review emerging risks, assessed potential baseline and downside impacts and required actions to manage the bank’s credit strategy and risk appetite. The outcome of these reviews concluded that the bank adequately provisioned for its ECL as of June 30, 2024, and December 31, 2023.
Results from the above reviews and development of key portfolio indicators are regularly discussed at Credit Risk and Management Fora and the Group Risk Committee. Where necessary, actions and measures are taken to mitigate the risks. Client ratings are regularly reviewed to reflect the latest macroeconomic developments and where potentially significant changes in risk are identified clients are moved to the watchlist (Stage 2), forbearance measures may be negotiated, and credit limits and collateralization are reviewed. Overall, the Group believes that based on its day-to-day risk management activities and regular reviews of emerging risks it has adequately provided for its ECL.
95
Deutsche Bank
Interim Report as of June 30, 2024

Goodwill and other intangible assets

Goodwill, indefinite and definite life intangible assets are tested for impairment annually in the fourth quarter or more frequently if there are indications that the carrying value may be impaired. Goodwill is tested for impairment purposes on the cash-generating unit (CGU) level. Definite life intangible assets are generally tested on CGU level as they do not generate cash inflows that are largely independent of those from other assets. Indefinite life intangible assets are tested at the individual asset level.
As of June 30, 2024, an analysis was performed to evaluate if an impairment loss needed to be recognized for the Group’s goodwill allocated to the Asset Management CGU or the indefinite life intangible asset related to Asset Management’s retail investment management agreements (shown under unamortized intangible assets). As a result of the analysis, neither the goodwill nor the retail investment management agreement intangible asset was impaired.
96
Deutsche Bank
Interim Report as of June 30, 2024

Provisions

As of June 30, 2024, the Group recognized € 3.8 billion (December 31, 2023: € 2.4 billion) in provisions on its balance sheet. The provisions relate to operational risk, civil litigation, regulatory enforcement, restructuring, allowances for credit related off-balance sheet positions and other matters, including bank levies. The provisions as of June 30, 2024 are described below for civil litigation and regulatory matters and included in the Restructuring and Allowance for credit losses disclosures in this Interim Report. Details on the bank’s provisions as of December 31, 2023, are disclosed in Deutsche Bank’s Annual Report 2023 in Note 10 “Restructuring”, Note 19 “Allowance for credit losses”, and Note 27 “Provisions”.
Civil litigation and regulatory enforcement matters
As of June 30, 2024, the Group recognized provisions relating to civil litigation of € 2.6 billion (December 31, 2023: € 1.1 billion) and provisions relating to regulatory enforcement matters of € 0.1 billion (December 31, 2023: € 0.1 billion). For some matters, for which the Group believes an outflow of funds is probable, but the Group could not reliably estimate the amount of the potential outflow, no provisions were recognized.
As previously disclosed, the Group is the defendant in several lawsuits by former Deutsche Postbank AG (Postbank) shareholders, regarding the adequacy of the purchase price of shares of Postbank paid by the bank in Deutsche Bank’s 2010 voluntary takeover offer of Postbank. In a hearing on April 26, 2024, the Higher Regional Court of Cologne assessed the claims of certain former Postbank shareholders that a higher offer price, in connection with Deutsche Bank’s voluntary takeover offer on October 7, 2010, should have been paid. During the hearing, the court indicated that it may find elements of these claims valid in a later ruling. The court granted the parties the opportunity to comment on the indications given in the hearing by June 12, 2024, and Deutsche Bank filed its post-hearing brief accordingly. The court indicated that it intended to announce a decision on August 21, 2024. While Deutsche Bank continues to disagree strongly with this assessment, the court’s statements have impacted Deutsche Bank’s estimation of the probability of a future outflow, resulting in a legal provision in the second quarter of 2024 of € 1.3 billion. The estimate includes the amount of claims, including cumulative interest.
In respect of the RusChem Alliance (RCA) litigation, in a hearing of the Russian court on May 28, 2024, the court fully granted RCA’s payment claim and RCA's motion for interim measures by which a corresponding amount in the bank’s Russian subsidiary was frozen. On June 21, 2024, Deutsche Bank filed its appeal. A hearing before the Russian court of appeal is scheduled for September 2, 2024. The Group continues to recognize a provision in the amount of € 259 million and a corresponding reimbursement asset under an indemnification agreement.
In addition, Deutsche Bank and Palladium Hotels Group (PHG) agreed a full and final settlement on confidential terms of claims by PHG over alleged losses in respect of foreign exchange derivative trades entered into with the bank. The High Court proceedings were dismissed in July 2024.
General and administrative expenses included expenses for civil litigation and regulatory enforcement matters of € 1.6 billion for the three months ended June 30, 2024 (€ 0.4 billion for the three months ended June 30, 2023) and € 1.7 billion for the six months ended June 30, 2024 (€ 0.5 billion for the six months ended June 30, 2023). The increase over the prior period was mainly attributable to the Postbank takeover litigation provision.
For the matters for which a reliable estimate can be made, but the probability of a future loss or outflow of resources is more than remote but less than probable, the Group currently estimates that as of June 30, 2024, these contingent liabilities are approximately € 0.3 billion for civil litigation matters (December 31, 2023: € 1.9 billion) and € 0.2 billion for regulatory enforcement matters (December 31, 2023:€ 0.2 billion). The decrease in contingent liabilities for civil litigation matters was primarily driven by the Postbank takeover litigation provision, where the bank recorded a provision in the second quarter of 2024 and cancelled the formerly existing contingent liability, respectively. These figures include matters where the Group’s potential liability is joint and several and where the Group expects any such liability to be paid by a third party.
For other significant civil litigation and regulatory enforcement matters where the Group believes the possibility of an outflow of funds is more than remote but less than probable, but the amount is not reliably estimable, such matters are not included in the contingent liability estimates. In addition, where the Group believes the possibility of an outflow of funds is remote on other significant civil litigation and regulatory enforcement matters, the Group has neither recognized a provision nor included the matters in the contingent liability estimates.
For additional details on civil litigation and regulatory enforcement matters or groups of similar matters (some of which consist of a number of proceedings or claims) for which the Group has taken material provisions, or for which there are material contingent liabilities that are more than remote, or for which there is the possibility of material business or reputational risk, see Note 27 “Provisions” in Deutsche Bank’s Annual Report 2023 in the section captioned “Current Individual Proceedings”. The disclosed matters include matters for which the possibility of a loss is more than remote, but for which the Group cannot reliably estimate the possible loss.
97
Deutsche Bank
Interim Report as of June 30, 2024

Credit related commitments and contingent liabilities
Lending commitments and lending related contingent liabilities
In the normal course of business the Group regularly enters into irrevocable lending commitments, including fronting commitments as well as contingent liabilities consisting of financial and performance guarantees, standby letters of credit and indemnity agreements on behalf of Deutsche Bank’s customers. Under these contracts the Group is required to perform under an obligation agreement or to make payments to the beneficiary based on the third party’s failure to meet its obligations. For these instruments it is not known to the Group in detail if, when and to what extent claims will be made. In the event that the Group has to pay out cash in respect of its fronting commitments, the Group would immediately seek reimbursement from the other syndicate lenders. The Group considers all the above instruments in monitoring the credit exposure and may require collateral to mitigate inherent credit risk. If the credit risk monitoring provides sufficient perception about a loss from an expected claim, a provision is established and recorded on the balance sheet.
The following table shows the Group’s revocable lending commitments, irrevocable lending commitments and lending related contingent liabilities without considering collateral or provisions. The table shows the maximum potential funding requirements of the Group if all liabilities must be funded at the same time. Therefore, the table does not show the expected future cash flows required for these liabilities as many of them will expire without being drawn. Claims that are offset by the clients or by proceeds from the realization of collateral are also not included in the table.
in € m.	Jun 30, 2024	Dec 31, 2023
Irrevocable lending commitments	214,111	206,084
Revocable lending commitments	49,866	49,325
Contingent liabilities	69,205	65,131
Total	333,182	320,540

Other commitments and other contingent liabilities
The Group’s other irrevocable commitments and other contingent liabilities without considering collateral or provisions amounted to € 75.7 million as of June 30, 2024 and to € 74.2 million as of December 31, 2023. The number considers the maximum potential utilization of the Group in case all these liabilities entered into must be fulfilled. It therefore does not contain the expected future cash flows from these liabilities as many of them will expire without being drawn and arising claims will be honored by the customers or can be recovered from proceeds of arranged collateral.
Irrevocable payment commitments with regard to levies
Irrevocable payment commitments related to bank levy according to the Single Resolution Fund (SRF) and to the German deposit protection schemes amounted to € 1.4 billion as of June 30, 2024 and to € 1.4 billion as of December 31, 2023.
Long-term debt
in € m.	Jun 30, 2024	Dec 31, 2023
Senior debt:
Bonds and notes
Fixed rate	70,119	72,656
Floating rate	11,227	9,028
Other	16,010	26,394
Subordinated debt:
Bonds and notes
Fixed rate	11,344	11,163
Floating rate	0	0
Other	148	149
Total long-term debt	108,848	119,390

98
Deutsche Bank
Interim Report as of June 30, 2024

Other financial information

Shares issued and outstanding
in million	Jun 30, 2024	Dec 31, 2023
Shares issued	1,994.7	2,040.2
Shares in treasury	47.0	48.2
Of which:
Buyback	47.0	48.2
Other	0.0	0.0
Shares outstanding	1,947.7	1,992.0

Related party transactions
Parties are considered to be related if one party has the ability to directly or indirectly control the other party or exercise significant influence over the other party in making financial or operational decisions. The Group’s related parties include:
– Key management personnel including close family members and entities which are controlled, significantly influenced by, or for which significant voting power is held by key management personnel or their close family members,
– Subsidiaries, joint ventures and associates and their respective subsidiaries, and
– Post-employment benefit plans for the benefit of Deutsche Bank employees.
Transactions with key management personnel
Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of Deutsche Bank Group, directly or indirectly. The Group considers the members of the Management Board as currently mandated and the Supervisory Board of the parent company to constitute key management personnel for purposes of IAS 24. Among the Group’s transactions with key management personnel as of June 30, 2024, were loans and commitments of € 1 million and deposits of € 19 million. As of December 31, 2023, there were loans and commitments of € 1 million and deposits of € 16 million among the Group’s transactions with key management personnel. In addition, the Group provides banking services, such as payment and account services as well as investment advice, to key management personnel and their close family members.
99
Deutsche Bank
Interim Report as of June 30, 2024

Transactions with subsidiaries, associates and joint ventures

Transactions between Deutsche Bank AG and its subsidiaries meet the definition of related party transactions. If these transactions are eliminated on consolidation, they are not disclosed as related party transactions. Transactions between the Group and its associated companies and joint ventures and their respective subsidiaries also qualify as related party transactions.
Transactions for subsidiaries, joint ventures and associates are presented combined in below table as these are not material individually.
Loans issued and guarantees granted
in € m.	Jun 30, 2024	Dec 31, 2023
Loans outstanding, beginning of period	44	119
Net movement in loans during the period	88	(98)
Changes in the group of consolidated companies	0	0
Exchange rate changes/other	(41)	23
Loans outstanding, end of period[1]	91	44

Other credit risk related transactions:
Allowance for loan losses	0	1
Provision for loan losses	1	0
Guarantees and commitments	3	1

1 Loans past due were € 0 million as of June 30, 2024, and € 0 million as of December 31, 2023. For the total loans the Group held collateral of € 0 million and € 0 million as of June 30, 2024, and December 31, 2023, respectively
Deposits received
in € m.	Jun 30, 2024	Dec 31, 2023
Deposits, beginning of period	33	31
Net movement in deposits during the period	(1)	2
Changes in the group of consolidated companies	0	0
Exchange rate changes/other	0	0
Deposits, end of period	31	33

Other transactions
Includes bonds issued by associated companies which the Group acquired and classified as trading assets. These trading assets amounted to € 32 million as of June 30, 2024, and € 11 million as of December 31, 2023.
Other assets related to transactions with associated companies amounted to € 2 million as of June 30, 2024, and € 2 million as of December 31, 2023. Other liabilities related to transactions with associated companies were € 3 million as of June 30, 2024, and € 7 million as of December 31, 2023.
Transactions with pension plans
The Group has business relationships with a number of pension plans pursuant to which it provides financial services, including investment management. As of June 30, 2024, transactions with these plans were not material for the Group.
Events after the reporting period
After the reporting date no material events occurred which had a significant impact on our results of operations, financial position and net assets.
100
Deutsche Bank
Interim Report as of June 30, 2024

Non-GAAP financial measures

This document and other documents the Group has published or may publish contain non-GAAP financial measures. Non-GAAP financial measures are measures of the Group’s historical or future performance, financial position or cash flows that contain adjustments that exclude or include amounts that are included or excluded, as the case may be, from the most directly comparable measure calculated and presented in accordance with IFRS in the Group’s financial statements.
Return on equity ratios
The Group reports a post-tax return on average shareholders’ equity and a post-tax return on average tangible shareholders’ equity, each of which is a non-GAAP financial measure.
The post-tax returns on average shareholders’ equity and average tangible shareholders' equity are calculated as profit (loss) attributable to Deutsche Bank shareholders after Additional Tier 1 coupon as a percentage of average shareholders’ equity and average tangible shareholders' equity, respectively.
Profit (loss) attributable to Deutsche Bank shareholders after Additional Tier 1 coupon for the segments is a non-GAAP financial measure and is defined as profit (loss) excluding post-tax profit (loss) attributable to noncontrolling interests and after Additional Tier 1 coupon, which are allocated to segments based on their allocated average tangible shareholders’ equity. For the Group, it reflects the reported effective tax rate which was 211% for the second quarter of 2024 and 35% for the prior year’s comparative period. The tax rate was 42% for the six months ended June 30, 2024, and 31% for the prior year’s comparative period. For the segments, the applied tax rate was 28% for the reporting periods in 2024 and all quarters in 2023.
At the Group level, tangible shareholders' equity is shareholders’ equity as reported in the Consolidated Balance Sheet excluding goodwill and other intangible assets. Tangible shareholders’ equity for the segments is calculated by deducting goodwill and other intangible assets from shareholders’ equity as allocated to the segments. Shareholders’ equity and tangible shareholders’ equity are presented on an average basis.
The Group believes that a presentation of average tangible shareholders’ equity makes comparisons to its competitors easier, and refers to this measure in the return on equity ratios presented by the Group. However, average tangible shareholders’ equity is not a measure provided for in IFRS, and the Group’s ratios based on this measure should not be compared to other companies’ ratios without considering differences in the calculations.
The reconciliation of the aforementioned ratios is set forth in the table below:
	Three months ended Jun 30, 2024
in € m. (unless stated otherwise)	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Profit (loss) before tax	599	746	395	160	(1,770)	130
Profit (loss)	432	537	285	115	(1,514)	(145)
Profit (loss) attributable to noncontrolling interests	0	0	0	0	45	45
Profit (loss) attributable to DB shareholders and additional equity components	432	537	285	115	(1,558)	(190)
Profit (loss) attributable to additional equity components	28	60	37	6	19	151
Profit (loss) attributable to Deutsche Bank shareholders	403	477	248	109	(1,578)	(341)
Average allocated shareholders’ equity[1]	11,476	23,663	13,909	5,409	10,317	64,775
Deduct: Average allocated goodwill and other intangible assets[1,2]	741	760	(23)	2,969	2,290	6,737
Average allocated tangible shareholders’ equity[1]	10,735	22,903	13,932	2,440	8,027	58,038
Post-tax return on average shareholders’ equity[1]	14.1%	8.1%	7.1%	8.0%	N/M	(2.1%)
Post-tax return on average tangible shareholders’ equity[1]	15.0%	8.3%	7.1%	17.8%	N/M	(2.4%)

N/M – Not meaningful
1
Starting from the first quarter of 2024, the equity allocation framework has been updated. For more information please refer to section “Basis of preparation/impact of changes in accounting principles - Business Segments” of this report
2 Goodwill and other intangible assets related to the share of DWS that is not held by Deutsche Bank are excluded since the first quarter of 2018
101
Deutsche Bank
Interim Report as of June 30, 2024

	Three months ended Jun 30, 2023
in € m. (unless stated otherwise)	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Profit (loss) before tax	651	596	209	103	(499)	1,059
Profit (loss)	468	429	150	74	(429)	693
Profit (loss) attributable to noncontrolling interests	0	0	0	0	39	39
Profit (loss) attributable to DB shareholders and additional equity components	468	429	150	74	(468)	654
Profit (loss) attributable to additional equity components	27	56	30	5	20	138
Profit (loss) attributable to Deutsche Bank shareholders	442	373	120	69	(488)	516
Average allocated shareholders’ equity[1]	11,753	23,954	13,194	5,112	8,714	62,728
Deduct: Average allocated goodwill and other intangible assets[1,2]	802	712	842	2,941	1,070	6,367
Average allocated tangible shareholders’ equity[1]	10,951	23,242	12,352	2,171	7,644	56,361
Post-tax return on average shareholders’ equity[1]	15.0%	6.2%	3.7%	5.4%	N/M	3.3%
Post-tax return on average tangible shareholders’ equity[1]	16.1%	6.4%	3.9%	12.7%	N/M	3.7%

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
1 Starting from the first quarter of 2024, the equity allocation framework has been updated. For more information please refer to section “Basis of preparation/impact of changes in accounting principles - Business Segments” of this report
2 Goodwill and other intangible assets related to the share of DWS that is not held by Deutsche Bank are excluded since the first quarter of 2018
	Six months ended Jun 30, 2024
in € m. (unless stated otherwise)	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Profit (loss) before tax	1,204	2,010	743	282	(2,476)	1,763
Profit (loss)	867	1,447	535	203	(2,033)	1,018
Profit (loss) attributable to noncontrolling interests	0	0	0	0	73	73
Profit (loss) attributable to DB shareholders and additional equity components	867	1,447	535	203	(2,107)	945
Profit (loss) attributable to additional equity components	55	117	70	12	44	298
Profit (loss) attributable to Deutsche Bank shareholders	812	1,330	466	191	(2,152)	647

Average allocated shareholders’ equity[1]	11,401	23,608	13,761	5,296	11,363	65,430
Deduct: Average allocated goodwill and other intangible assets[1,2]	769	805	209	2,957	1,950	6,690
Average allocated tangible shareholders’ equity[1]	10,633	22,804	13,552	2,339	9,413	58,740
Post-tax return on average shareholders’ equity[1]	14.2%	11.3%	6.8%	7.2%	N/M	2.0%
Post-tax return on average tangible shareholders’ equity[1]	15.3%	11.7%	6.9%	16.3%	N/M	2.2%

N/M – Not meaningful
1 Starting from the first quarter of 2024, the equity allocation framework has been updated. For more information please refer to section “Basis of preparation/impact of changes in accounting principles - Business Segments” of this report
2 Goodwill and other intangible assets related to the share of DWS that is not held by Deutsche Bank are excluded since the first quarter of 2018
	Six months ended Jun 30, 2023
in € m. (unless stated otherwise)	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Profit (loss) before tax	1,438	1,473	489	218	(610)	3,008
Profit (loss)	1,035	1,061	352	157	(521)	2,084
Profit (loss) attributable to noncontrolling interests	0	0	0	0	64	64
Profit (loss) attributable to DB shareholders and additional equity components	1,035	1,061	352	157	(585)	2,020
Profit (loss) attributable to additional equity components	54	111	59	11	41	276
Profit (loss) attributable to Deutsche Bank shareholders	982	950	293	146	(627)	1,744
Average allocated shareholders’ equity[1]	11,746	23,507	13,010	5,154	9,002	62,419
Deduct: Average allocated goodwill and other intangible assets[1,2]	793	698	844	2,965	1,051	6,352
Average allocated tangible shareholders’ equity[1]	10,953	22,809	12,165	2,190	7,951	56,067
Post-tax return on average shareholders’ equity[1]	16.7%	8.1%	4.5%	5.7%	N/M	5.6%
Post-tax return on average tangible shareholders’ equity[1]	17.9%	8.3%	4.8%	13.3%	N/M	6.2%

N/M – Not meaningful
Prior year’s comparatives aligned to presentation in the current year
1 Starting from the first quarter of 2024, the equity allocation framework has been updated. For more information please refer to section “Basis of preparation/impact of changes in accounting principles - Business Segments” of this report
2 Goodwill and other intangible assets related to the share of DWS that is not held by Deutsche Bank are excluded since the first quarter of 2018
102
Deutsche Bank
Interim Report as of June 30, 2024

Post-tax return on average tangible shareholders’ equity excluding Postbank takeover litigation provision
Post-tax return on average tangible shareholders’ equity excluding Postbank takeover litigation provision is an adjustment to the aforementioned post-tax return on average tangible shareholders’ equity, which is a non-GAAP financial measure. Post-tax return on average tangible shareholders’ equity excluding Postbank takeover litigation provision is calculated by deducting provisions related to the Postbank takeover litigation including the resulting income tax effect from Profit (loss) attributable to Deutsche Bank shareholders. The Group believes that a presentation of Post-tax return on average tangible shareholders’ equity excluding Postbank takeover litigation provision provides a more meaningful depiction of the costs associated with its operating businesses and of its financial performance.
in € m. (unless stated otherwise)	Three months ended Jun 30, 2024	Three months ended Jun 30, 2023	Six months ended Jun 30, 2024	Six months ended Jun 30, 2023
Profit (loss) attributable to DB shareholders	(341)	516	647	1,744
Adjustment for Postbank takeover litigation provision	1,336	0	1,336	0
Income tax effect from the adjustment for Postbank takeover litigation provision	(211)	0	(211)	0
Profit (loss) attributable to DB shareholders excluding Postbank takeover litigation provision	784	516	1,772	1,744
Average allocated shareholders’ equity	64,775	62,728	65,430	62,419
Average tangible shareholders' equity	58,038	56,361	58,740	56,067
Post-tax return on average shareholders' equity excluding Postbank takeover litigation provision	4.8%	3.3%	5.4%	5.6%
Post-tax return on average tangible shareholders' equity excluding Postbank takeover litigation provision	5.4%	3.7%	6.0%	6.2%

Revenues excluding specific items
Revenues excluding specific items is a performance indicator that is a non-GAAP financial measure most directly comparable to the IFRS financial measure net revenues. Revenues excluding specific items is calculated by adjusting net revenues under IFRS for specific revenue items which generally fall outside the usual nature or scope of the business and are likely to distort an accurate assessment of the segmental operating performance. Excluded items are Debt Valuation Adjustment (DVA) and material transactions or events that are either one-off in nature or belong to a portfolio of connected transactions or events where the P&L impact is limited to a specific period of time. The Group believes that a presentation of net revenues excluding the impact of these items provides a more meaningful depiction of the revenues associated with the businesses.
	Three months ended Jun 30, 2024
in € m.	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Net revenues	1,922	2,599	2,332	663	(208)	7,308
DVA	0	48	0	0	3	51
Revenues excluding specific items	1,922	2,647	2,332	663	(204)	7,360

	Three months ended Jun 30, 2023
in € m.	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Net revenues	1,943	2,361	2,400	620	(261)	7,062
DVA	0	71	0	0	(0)	71
Revenues excluding specific items	1,943	2,432	2,400	620	(261)	7,134

Prior year’s comparatives aligned to presentation in the current year
	Six months ended Jun 30, 2024
in € m.	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Net Revenues	3,800	5,645	4,710	1,280	(751)	14,684
DVA	0	24	0	0	4	28
Revenues excluding specific items	3,800	5,670	4,710	1,280	(747)	14,713

	Six months ended Jun 30, 2023
in € m.	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Net Revenues	3,916	5,052	4,838	1,209	(175)	14,839
DVA	0	24	0	0	(2)	22
Revenues excluding specific items	3,916	5,077	4,838	1,209	(177)	14,862

Prior year’s comparatives aligned to presentation in the current year
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Deutsche Bank
Interim Report as of June 30, 2024

Net interest income in the key banking book segments
Net interest income in the key banking book segments is a non-GAAP financial measure for which the most directly comparable IFRS financial measure is net interest income. Key banking book segments are defined as the Group’s business segments for which net interest income from banking book activities represent a material part of the overall revenue. Net interest income in the key banking book segments is calculated as the Group’s total net interest income excluding other funding effects (e.g., centrally held funding costs) and impacts driven by accounting asymmetry in the recognition of the Group’s trading book and related hedging activities. The Group believes that a presentation of net interest income in the key banking book segments provides a more meaningful depiction of the net interest income associated with the Group’s operating businesses.
The following table provides a reconciliation of the Group’s net interest income to the net interest income in the key banking book segments.
in € m. (unless stated otherwise)	Three months ended Jun 30, 2024	Three months ended Jun 30, 2023	Six months ended Jun 30, 2024	Six months ended Jun 30, 2023

Group
Net interest income	3,623	4,192	7,450	8,074
Key banking book segments and other funding effects[1]	3,370	3,327	6,693	6,587
Key banking book segments	3,406	3,529	6,779	7,023
Other funding effects[1]	(37)	(202)	(85)	(436)
Accounting asymmetry driven[2]	254	865	757	1,487
Average interest earning assets[3] (in € bn)	981	965	986	974
Net interest margin[4]	1.5%	1.7%	1.5%	1.7%

Key banking book segments
Corporate Bank
Net interest income	1,290	1,312	2,578	2,645
Average interest earning assets[3] (in € bn)	126	125	124	127
Net interest margin[4]	4.1%	4.2%	4.2%	4.2%

Investment Bank Fixed Income and Currencies: Financing
Net interest income	674	673	1,326	1,303
Average interest earning assets[3] (in € bn)	94	93	94	94
Net interest margin[4]	2.9%	2.9%	2.8%	2.8%

Private Bank
Net interest income	1,442	1,543	2,875	3,075
Average interest earning assets[3] (in € bn)	263	266	264	266
Net interest margin[4]	2.2%	2.3%	2.2%	2.3%

Total Key banking book segments
Net interest income	3,406	3,529	6,779	7,023
Average interest earning assets[3] (in € bn)	483	483	481	487
Net interest margin[4]	2.8%	2.9%	2.8%	2.9%

1 Other funding effects represents banking book net interest income arising primarily from Treasury funding activities that are not allocated to the key banking book segments but are allocated to other segments or held centrally in Corporate & Other
2 Accounting asymmetry in the recognition of the Group’s trading book and related hedging activities primarily arises from funding costs associated with trading book positions where the funding cost is reported in net interest income but is offset by revenues on the underlying positions recorded in noninterest income. Conversely, it can also arise from the use of fair valued instruments to hedge key banking book segments positions where the cost or income of the underlying position is recorded as interest income, but the hedge impact is recorded as a noninterest income. These effects from trading book and related hedge activities primarily occur in the Investment Bank (ex FIC Financing), Asset Management and Corporate & Other including Treasury other than held in the key banking book segments
3 Interest earning assets are financial instruments or investments that generate interest income in the form of interest payments. Interest earnings assets are averaged on a monthly basis and across quarters and for the full year
4 For the Group and the segments, net interest income (before provision for credit losses) as a percentage of average total interest earnings assets. Net interest margins per segment are based on their contribution to the Group results
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Deutsche Bank
Interim Report as of June 30, 2024

Adjusted costs/nonoperating costs
Adjusted costs is one of the Group’s key performance indicators and is a non-GAAP financial measure for which the most directly comparable IFRS financial measure is noninterest expenses. Adjusted costs is calculated by deducting (i) impairment of goodwill and other intangible assets, (ii) net litigation charges and (iii) restructuring and severance, in total referred to as nonoperating costs, from noninterest expenses under IFRS. The Group believes that a presentation of noninterest expenses excluding the impact of these items provides a more meaningful depiction of the costs associated with its operating businesses.
	Three months ended Jun 30, 2024
in € m.	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Noninterest expenses	1,187	1,680	1,788	453	1,593	6,702
Nonoperating costs:
Impairment of goodwill and other intangible assets	0	0	0	0	0	0
Litigation charges, net	23	70	5	0	1,455	1,554
Restructuring and severance	18	28	53	5	3	106
Total Nonoperating costs	41	98	58	5	1,458	1,660
Adjusted costs	1,146	1,581	1,730	448	135	5,042

	Three months ended Jun 30, 2023
in € m.	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Noninterest expenses	1,175	1,616	2,044	474	293	5,602
Nonoperating costs:
Impairment of goodwill and other intangible assets	0	0	0	0	0	0
Litigation charges, net	91	65	71	20	147	395
Restructuring and severance	15	36	183	8	19	260
Total Nonoperating costs	106	101	254	28	166	655
Adjusted costs	1,069	1,515	1,790	446	127	4,947

Prior year’s comparatives aligned to presentation in the current year
	Six months ended Jun 30, 2024
in € m.	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Noninterest expenses	2,398	3,311	3,599	909	1,788	12,006
Nonoperating costs:
Impairment of goodwill and other intangible assets	0	0	0	0	0	0
Litigation charges, net	84	95	15	15	1,510	1,720
Restructuring and severance	33	52	102	8	6	201
Total Nonoperating costs	117	147	117	23	1,516	1,922
Adjusted costs	2,281	3,164	3,482	886	272	10,084

	Six months ended Jun 30, 2023
in € m.	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Total Consolidated
Noninterest expenses	2,296	3,391	3,935	910	526	11,059
Nonoperating costs:
Impairment of goodwill and other intangible assets	0	0	0	0	0	0
Litigation charges, net	90	91	99	23	157	461
Restructuring and severance	19	43	187	15	19	283
Total Nonoperating costs	109	134	286	38	176	744
Adjusted costs	2,187	3,258	3,649	871	350	10,315

Prior year’s comparatives aligned to presentation in the current year
Revenues and costs on a currency adjusted basis
Revenues and costs on a currency-adjusted basis are calculated by translating prior-period revenues or costs that were generated or incurred in non-euro currencies into euros at the foreign exchange rates that prevailed during the current year period. These adjusted figures, and period-to-period percentage changes based thereon, are intended to provide information on the development of underlying business volumes and costs.
105
Deutsche Bank
Interim Report as of June 30, 2024

Profit (loss) before tax excluding Postbank takeover litigation provision
Profit (loss) before tax excluding Postbank takeover litigation provision is a non-GAAP financial measure for which the most directly comparable IFRS financial measure is Profit (loss) before tax. Profit (loss) before tax excluding the Postbank takeover litigation provision is calculated by deducting provisions related to the Postbank takeover litigation from Profit (loss) before tax under IFRS. The Group believes that a presentation of Profit (loss) before tax excluding Postbank takeover litigation provision provides a more meaningful depiction of the profitability associated with its operating businesses.
The following table provides a reconciliation of Profit (loss) before tax excluding Postbank takeover litigation provision for the Group:
in € m. (unless stated otherwise)	Three months ended Jun 30, 2024	Three months ended Jun 30, 2023	Six months ended Jun 30, 2024	Six months ended Jun 30, 2023
Profit (loss) before tax	130	1,059	1,763	3,008
Adjustment for Postbank takeover litigation provision	1,336	0	1,336	0
Profit (loss) before tax excluding Postbank takeover litigation provision	1,466	1,059	3,099	3,008

Profit (loss) excluding Postbank takeover litigation provision
Profit (loss) excluding Postbank takeover litigation provision is a non-GAAP financial measure for which the most directly comparable IFRS financial measure is Profit (loss). Profit (loss) excluding the Postbank takeover litigation provision is calculated by deducting provisions related to the Postbank takeover litigation including the resulting income tax effect from Profit (loss) under IFRS. The Group believes that a presentation of Profit (loss) excluding Postbank takeover litigation provision provides a more meaningful depiction of the profitability associated with its operating businesses.
The following table provides a reconciliation of Profit (loss) excluding Postbank takeover litigation provision for the Group:
in € m. (unless stated otherwise)	Three months ended Jun 30, 2024	Three months ended Jun 30, 2023	Six months ended Jun 30, 2024	Six months ended Jun 30, 2023
Profit (loss)	(145)	693	1,018	2,084
Adjustment for Postbank takeover litigation provision	1,336	0	1,336	0
Income tax effect from the adjustment for Postbank takeover litigation provision	(211)	0	(211)	0
Profit (loss) excluding Postbank takeover litigation provision	980	693	2,143	2,084

Cost/income ratio excluding Postbank takeover litigation provision
Cost/income ratio excluding Postbank takeover litigation provision is a non-GAAP financial measure for which the most directly comparable IFRS financial measure is the ratio of total noninterest expenses divided by total net revenues, which the Group refer to as cost/income ratio. Cost/income ratio excluding Postbank takeover litigation provision is calculated by deducting provisions related to the Postbank takeover litigation provision from noninterest expenses. The Group believes that a presentation of Cost/income ratio excluding Postbank takeover litigation provision provides a more meaningful depiction of the costs associated with its operating businesses and of its financial performance.
in € m. (unless stated otherwise)	Three months ended Jun 30, 2024	Three months ended Jun 30, 2023	Six months ended Jun 30, 2024	Six months ended Jun 30, 2023
Net revenues	7,308	7,062	14,684	14,839
Noninterest expenses	6,702	5,602	12,006	11,059
Cost/Income ratio	91.7%	79.3%	81.8%	74.5%
Adjustment for Postbank takeover litigation provision	1,336	0	1,336	0
Noninterest expenses excluding Postbank takeover litigation provision	5,366	5,602	10,670	11,059
Cost/Income ratio excluding Postbank takeover litigation provision	73.4%	79.3%	72.7%	74.5%

106
Deutsche Bank
Interim Report as of June 30, 2024

Net assets (adjusted)
Net assets (adjusted) are defined as IFRS Total assets adjusted to reflect the recognition of legal netting agreements, offsetting of cash collateral received and paid and offsetting pending settlements balances. The Group believes that a presentation of net assets (adjusted) provides a better comparison to the Group’s competitors.
in € b. (unless stated otherwise)	Jun 30, 2024	Dec 31, 2023
Total assets	1,357	1,317
Deduct: Derivatives (incl. hedging derivatives & derivatives reclassified into held for sale) credit line netting	181	196
Deduct: Derivatives cash collateral received / paid	56	56
Deduct: Securities Financing Transactions credit line netting	2	2
Deduct: Pending settlements netting	60	29
Net assets (adjusted)	1,058	1,034

Book value and tangible book value per basic share outstanding
Book value per basic share outstanding and tangible book value per basic share outstanding are non-GAAP financial measures that are used and relied upon by investors and industry analysts as capital adequacy metrics. Book value per basic share outstanding represents the Bank’s total shareholders’ equity divided by the number of basic shares outstanding at period-end. Tangible book value represents the Bank’s total shareholders’ equity less goodwill and other intangible assets. Tangible book value per basic share outstanding is computed by dividing tangible book value by period-end basic shares outstanding.
Tangible book value
in € m.	Jun 30, 2024	Dec 31, 2023
Total shareholders’ equity (Book value)	64,563	65,999
Goodwill and other intangible assets[1]	(6,779)	(6,573)
Tangible shareholders’ equity (Tangible book value)	57,785	59,426

1 Excludes Goodwill and other intangible assets attributable to partial sale of DWS
Basic shares outstanding
in million (unless stated otherwise)	Jun 30, 2024	Dec 31, 2023
Number of shares issued	1,994.7	2,040.2
Treasury shares	(47.0)	(48.2)
Vested share awards	36.7	46.3
Basic shares outstanding	1,984.4	2,038.4

Book value per basic share outstanding in €	32.54	32.38
Tangible book value per basic share outstanding in €	29.12	29.15

107
Deutsche Bank
Interim Report as of June 30, 2024

Imprint

Deutsche Bank
Aktiengesellschaft
Taunusanlage 12
60262 Frankfurt am Main
Germany
Telephone: +49 69 910-00
deutsche.bank@db.com
Investor Relations
+49 800 910-8000
db.ir@db.com
AGM Hotline:
+49 6196 8870 704
Publication
Published on July 24, 2024
Cautionary statement regarding forward-looking statements
This report contains forward-looking statements. Forward-looking statements are statements that are not historical facts; they include statements about our beliefs and expectations and the assumptions underlying them. These statements are based on plans, estimates and projections as they are currently available to the management of Deutsche Bank. Forward-looking statements therefore speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
By their very nature, forward-looking statements involve risks and uncertainties. A number of important factors could therefore cause actual results to differ materially from those contained in any forward-looking statement. Such factors include the conditions in the financial markets in Germany, in Europe, in the United States and elsewhere from which we derive a substantial portion of our revenues and in which we hold a substantial portion of our assets, the development of asset prices and market volatility, potential defaults of borrowers or trading counterparties, the implementation of our strategic initiatives, the reliability of our risk management policies, procedures and methods, and other risks referenced in our filings with the U.S. Securities and Exchange Commission. Such factors are described in detail in our SEC Form 20-F of March 14, 2024, under the heading “Risk Factors”.
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